Filed Pursuant to Rule 424(b)(5)
File No. 333-178979

INVITATION TO EXCHANGE AND CONSENT SOLICITATION STATEMENT

PROSPECTUS SUPPLEMENT (to Prospectus, dated July 11, 2013)

Government of Jamaica

Invites the Eligible Holders of

8.50% Amortizing Notes Due 2021 issued by Clarendon Alumina Production Limited and guaranteed by the Government of Jamaica

(ISIN: US180351AA60 and USP28148AA54; CUSIP: 180351AA6 and P28148AA5)

to submit offers to exchange such notes for

8.50% Amortizing Notes due 2021 issued by the Government of Jamaica

and

Clarendon Alumina Production Limited

is soliciting consents from Eligible Holders of

8.50% Amortizing Notes Due 2021 issued by Clarendon Alumina Production Limited and guaranteed by the Government of Jamaica

(ISIN: US180351AA60 and USP28148AA54; CUSIP: 180351AA6 and P28148AA5)

approving certain amendments to the terms and conditions of such notes as described below

THE INVITATION (AS DEFINED BELOW) WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 28 2013, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, THE “EXPIRATION DATE”). ELIGIBLE HOLDERS (AS DEFINED BELOW) MUST VALIDLY TENDER THEIR CAP NOTES (AS DEFINED BELOW) AND DELIVER THEIR CONSENTS (AS DEFINED BELOW) ON OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 16, 2013 (SUCH TIME AND DATE, THE “EARLY TENDER DATE”) TO BE ELIGIBLE TO RECEIVE THE TOTAL CONSIDERATION (AS DEFINED BELOW). ELIGIBLE HOLDERS MUST VALIDLY TENDER THEIR CAP NOTES AND DELIVER THEIR CONSENTS ON OR PRIOR TO THE EXPIRATION DATE TO BE ELIGIBLE TO RECEIVE THE PURCHASE PRICE (AS DEFINED BELOW). CAP NOTES TENDERED PURSUANT TO THE INVITATION BY ELIGIBLE HOLDERS MAY BE WITHDRAWN, AND THE RELATED CONSENTS MAY BE REVOKED, IN ACCORDANCE WITH THE TERMS OF THE INVITATION PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 16, 2013 (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DATE”).

The Government of Jamaica (“Jamaica”), hereby offers to Eligible Holders (as defined below) of the outstanding 8.50% amortizing notes due 2021 (the “CAP Notes”) issued by Clarendon Alumina Production Limited (“CAP”), a company incorporated under the laws of Jamaica, and guaranteed (the “Guarantee”) by Jamaica to exchange (the “Exchange Offer”) the CAP Notes for 8.50% amortizing notes due 2021 to be issued by Jamaica (the “2021 Jamaica Notes”), on the terms set forth in this invitation to exchange and consent solicitation statement (as it may be amended or supplemented from time to time, and which includes the accompanying prospectus, the “Invitation Statement”).

Only holders of CAP Notes that have properly completed and returned the holder eligibility letter available at http://www.bondcom.com/CAP (the “Holder Eligibility Letter”), and that satisfy the criteria therein, which we refer to as “Eligible Holders,” are authorized to receive and review this Invitation Statement and to participate in the Exchange Offer and the Consent Solicitation (as defined below). If you are not an Eligible Holder, you should dispose of this Invitation Statement.

In conjunction with the Exchange Offer, CAP hereby solicits (the “Consent Solicitation” and, together with the Exchange Offer, the “Invitation”) from the Eligible Holders written consents (the “Consents”) to adopt the Proposed Amendments (as defined herein) to the CAP Fiscal Agency Agreement (as defined herein), which have the effect of eliminating certain covenants, change of control restrictions and events of default contained in the CAP Fiscal Agency Agreement that afford protection to the holders of the CAP Notes.

Jamaica has obtained commitments to participate (the “Commitments to Participate”) from Eligible Holders of approximately
44.39% of the outstanding principal amount of the CAP Notes. Subject to the terms of the Commitments to Participate, Eligible Holders that have given Commitments to Participate (the “Committed Eligible Holders”) have agreed to tender their CAP Notes in the Exchange Offer and deliver their Consents no later than the Early Tender Date and not to withdraw the tender of their CAP Notes or their Consents unless and until the earlier to occur of (i) the termination of the Invitation by Jamaica and CAP and (ii) the date on which the Exchange Offer settles (the “Settlement Date”). As of the date hereof, Jamaica holds approximately 11.75%, or approximately US$19,018,952.32, in aggregate currently outstanding principal amount, of the CAP Notes and intends to tender its CAP Notes and deliver accompanying Consents. Once the Committed Eligible Holders tender their CAP Notes and deliver accompanying Consents pursuant to the Invitation as required by the terms of the Commitments to Participate and Jamaica tenders its CAP Notes and delivers accompanying Consents, CAP will have the Consent of Eligible Holders constituting a majority of the outstanding principal amount of the CAP Notes (the “Requisite Consents”) necessary to adopt the Proposed Amendments.

Subject to the terms and conditions of the Invitation, Jamaica will issue to each Eligible Holder that validly tenders its CAP Notes and delivers a Consent on or prior to the Early Tender Date, 2021 Jamaica Notes in exchange for CAP Notes at an exchange ratio equal to 100%, as described further below (the “Total Consideration”). The “Total Consideration” for each US$1,000 outstanding principal amount of the CAP Notes is equal to US$1,000 of 2021 Jamaica Notes. The “outstanding principal amount” of CAP Notes means the original principal amount of CAP Notes as outstanding as of the date the CAP Notes were issued, and as currently recorded in the clearing systems, multiplied by the current amortization factor of 0.809523810. The Total Consideration for each US$1,000 original principal amount of CAP Notes (as recorded in the clearing systems) will be US$809.523810 of 2021 Jamaica Notes after application of the current amortization factor. The total amount of 2021 Jamaica Notes issued with respect to each tender of CAP Notes will be subject to rounding down to the nearest multiple of US$1.00, and no cash will be paid in lieu of 2021 Jamaica Notes not issued as a result of such rounding.

Subject to the terms and conditions of the Invitation, Jamaica will issue to each Eligible Holder that validly tenders its CAP Notes and delivers a Consent after the Early Tender Date, but at or prior to the Expiration Date, 2021 Jamaica Notes in exchange for CAP Notes at an exchange ratio equal to 98%, as described further below (the “Purchase Price”). The “Purchase Price” for each US$1,000 outstanding principal amount of the CAP Notes is equal to US$980 of 2021 Jamaica Notes. The Purchase Price for each US$1,000 original principal amount of CAP Notes (as recorded in the clearing systems) will be US$793.333334 of 2021 Jamaica Notes after application of the current amortization factor. The total amount of 2021 Jamaica Notes issued with respect to each tender of CAP Notes will be subject to rounding down to the nearest multiple of US$1.00, and no cash will be paid in lieu of 2021 Jamaica Notes not issued as a result of such rounding.

No accrued interest will be paid with respect to CAP Notes accepted for exchange pursuant to the Exchange Offer. Instead, the 2021 Jamaica Notes issued will bear interest beginning as of the most recent date on which interest was paid on such accepted CAP Notes. As a result, for CAP Notes tendered on or prior to the Early Tender Date, because the principal amount of 2021 Jamaica Notes to be issued in exchange will be equal to the outstanding principal amount of the CAP Notes tendered (except for rounding), the interest that accrues on the 2021 Jamaica Notes up to the Settlement Date will be approximately equal to the interest that accrued on the CAP Notes up to the Settlement Date. However, for CAP Notes tendered after the Early Tender Date, but at or prior to the Expiration Date, because the principal amount of 2021 Jamaica Notes to be issued in exchange will be equal to only 98% of the outstanding principal amount of CAP Notes tendered (except for rounding), the interest that accrues on the 2021 Jamaica Notes up to the Settlement Date will be less than the interest that accrued on the CAP Notes up to the Settlement Date. Jamaica will not make any additional payment to adjust for this difference. In either case, Eligible Holders of CAP Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from CAP in respect of interest accrued but not paid on the CAP Notes up to the Settlement Date.

Eligible Holders located in the European Economic Area must tender an outstanding principal amount of CAP Notes equal to at least US$140,000 (which, based on the current amortization factor of 0.809523810, will require such Eligible Holders to tender an original principal amount of CAP Notes equal to at least US$173,000) in order to participate in the Exchange Offer and the Consent Solicitation.

An Eligible Holder validly tendering the CAP Notes for exchange will, by tendering the CAP Notes, be deemed to have validly delivered its Consent to the Proposed Amendments in the Consent Solicitation, as further described under “Proposed Amendments.” Once the Committed Eligible Holders tender their CAP Notes and deliver accompanying Consents pursuant to the Invitation as required by the terms of the Commitments to Participate and Jamaica tenders its CAP Notes and delivers accompanying Consents, CAP will have the Requisite Consents necessary to adopt the Proposed Amendments. If the Requisite Consents are received, then it is anticipated that CAP and the CAP Fiscal Agent (as defined herein) and the CAP Luxembourg Agent (as defined herein) will enter into a supplemental fiscal agency agreement with respect to the CAP Notes (the “Supplemental CAP Fiscal Agency Agreement”) on or promptly after the Settlement Date, that will, subject to the successful completion of the Exchange Offer, include the Proposed Amendments. If the Requisite Consents are received and the Supplemental CAP Fiscal Agency Agreement is executed, the Proposed Amendments would give Jamaica flexibility to divest its stake in CAP, CAP would remain the obligor under the CAP Fiscal Agency Agreement and under the CAP Notes, and Jamaica would remain the guarantor under the CAP Fiscal Agency Agreement and under the CAP Notes.

Eligible Holders that deliver Consents to the Proposed Amendments pursuant to the Consent Solicitation are obligated to tender their CAP Notes pursuant to the Exchange Offer, and Eligible Holders that tender their CAP Notes pursuant to the Exchange Offer are obligated to deliver Consents to the Proposed Amendments pursuant to the Consent Solicitation. Eligible Holders may not withdraw tendered CAP Notes without revoking the related Consents and may not revoke their Consents without withdrawing their tendered CAP Notes.

Eligible Holders should consider the factors set forth under “Risk Factors” beginning on page S-15 of this Invitation Statement.

In making your investment decision, you should rely only on your examination of CAP and Jamaica and the information contained or incorporated by reference into this Invitation Statement. Neither CAP nor Jamaica has authorized anyone to provide you with different information. This Invitation Statement may only be used where it is legal to offer and sell the 2021 Jamaica Notes. Neither CAP nor Jamaica is making an offer of these securities in any state or other jurisdiction where such offer is not permitted.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body in the United States has approved or disapproved of the securities to be issued in connection with the Exchange Offer or passed upon the accuracy or adequacy of this Invitation Statement. Any representation to the contrary is a criminal offense.

The date of this Invitation Statement is July 31, 2013

Prospectus Supplement

SUMMARY

This summary should be read as an introduction to this Invitation Statement. Any decision to invest in the 2021 Jamaica Notes and deliver Consents by Eligible Holders should be based on consideration of this Invitation Statement, including the documents incorporated herein by reference, as a whole.

Jamaica

Overview

Jamaica, the third largest island in the Caribbean Sea, is located 558 miles (898 kilometers) southeast of Miami, Florida, 90 miles (144.8 kilometers) south of Cuba and 100 miles (160.9 kilometers) southwest of Haiti. The island has an area of 4,411 square miles (11,420 square kilometers), and its highest point is the Blue Mountain Peak, which rises 7,402 feet (2,256 meters) above sea level. The capital city, Kingston, located on the island’s southeast coast, also serves as Jamaica’s major commercial center. The natural harbor in Kingston is the seventh largest natural harbor in the world. The country’s second-largest city, Montego Bay, located on the island’s northwest coast, is Jamaica’s main center for tourism.

As of December 31, 2012, Jamaica’s population was estimated at 2,711,476, a 0.1% increase over the December 31, 2011 population of 2,709,300. The last official census completed in 2011 indicated that 46% of Jamaica’s population lives in rural areas while 54% lives in urban areas. Jamaica’s official language is English, and a majority of the population speaks a dialect.

Jamaica

The Jamaica (Constitution) Order in Council 1962, or the Constitution, is the supreme law of Jamaica and sets forth the basic framework and legal underpinnings for governmental activity in Jamaica. The Constitution came into effect when Jamaica became an independent country on August 6, 1962, and includes provisions that safeguard the fundamental freedoms of the individual. While a simple majority of Parliament can enact amendments to the Constitution, certain amendments must be laid in the House of Representatives for a minimum period of time while others require ratification by a two-thirds majority in both houses of Parliament in addition to the holding of a referendum.

Jamaica is a parliamentary democracy based upon the British Westminster model and is a member of the British Commonwealth. The Head of State is the British Monarch, who is represented locally by the Governor-General of Jamaica. Traditionally, the British Monarch appoints the Governor-General upon the recommendation of Jamaica’s Prime Minister. The actions of the Governor-General are, in most cases, of a purely formal and ceremonial nature. General elections are constitutionally due every five years, at which time all seats in the House of Representatives will be up for election. The Constitution permits the Prime Minister to call elections at any time within or shortly beyond the five-year period, consistent with the Westminster model.

National legislative power is vested in a bicameral Parliament composed of a House of Representatives and a Senate. The House of Representatives comprises 63 members elected by the people in the general elections. The Senate comprises 21 members appointed by the Governor-General, 13 of whom are appointed on the advice of the Prime Minister and eight of whom are appointed on the advice of the Leader of the Opposition. The President of the Senate is elected by its members. The members of the House of Representatives select their own chairman, known as the Speaker. The Prime Minister, usually the member most likely to command the support of the majority of the members of the House of Representatives, is appointed by the Governor-General.

In addition to the national governing bodies, local government is administered through 12 parish councils, a statutory corporation that administers the Kingston and St. Andrew (KSAC) areas, and the Municipality of Portmore. The results of the last local government election, which took place in March 2012, accorded the ruling People’s National Party, or PNP, 11 of the 12 parish councils as well as the KSAC and the Municipality of Portmore. The PNP and Jamaica Labour Party, or JLP, shared the Trelawny Council, with one elected independent candidate.

The principal policy-making body of the Government is the Cabinet, which is responsible for the general direction and control of Jamaica and whose members are collectively accountable to Parliament. The Cabinet consists of the Prime Minister and no fewer than 11 other members of the two houses of Parliament. No fewer than two and no more than four members must be selected from the Senate. The Governor-General appoints members of the Cabinet upon the recommendation of the Prime Minister.

Jamaica held its most recent general election on December 29, 2011. As a result of that election, the PNP won 53.0% of the votes cast and Portia Simpson-Miller became Prime Minister.

CAP

CAP is a company organized and existing pursuant to the laws of Jamaica. CAP is in the business of producing and selling metal-grade alumina and holds a 45% undivided interest as a co-tenant in common in the assets of Jamalco (the “Jamalco Co-tenancy Assets”), a joint venture with Alcoa Minerals of Jamaica, an indirect subsidiary of Alcoa Inc., consisting of an integrated alumina production and export network composed of bauxite mining operations, and alumina refinery, a power plant, a rail transport system and a port with docking and loading facilities. As of the date hereof, CAP is wholly-owned by Jamaica.

On June 17, 2013, CAP and Noble Resources Ltd. (“Noble”) entered into an alumina sales agreement (the “Alumina Sales Agreement”), pursuant to which CAP agreed to supply, sell and deliver not less than 3,375,000, and up to 6,075,000 tons, of alumina to Noble over a twelve year period. In consideration for the alumina delivered pursuant to the Alumina Sales Agreement, Noble and CAP entered into a prepayment facility agreement on June 17, 2013 pursuant to which Noble will make available a US$120,000,000 secured prepayment facility (the “Prepayment Facility”) to CAP and, subject to the successful completion of the Consent Solicitation and the Exchange Offer, Noble will take a security interest over CAP’s 45% membership interest in the Jamalco joint venture. Disbursements under the Prepayment Facility will be made in four installments. The first disbursement, in an amount equal to US$75 million was made on June 21, 2013 (the “First Disbursement”), and Noble obtained a pledge of the CAP Shares (as defined below) from Jamaica as an interim security interest, as further described below. The proceeds of this disbursement were used to repay existing amounts owed by CAP to Jamalco in respect of its obligations under the joint venture agreement between CAP and Alcoa Minerals of Jamaica (the “Joint Venture Agreement”). All funds disbursed under the Prepayment Facility will be repaid by setting off those disbursed funds against the amounts payable under the Alumina Sales Agreement. All funds must be repaid in full by June 30, 2025. The next disbursement of approximately US$15 million is expected to be made in July 2013. Until all funds disbursed under the Prepayment Facility are repaid, CAP grants Noble an option to purchase at market value all or part of CAP’s interest in Jamalco, as well as the right to appoint a Noble representative to the executive committee of Jamalco.

As an interim security for the Prepayment Facility, Jamaica has agreed to pledge 120,236,977 ordinary CAP shares, representing all of CAP’s issued shares (the “CAP Shares”), effective on the date on which the first disbursement was made and continuing in effect until Noble is granted a security interest over the Jamalco Co-tenancy Assets and CAP has taken the necessary steps to perfect such security interest to the satisfaction of Noble. CAP will grant and perfect such security interest upon the successful completion of the Consent Solicitation and Exchange Offer.

As a condition precedent to the First Disbursement, CAP was required to show evidence that the Government of Jamaica is undertaking the Exchange Offer and Consent Solicitation in relation to the CAP Notes.

Dispute with Glencore AG

Pursuant to existing commercial arrangements with Glencore AG (“Glencore”), CAP is obligated to supply Glencore with specified annual quantities of alumina for the term of the agreements (collectively, the “Glencore Agreements”). A dispute has arisen between CAP and Glencore relating to CAP’s obligations under the Glencore Agreements. Glencore alleges that delivery of alumina to Noble pursuant to the Alumina Sales Agreement would put CAP in breach of its contractual obligations to Glencore based upon Glencore’s understanding of CAP’s current alumina production forecast.

On July 19, 2013, Glencore applied for and obtained an interim order in the Jamaican courts to restrain CAP from delivering a planned shipment of alumina to Noble. Among other things, Glencore argued that CAP’s financial situation was such that CAP may be unable to pay any monetary judgment made against it. CAP obtained a discharge of the interim injunction on July 24, 2013.

On July 22, 2013, Glencore filed a claim for the substantive action regarding the dispute between CAP and Glencore in the English courts; the action is also against Noble. The action is currently pending. In the action, Glencore seeks declaratory relief and monetary damages; Glencore also seeks an injunction against CAP from supplying alumina to Noble unless CAP first has alumina available to meet annual quantities due to Glencore.

CAP disagrees with Glencore’s interpretation of the Glencore Agreements and will defend itself in the proceedings brought by Glencore; however, CAP can offer no assurances that it will prevail in such proceedings. See “Risk Factors—Risk Factors Relating to Not Participating in the Invitation—Glencore has instituted proceedings against CAP, which could have a material adverse effect on CAP’s ability to make payments on its outstanding debt, including the CAP Notes, and could affect CAP’s contractual agreements, including supply contracts.” As CAP interprets the Glencore Agreements, CAP believes that it will have sufficient alumina to fulfill its commitments under both the Glencore Agreements and the Alumina Sales Agreement. Jamaica has no direct responsibility for CAP’s obligations under the Glencore Agreements.

As of the date hereof, there is no event of default with respect to the CAP Notes.

Exchange Offer

Jamaica seeks to exchange CAP Notes held by Eligible Holders for 2021 Jamaica Notes in conjunction with CAP’s solicitation of Consents. See “—Consent Solicitation.” The terms of the Exchange Offer and Consent Solicitation are set forth in this Invitation Statement.

Consent Solicitation

CAP seeks to amend certain provisions (the “Proposed Amendments”) of the fiscal agency agreement, dated as of November 16, 2006 (the “CAP Fiscal Agency Agreement”) under which the CAP Notes were issued, among CAP, Jamaica, as guarantor, The Bank of New York Mellon (as successor to The Bank of New York), as fiscal agent, registrar, principal paying agent and transfer agent (the “CAP Fiscal Agent”), and The Bank of New York Mellon (Luxembourg) S.A. (as successor to The Bank of New York (Luxembourg) S.A.), as paying agent and transfer agent (the “CAP Luxembourg Agent”).

Jamaica has obtained Commitments to Participate from Eligible Holders of approximately 44.39% of the outstanding principal amount of the CAP Notes. In addition, as of the date hereof, Jamaica holds approximately 11.75% of the outstanding principal amount of the CAP Notes and intends to tender its CAP Notes and deliver accompanying Consents. The CAP Notes held by Committed Eligible Holders and Jamaica are in excess of the majority required for the approval of the Proposed Amendments pursuant to the Consent Solicitation described herein; therefore, once the Committed Eligible Holders tender their CAP Notes and deliver accompanying Consents pursuant to the Invitation as required by the terms of the Commitments to Participate and Jamaica tenders its CAP Notes and delivers accompanying Consents, CAP will have the Requisite Consents necessary to adopt the Proposed Amendments. If the Requisite Consents are received and the Supplemental CAP Fiscal Agency Agreement is executed, the Proposed Amendments would give Jamaica flexibility to divest its stake in CAP without triggering the change of control provision or the negative pledge provision, CAP would remain the obligor under the CAP Fiscal Agency Agreement and under the CAP Notes, and Jamaica would remain the guarantor under the CAP Fiscal Agency Agreement and under the CAP Notes.

If the Proposed Amendments are approved and the Supplemental CAP Fiscal Agency Agreement is executed, they will bind all holders of the CAP Notes, including those Eligible Holders that did not give their Consent. See “Proposed Amendments.” If the Proposed Amendments are not approved, CAP would still intend to divest its stake in Jamalco and CAP will evaluate alternatives that would not require the consent of Eligible Holders.

The Proposed Amendments constitute a single proposal with respect to the CAP Fiscal Agency Agreement and a consenting Eligible Holder must consent to the adoption of the Proposed Amendments to the CAP Fiscal Agency Agreement in their entirety and may not consent selectively with respect to certain Proposed Amendments. Accordingly, a Consent delivered by an Eligible Holder purporting to consent only to some of the Proposed Amendments to the CAP Fiscal Agency Agreement will be treated as a Consent by such Eligible Holder to all of the Proposed Amendments to the CAP Fiscal Agency Agreement.

The Invitation

General	Jamaica is inviting Eligible Holders of the CAP Notes to submit offers to exchange their CAP Notes for 2021 Jamaica Notes on the terms described in this Invitation Statement. In addition, CAP is seeking Consents from Eligible Holders of CAP Notes to the Proposed Amendments on the terms described in this Invitation Statement. Once the Committed Eligible Holders tender their CAP Notes and deliver accompanying Consents pursuant to the Invitation as required by the terms of the Commitments to Participate and Jamaica tenders its CAP Notes and delivers accompanying Consents, CAP will have the Requisite Consents necessary to adopt the Proposed Amendments. Eligible Holders may not tender their CAP Notes without delivering their Consents pursuant to the Consent Solicitation and may not deliver Consents without tendering their CAP Notes pursuant to the Exchange Offer.

For certain summary information relating to the CAP Notes, see “The CAP Notes.” For a description of the 2021 Jamaica Notes, see “Description of the 2021 Jamaica Notes.” For a description of the Proposed Amendments, see “Proposed Amendments.”

Purpose	The principal purpose of the Exchange Offer is to acquire all of the outstanding CAP Notes. The principal purpose of the Consent Solicitation is to effect the Proposed Amendments.

If the Proposed Amendments are approved and the Supplemental CAP Fiscal Agency Agreement is executed, they will bind all holders of the CAP Notes, including those Eligible Holders that did not give their Consent. The Proposed Amendments constitute a single proposal with respect to the CAP Fiscal Agency Agreement and a consenting Eligible Holder must consent to the adoption of the Proposed Amendments to the CAP Fiscal Agency Agreement in their entirety and may not consent selectively with respect to certain Proposed Amendments. Accordingly, a Consent delivered by an Eligible Holder purporting to consent only to some of the Proposed Amendments to the CAP Fiscal Agency Agreement will be treated as a Consent by such Eligible Holder to all of the Proposed Amendments to the CAP Fiscal Agency Agreement.

Exchange Offer and Consent Solicitation	You may submit an “offer to exchange CAP Notes,” which must specify the aggregate original principal amount of the CAP Notes that you offer for exchange into a principal amount of 2021 Jamaica Notes equivalent to the Total Consideration or the Purchase Price, as applicable.

You may tender CAP Notes for exchange pursuant to the Exchange Offer only in authorized denominations of original principal amounts of US$100,000 and integral multiples of US$1,000 in excess thereof.

However, if you are located in the European Economic Area, you must tender an outstanding principal amount of CAP Notes equal to at least US$140,000 (which, based on the current amortization factor of 0.809523810, will require such Eligible Holders to tender an original principal amount of CAP Notes equal to at least US$173,000) in order to participate in the Exchange Offer and the Consent Solicitation.

By validly tendering your CAP Notes for exchange, you will be deemed to give your Consents in respect of such CAP Notes to the Proposed Amendments.

Total Consideration; Purchase Price	Eligible Holders will be eligible to receive the Total Consideration only if they tender on or before the Early Tender Date, while Eligible Holders who tender after the Early Tender Date but on or prior to the Expiration Date will be eligible to receive the Purchase Price.

The “Total Consideration” for each US$1,000 outstanding principal amount of the CAP Notes is equal to US$1,000 of 2021 Jamaica Notes. The Total Consideration for each US$1,000 original principal amount of CAP Notes (as recorded in the clearing systems) will be US$809.523810 of 2021 Jamaica Notes, after the application of the current amortization factor described below.

The “Purchase Price” for each US$1,000 outstanding principal amount of the CAP Notes is equal to US$980 of 2021 Jamaica Notes. The Purchase Price for each US$1,000 original principal amount of CAP Notes (as recorded in the clearing systems) will be US$793.333334 of 2021 Jamaica Notes, after the application of the current amortization factor described below.

The “outstanding principal amount” of CAP Notes means the original principal amount of the CAP Notes as outstanding as of the date the CAP Notes were issued, and as currently recorded in the clearing systems, multiplied by the current amortization factor of 0.809523810.

The total amount of 2021 Jamaica Notes issued with respect to each tender of CAP Notes will be subject to rounding down to the nearest multiple of US$1.00, and no cash will be paid in lieu of 2021 Jamaica Notes not issued as a result of such rounding.

Accrued Interest

No accrued interest will be paid with respect to CAP Notes accepted for exchange pursuant to the Exchange Offer. Instead, the 2021 Jamaica Notes issued will bear interest beginning as of the most recent date on which interest was paid on such accepted CAP Notes. As a result, for CAP Notes tendered on or prior to the Early Tender Date, because the principal amount of 2021 Jamaica Notes to be issued in exchange will be equal to the outstanding principal amount of the CAP Notes tendered (except for rounding), the interest that accrues on the 2021 Jamaica Notes up to the Settlement Date will be approximately equal to the interest that accrued on the CAP Notes up to the Settlement Date. However, for CAP Notes tendered after the Early Tender Date, but at or prior to the Expiration Date, because the principal amount of 2021 Jamaica Notes to be issued in exchange will be equal to only 98% of the outstanding principal amount of CAP Notes tendered (except for rounding), the interest that accrues on the 2021 Jamaica Notes up to the Settlement Date will be less than the interest that accrued on the CAP Notes up to the Settlement Date. Jamaica will not make any additional payment to adjust for this difference. In either case, Eligible Holders of CAP Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from CAP in respect of interest accrued but not paid on the CAP Notes up to the Settlement Date.

Requisite Consents	In order to adopt the Proposed Amendments, CAP must receive the Consent of Eligible Holders constituting a majority of the outstanding principal amount of the CAP Notes (the “Requisite Consents”).

Proposed Amendments	The Proposed Amendments will have the effect of eliminating certain covenants, change of control restrictions and events of default contained in the CAP Fiscal Agency Agreement that afford protection to the holders of the CAP Notes. See “Proposed Amendments.”

Risk Factors	The Invitation is subject to certain risks, including:

Risk Factors Relating to Not Participating in the Invitation

•

CAP expects to have the Requisite Consents necessary to adopt the Proposed Amendments, which will result in the elimination of benefits provided to the Eligible Holders of the CAP Notes, including the change of control provision and the negative pledge provision, and reduced protection to remaining holders of CAP Notes;

•	The CAP Notes will be effectively subordinated to the Prepayment Facility with respect to the Jamalco Co-tenancy Assets after the security interest in such assets is perfected;

•	If the Invitation is completed, the trading market for the CAP Notes not exchanged may become illiquid, which may adversely affect the market value of the CAP Notes; and

•	Proceedings that have been instituted by Glencore could have a material adverse effect on CAP’s ability to make payments on the CAP Notes and could affect CAP’s contractual agreements.

Risk Factors Relating to Participating in the Invitation

•	CAP will not be an obligor under the 2021 Jamaica Notes;

•

Jamaica and CAP may terminate, extend, withdraw or amend the Exchange Offer and Consent Solicitation, respectively, and Jamaica and CAP may reject valid tenders and deliveries of Consents, respectively, and Eligible Holders may withdraw tenders and revoke related Consents only as set forth herein; and

•	All questions regarding the validity, form and eligibility of tenders and Consents will be determined by Jamaica CAP, respectively.

Risk Factors Relating to Jamaica

•	Certain economic risks are inherent in any investment in an emerging market country such as Jamaica;

•	Jamaica has experienced economic problems and may experience economic problems in the future;

•	The Jamaican economy’s vulnerability to economic shocks;

•	Jamaica may be unable to obtain financing on satisfactory terms in the future;

•	Jamaica receives financing from international lending agencies and multilateral institutions, including the International Monetary Fund, but such support may be unavailable in the future;

•	Jamaica relies heavily on foreign oil supplies; and

•	Jamaica is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.For further information, see “Risk Factors.”

Offer Procedures	General

If you wish to submit an offer to exchange CAP Notes and deliver related Consents pursuant to the Invitation, you must deliver or arrange to have delivered your offer to exchange CAP Notes and Consent as described below under “Terms of the Invitation—Procedures for Tendering CAP Notes and Delivering Consents.”

The valid tender of CAP Notes pursuant to the Exchange Offer and in accordance with the procedures described herein will be deemed a valid delivery of the related Consents.

Certain Deemed Representations, Warranties and Undertakings

If you submit an offer to exchange CAP Notes and thereby offer to exchange them pursuant to the Invitation, you will be deemed to have made certain acknowledgments, representations, warranties and undertakings to Jamaica, CAP and the Information and Exchange Agent. See “Eligible Holders’ Representations, Warranties and Undertakings.”

Custodians, direct participants and, clearing systems might have deadlines prior to the Early Tender Date and the Expiration Date, as applicable, for receiving instructions and should be contacted as soon as possible to ensure the proper and timely delivery of instructions.

Withdrawal Rights	CAP Notes tendered by Eligible Holders other than Committed Eligible Holders on or prior to the Withdrawal Date may be validly withdrawn and the related Consents revoked at any time up until the Withdrawal Date, but not thereafter, except in the circumstances described herein under “Terms of the Invitation—Withdrawal Rights.” CAP Notes tendered and related Consents delivered by Eligible Holders other than Committed Eligible Holders after the Withdrawal Date or by Committed Eligible Holders at any time may not be validly withdrawn or revoked, except, in either case, in the circumstances described herein under “Terms of the Invitation—Withdrawal Rights.”

A valid withdrawal of CAP Notes and revocation of Consents will result in the Eligible Holder not being eligible to receive the Total Consideration or the Purchase Price. In the event of a termination of the Exchange Offer, the CAP Notes tendered pursuant to the Exchange Offer will be returned to the tendering Eligible Holders (including Committed Eligible Holders) and Consents delivered pursuant to the Consent Solicitation will be of no further force and effect.

Early Tender Date	Subject to the terms of the Invitation, Eligible Holders that validly tender their CAP Notes and deliver related Consents on or prior to 5:00 p.m., New York City time, on August 16, 2013 (such date and time, the “Early Tender Date”) will be eligible to receive the Total Compensation; and, Eligible Holders that validly tender their CAP Notes and deliver related Consents after the Early Tender Date, but at or prior to the Expiration Date, will be eligible to receive the Purchase Price.

Withdrawal Date	CAP Notes tendered by Eligible Holders other than Committed Eligible Holders on or prior to 5:00 p.m., New York City time, on August 16, 2013 (such date and time, the “Withdrawal Date”) may be validly withdrawn and the related Consents revoked at any time up until the Withdrawal Date, but not thereafter, except in the circumstances described herein under “Terms of the Invitation—Withdrawal Rights.” CAP Notes tendered and related Consents delivered by Eligible Holders other than Committed Eligible Holders after the Withdrawal Date or by Committed Eligible Holders at any time may not be validly withdrawn or revoked, except, in either case, in the circumstances described herein under “Terms of the Invitation—Withdrawal Rights.”

Expiration Date	The Invitation will expire at 11:59 p.m., New York City time, on August 28 2013, unless extended or earlier terminated (such date and time, the “Expiration Date”).

Extension, Amendment or Termination	Jamaica and CAP reserve the right, in their sole and absolute discretion, to extend, amend or terminate the Invitation, subject to applicable law. The duration of any such extension shall be within Jamaica’s and CAP’s sole and absolute discretion. If extended, the final day of such extension period shall be the Expiration Date.

Acceptance of Offers to Exchange	Promptly following the Expiration Date, Jamaica, after reviewing the offers to exchange CAP Notes made in the Exchange Offer, will determine in its sole and absolute discretion whether to accept any such offers and CAP, after reviewing the Consents made in the Consent Solicitation, will determine in its sole and absolute discretion whether to accept accompanying Consents, in all cases subject to applicable law. Promptly following such determinations, Jamaica and CAP will announce the results of the Exchange Offer and Consent Solicitation.

Settlement Date	Delivery of 2021 Jamaica Notes against receipt of the CAP Notes is expected to occur on or about September 3, 2013 (the “Settlement Date”), which is the third business day following the Expiration Date.

Income Tax Consequences	Please see “Taxation” in this Invitation Statement for important information regarding the possible Jamaican, Luxembourg and U.S. federal income tax consequences to Eligible Holders who exchange the CAP Notes for 2021 Jamaica Notes and deliver related Consents. Eligible Holders should consult their own tax advisors in determining the non-United States, United States federal, state, local and any other tax consequences to them of the exchange of the CAP Notes for the 2021 Jamaica Notes and Consents pursuant to the Invitation and of the receipt, ownership and disposition of the 2021 Jamaica Notes.

Jurisdictions	Jamaica is making the Invitation only in those jurisdictions where it is legal to make such offers. See “Certain Legal Restrictions,” “Information and Exchange Agent; Plan of Distribution” and “Jurisdictional Restrictions.”

Information and Exchange Agent	Bondholder Communications Group, LLC

The 2021 Jamaica Notes

Issuer	The Government of Jamaica.

Securities Offered	8.50% Amortizing Notes due 2021 (the “2021 Jamaica Notes”).

Issue Date	The 2021 Jamaica Notes will be issued on the Settlement Date.

Interest	The 2021 Jamaica Notes will bear interest at a rate of 8.50% per annum on the outstanding principal amount beginning as of May 16, 2013 and payable semi-annually in arrears in U.S. dollars on May 16 and November 16 of each year, commencing November 16, 2013.

Principal	Principal payments will be made in 17 equal semi-annual installments of 5.882353% of the original principal amount of the 2021 Jamaica Notes (with a final payment of 5.882352% of the original principal amount of the 2021 Jamaica Notes) on a pro rata basis on May 16 and November 16 of each year, commencing on November 16, 2013, with the final principal payment date of November 16, 2021. Accordingly, for each US$1,000,000 original principal amount of 2021 Jamaica Notes issued pursuant to the Exchange Offer, each semi-annual principal payment will be US$58,823.53 (with a final payment of US$58,823.52).

Amortization Schedule	Each percentage below is expressed as a percent of the original principal amount of the 2021 Jamaica Notes.

Date of Payment	Principal Payment	Remaining Principal After Payment
November 16, 2013	5.882353%	94.117647%
May 16, 2014	5.882353%	88.235294%
November 16, 2014	5.882353%	82.352941%
May 16, 2015	5.882353%	76.470588%
November 16, 2015	5.882353%	70.588235%
May 16, 2016	5.882353%	64.705882%
November 16, 2016	5.882353%	58.823529%
May 16, 2017	5.882353%	52.941176%
November 16, 2017	5.882353%	47.058823%
May 16, 2018	5.882353%	41.176470%
November 16, 2018	5.882353%	35.294117%
May 16, 2019	5.882353%	29.411764%
November 16, 2019	5.882353%	23.529411%
May 16, 2020	5.882353%	17.647058%
November 16, 2020	5.882353%	11.764705%
May 16, 2021	5.882353%	5.882352%
November 16, 2021	5.882352%	0.000000%

Final Maturity Date	The 2021 Jamaica Notes will mature on November 16, 2021.

Withholding Tax and Additional Amounts	Jamaica will make all payments of principal and interest on the 2021 Jamaica Notes without withholding or deduction for any Jamaican taxes. If Jamaican law requires Jamaica to deduct or withhold taxes, Jamaica will pay the holders of the 2021 Jamaica Notes the additional amounts necessary to ensure that the holders of the 2021 Jamaica Notes receive the same amount as they would have received without such deduction or withholding, except in certain limited circumstances. See “Description of the Debt Securities—Additional Amounts.”

Further Issues	Jamaica may from time to time, without your consent, increase the size of the issue of the 2021 Jamaica Notes, or issue additional debt securities that may be consolidated and form a single series with the outstanding notes.

Book Entry Delivery, Form and Denominations	The 2021 Jamaica Notes will be issued in fully registered form without interest coupons in minimum denominations of US$75,000 of original principal amount and integral multiples of US$1.00 in excess thereof. The 2021 Jamaica Notes will be represented by one or more global notes, registered in the name of Cede & Co. as nominee of DTC. Beneficial interests in the global notes will be shown on, and the transfer thereof will be effected through, records maintained by DTC. See “Global Clearance and Settlement.”

Status of the Notes	The 2021 Jamaica Notes will be direct, general, unsecured and unconditional obligations of Jamaica. They will rank equally in right of payment among themselves and with all of Jamaica’s existing and future unsecured external indebtedness. Jamaica has pledged its full faith and credit to make all payments on the 2021 Jamaica Notes when due. See “Description of the Debt Securities—Status of the Debt Securities.”

Events of Default	The 2021 Jamaica Notes will contain certain events of default, the occurrence of which may permit noteholders to accelerate Jamaica’s obligations under the 2021 Jamaica Notes prior to maturity. See “Description of the Debt Securities—Default; Acceleration of Maturity.”

Negative Pledge	The 2021 Jamaica Notes will contain certain covenants, including a negative pledge covenant that will restrict Jamaica from creating or permitting to exist (subject to certain exceptions) any security interest on any of its present or future revenue, properties or assets. See “Description of the Debt Securities—Negative Pledge.”

Payments of Principal and Interest	Jamaica will make payments of principal and interest on the 2021 Jamaica Notes in U.S. dollars through the paying agent to DTC, which will receive funds for distribution to the holders of the 2021 Jamaica Notes as registered with the registrar at the close of business on the fifteenth day preceding the date of payment.

Listing	Jamaica has applied to have the 2021 Jamaica Notes offered pursuant to this Invitation Statement listed on the Official List of the Luxembourg Stock Exchange and traded on the Euro MTF Market of that exchange.

Fiscal Agent, Principal Paying Agent and Registrar	Deutsche Bank Trust Company Americas.

Luxembourg Listing Agent, Paying Agent and Transfer Agent	Deutsche Bank Luxembourg S.A.

Governing Law	The 2021 Jamaica Notes and the Jamaica Fiscal Agency Agreement (as defined herein) are governed by the laws of the State of New York, except with respect to their authorization and execution, which will be governed by the laws of Jamaica. See “Description of the Debt Securities—Governing Law and Submission to Jurisdiction.”

Summary Time Schedule for the Invitation

The following summarizes the anticipated time schedule for the Invitation, assuming, among other things, that the Expiration Date or time is not extended. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Invitation Statement. All references are to New York City time, unless otherwise noted.

5:00 p.m., New York City time, August 16, 2013	Early Tender Date

Subject to the terms of the Invitation, Eligible Holders that validly tender their CAP Notes and deliver related Consents on or prior to the Early Tender Date will be eligible to receive the Total Compensation; and, Eligible Holders that validly tender their CAP Notes and deliver related Consents after the Early Tender Date, but at or prior to the Expiration Date, will be eligible to receive the Purchase Price.

The Early Tender Date may be extended by Jamaica and CAP in their sole and absolute discretion or as required by law.

5:00 p.m., New York City time, August 16, 2013	Withdrawal Date

CAP Notes tendered by Eligible Holders other than Committed Eligible Holders on or prior to the Withdrawal Date may be validly withdrawn and the related Consents revoked at any time up until the Withdrawal Date, but not thereafter, except in the circumstances described herein. CAP Notes tendered and related Consents delivered by Eligible Holders other than Committed Eligible Holders after the Withdrawal Date or by Committed Eligible Holders at any time may not be validly withdrawn or revoked, except, in either case, in the circumstances described herein.

The Withdrawal Date may be extended by Jamaica and CAP in their sole and absolute discretion or as required by law.

11:59 p.m., New York City time, August 28 2013	Expiration Date

The Invitation expires, unless Jamaica and CAP extend it or terminate it earlier in their sole and absolute discretion, subject to applicable law.

On or about September 3, 2013	Settlement Date

Settlement of the Invitation. Delivery of 2021 Jamaica Notes against receipt of the CAP Notes. We expect settlement to occur on or about the third business day following the Expiration Date. We refer to the date on which the Invitation settles as the “Settlement Date.”

RISK FACTORS

Your decision to tender or not to tender CAP Notes in exchange for 2021 Jamaica Notes and deliver accompanying Consents involves risk. We urge you to read carefully this prospectus supplement and the accompanying prospectus in their entirety and to note, in particular, the following risk factors.

Risk Factors Relating to Not Participating in the Invitation

Once the Committed Eligible Holders tender their CAP Notes and deliver accompanying Consents pursuant to the Invitation as required by the terms of the Commitments to Participate and Jamaica tenders its CAP Notes and delivers accompanying Consents, CAP will have the Requisite Consents necessary to adopt the Proposed Amendments, which will result in the elimination of benefits provided to the Eligible Holders of the CAP Notes and reduced protection to remaining holders of CAP Notes.

If the Proposed Amendments to the CAP Fiscal Agency Agreement are adopted, certain covenants and some other terms of the CAP Notes will be materially less restrictive and the Proposed Amendments will eliminate certain provisions contained in the CAP Fiscal Agency Agreement that afford protection to the holders of the CAP Notes, including certain restrictive covenants and events of default.

The Proposed Amendments to the CAP Fiscal Agency Agreement would, among other things:

•

eliminate the change of control provision which provides Eligible Holders of CAP Notes the right to require CAP to purchase all or a portion of such Eligible Holder’s CAP Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest in the event of a change of control (as defined in the CAP Fiscal Agency Agreement);

•

eliminate the negative pledge provision which prohibits CAP from creating or permitting to subsist, or allowing its subsidiaries to create and subsist any mortgage or deed of trust, pledge, hypothecation, assignment by way of security interest, lien (other than any lien arising by operation of law), charge, encumbrance, preference or other security or similar agreement or preferential arrangement of any kind whatsoever upon the whole or any part of the present or future undertakings, assets or revenues of CAP or its subsidiaries;

•	eliminate the cross-acceleration and cross-default provisions from the events of default;

•	eliminate the declaration of a general moratorium in respect of or affect all or part of the debts of CAP or any of its subsidiaries from the events of default;

•

eliminate from the events of default (i) the winding-up, dissolution of CAP or any of its subsidiaries, and (ii) cessation by CAP or the taking of steps by CAP to cease all or substantially all of its business or operations (other than through the disposal of assets to its subsidiaries or pursuant to a reconstruction, amalgamation, reorganization, merger or consolidation or transfer of assets effected in accordance with any privatization plan or program); and

•

eliminate from the events of default (i) the termination of the Joint Venture Agreement or (ii) or the modification or amendment of the Joint Venture Agreement in a manner that adversely affects CAP’s control rights with respect to the Jamalco joint venture, the method of calculation of CAP’s Alumina Entitlement (as defined in the Joint Venture Agreement) or that otherwise materially adversely affects CAP’s ability to meet its payment obligations with respect to the CAP Notes.

Jamaica has obtained Commitments to Participate from Eligible Holders of approximately 44.39% of the outstanding principal amount of the CAP Notes. In addition, as of the date hereof, Jamaica holds approximately US$19,018,952.32 aggregate principal amount of CAP Notes, representing approximately 11.75% of the total principal amount of CAP Notes outstanding. Jamaica intends to tender all such CAP Notes held by it, and deliver accompanying Consents, pursuant to the Invitation. Once the Committed Eligible Holders tender their CAP Notes and deliver accompanying Consents pursuant to the Invitation as required by the terms of the Committed Agreement and Jamaica tenders its CAP Notes and delivers accompanying Consents, CAP will have the Requisite Consents necessary to adopt the Proposed Amendments. If the Proposed Amendments are adopted with respect to the CAP Notes, each non-exchanging Eligible Holder of CAP Notes will be bound by the Proposed Amendments even if that Eligible Holder did not consent to the Proposed Amendments. See “Proposed Amendments.”

The CAP Notes will be effectively subordinated to the Prepayment Facility with respect to the Jamalco Co-tenancy Assets after the security interest in such assets is perfected. Accordingly, other creditors may be entitled to repayment before some of CAP’s assets are available to satisfy CAP’s obligations under the CAP Notes.

The CAP Notes will be effectively subordinated to the Prepayment Facility with respect to the Jamalco Co-tenancy Assets after the security interest in such assets is perfected. As a result, in the event of CAP’s bankruptcy or liquidation, Noble would be entitled to be repaid in full before the Jamalco Co-tenancy Assets would be available to satisfy its obligations on the CAP Notes.

If the Invitation is completed, the trading market for any CAP Notes not exchanged may become illiquid, which may adversely affect the market value of those CAP Notes and the ability of Eligible Holders to sell those CAP Notes.

All CAP Notes tendered and accepted in the Invitation will be cancelled. The exchange of CAP Notes pursuant to the Invitation will reduce the aggregate principal amount of CAP Notes that otherwise might trade in the market. The current trading market for the CAP Notes is limited. The trading for the market for unexchanged CAP Notes will become more limited and could cease to exist due to the reduction in the aggregate principal amount of CAP Notes outstanding upon consummation of the Exchange Offer. A more limited trading market might adversely affect the liquidity, market prince and price volatility of these securities. If a market for the unexchanged CAP Notes exists or develops, these securities may trade at a discount to the price at which the securities would trade if the aggregate principal amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged CAP Notes will exist, develop or be maintained or as to the prices at which the unexchanged CAP Notes may be traded.

Glencore has instituted proceedings against CAP, which could have a material adverse effect on CAP’s ability to make payments on its outstanding debt, including the CAP Notes, and could affect CAP’s contractual agreements, including supply contracts.

Glencore has instituted proceedings in the English and Jamaican courts against CAP in respect of the Glencore Agreements. See “Summary—CAP—Dispute with Glencore AG.” CAP can offer no assurances that it will prevail in such proceedings. Rulings against CAP in these and future proceedings could have a material adverse effect on CAP’s ability to make payments on its outstanding debt, including the CAP Notes, and could affect CAP’s contractual relationships, including under its supply contracts.

Risk Factors Relating to Participating in the Invitation

CAP will not be an obligor under the 2021 Jamaica Notes, and Eligible Holders that receive 2021 Jamaica Notes in exchange for CAP Notes may only pursue Jamaica for payment under the 2021 Jamaica Notes.

The CAP Notes were issued by CAP and guaranteed by Jamaica, and, therefore, each of CAP and Jamaica has obligations pursuant to the CAP Notes. The 2021 Jamaica Notes will be directly issued by Jamaica and CAP will not be an obligor thereunder. As a result, you will only have recourse to pursue Jamaica for payment under the 2021 Jamaica Notes, and will have no recourse to pursue CAP for payment under the 2021 Jamaica Notes.

Jamaica and CAP may terminate, extend, withdraw or amend the Exchange Offer and Consent Solicitation, respectively. In addition, Jamaica and CAP may reject valid tenders of CAP Notes and deliveries of Consents, respectively, in each case at Jamaica’s and CAP’s sole discretion, as applicable. Eligible Holders should also be aware that once they tender the CAP Notes and deliver accompanying Consents pursuant to the Invitation, they will only be able to withdraw such tenders and revoke such Consents as set forth herein.

The terms of the Invitation allow Jamaica and CAP, in their sole discretion and to the fullest extent permitted by applicable laws, to extend, terminate, amend or withdraw the Exchange Offer and the Consent Solicitation, respectively. In addition, the terms of the Invitation allow Jamaica and CAP to reject valid tenders of CAP Notes and deliveries of Consents, respectively, even following the Announcement Date, in certain circumstances. Announcements in connection with the Invitation (including announcements with respect to the termination, extension, withdrawal or amendment of the Invitation) will be displayed on the website of the Luxembourg Stock Exchange (http://www.bourse.lu) and, to the extent provided in this Invitation Statement, will be issued by press release to the news services. Accordingly, there can be no assurance that the exchange of CAP Notes pursuant to the Invitation will be completed in accordance with the schedule and terms set forth in this Invitation Statement.

Eligible Holders other than Committed Eligible Holders who tender CAP Notes pursuant to the Invitation may withdraw their tenders and revoke the related Consents on or prior to the Withdrawal Date. CAP Notes that you tender and Jamaica accepts in the Invitation may not be transferred to third parties pending completion of the Invitation. The market price of the CAP Notes may fluctuate after tendering Eligible Holders tender CAP Notes pursuant to the Invitation but tendering Eligible Holders will be unable to benefit from favorable fluctuations because they will be unable to trade such securities.

Tendering Eligible Holders will not receive any 2021 Jamaica Notes in exchange for their tendered CAP Notes until the Settlement Date. The time between the Expiration Date and the Settlement Date will be about three business days. If completion of the Invitation is delayed, tendering Eligible Holders may have to wait longer than expected to receive any 2021 Jamaica Notes.

All questions regarding the validity, form and eligibility will be determined by Jamaica and CAP in their sole discretion, which determination will be final and binding.

Jamaica and CAP have established certain procedures for tendering Eligible Holders to effectuate their tenders and deliveries. If you (or the person acting on your behalf) fail to tender your CAP Notes by the applicable deadline or submit an Eligibility Letter, or such Eligibility Letter is not complete, Jamaica and CAP reserve the absolute right to (a) reject your tender and delivery, (b) require that you remedy any errors or defects in your tender and delivery, or (c) waive any such errors or defects and accept your tender and delivery.

Risk Factors Relating to Jamaica

Any investment in securities of a sovereign in an emerging market, such as the 2021 Jamaica Notes, involve significant risks.

Jamaica is an emerging market economy, and investing in securities of emerging markets issuers generally involves risk. Social and economic factors may also affect economic and fiscal results. Investing in securities of issuers in emerging markets, such as Jamaica, generally involves a higher degree or risk than investments in securities of corporate or sovereign issuers from more developed countries and carries risks that are not typically associated with investing in more mature markets. Factors that adversely affect emerging market countries, such as Jamaica, include, among others, the following:

•	fiscal deficits;

•	dependence on external financing;

•	high interest rates;

•	devaluation or depreciation of the currency;

•	lack of adequate infrastructure necessary to accelerate economic growth;

•	inflation; and

•	changes in governmental economic, tax or other policies.

Any of these factors may have an adverse effect on the condition of Jamaica, while volatility in the markets for securities similar to the 2021 Jamaica Notes may adversely affect the liquidity of, and trading market for, the 2021 Jamaica Notes.

Developments in Jamaica’s trading partners may materially and adversely affect Jamaica and its ability to service the 2021 Jamaica Notes.

If interest rates increase significantly in developed economies, including the United States, Jamaica’s trading partners could find it more difficult and expensive to borrow capital and refinance existing debt, which could adversely affect economic growth in those countries. Decreased growth on the part of Jamaica’s trading partners could have a material adverse effect on the markets for Jamaican exports and, in turn, adversely affect the Jamaican economy. An increase in interest rates in developed economies would also increase Jamaica’s debt service requirements with respect to its debt obligations that accrue interest and floating rates, which could adversely affect the ability of Jamaica to service its public debt generally, including the 2021 Jamaica Notes.

Depreciation or appreciation of the Jamaican dollar could have a material adverse effect on the Jamaican economy and Jamaica’s ability to service the 2021 Jamaica Notes.

We cannot assure you that the Jamaican dollar will not depreciate or appreciate significantly in the future. Either a significant appreciation or a significant depreciation could have a material adverse effect on the Jamaican economy and the general ability of Jamaica to service its public debt, including the 2021 Jamaica Notes.

Inflation could have a material adverse effect on Jamaica’s ability to service the 2021 Jamaica Notes.

Although Jamaica’s overall macroeconomic program has the reduction in the inflation rate as one of its primary goals, Jamaica cannot assure you that inflation rates will not rise in the future. Significant inflation could have a material adverse effect on Jamaica and its ability to service the 2021 Jamaica Notes.

Jamaica has experienced economic problems and may continue experiencing economic problems, which may affect Jamaica’s ability to service its debt, including the 2021 Jamaica Notes.

The Jamaican economy has experienced volatility and economic crises in recent decades. Preliminary estimates showed that the Jamaican economy declined by 0.3% in 2012 when compared with 2011. GDP grew by 1.3% in 2011 compared to 2010 and declined by 1.5% in 2010 compared to 2009. Jamaica cannot offer any assurance that the Jamaican economy will grow in the future. Economic growth depends on a variety of factors, including, among others, tourism, the stability and competitiveness of the Jamaican dollar against foreign currencies, confidence among Jamaican consumers and foreign and domestic investors and their rates of investment in Jamaica, the willingness and ability of businesses to engage in new capital spending and the rate of inflation. Some of these factors are outside of Jamaica’s control.

If Jamaica experiences economic problems, Jamaica may have difficulty in servicing the 2021 Jamaica Notes.

Jamaica faces long-term economic challenges, including:

•	a substantial merchandise trade deficit;

•	social problems relating to high unemployment, poverty and crime;

•	high debt levels; and

•	high energy costs.

The Jamaican economy remains vulnerable to external shocks, which could have a material adverse effect on economic growth and Jamaica’s ability to make payments on its debt, including the 2021 Jamaica Notes.

Jamaica’s economy is vulnerable to external shocks. A reduction in tourism, as a result of economic decline in other countries, has caused a reduction in revenue and has had an adverse effect on the Jamaican economy and may continue in the future. In addition, a significant decline in the economic growth of any of Jamaica’s major trading partners, especially the United States, could have an adverse effect on Jamaica’s balance of trade and adversely affect Jamaica’s economic growth. The United States is Jamaica’s largest export market. Jamaica’s economy also benefits substantially from remittances, which tend to decline during global and U.S. economic downturns. A significant decrease in remittances from Jamaicans living abroad may lead to depreciation of the Jamaican dollar and negatively affect the ability of Jamaica to meet its external debt obligations. Jamaica cannot assure you that events affecting other markets will not have a material adverse effect on Jamaica’s growth and its ability to service its public debt, including the 2021 Jamaica Notes.

Jamaica may be unable to obtain financing on satisfactory terms in the future and its ability to service its public debt may be adversely affected.

Jamaica’s future fiscal results (i.e., tax receipts excluding interest payments on Jamaica’s public debt) may be insufficient to meet its debt service obligations and it may have to rely in part on additional financing from the domestic and international capital markets in order to meet future debt service obligations. In the future, Jamaica may not be able or willing to access the international capital markets, and this may have a material adverse effect on Jamaica’s ability to service its public debt, including the 2021 Jamaica Notes.

Jamaica receives financing from international lending agencies and multilateral institutions, including the International Monetary Fund. If such support is unavailable in the future, Jamaica may have difficulty in servicing the 2021 Jamaica Notes.

Jamaica receives budgetary financing from multilateral and other official institutions, and balance of payment support from the International Monetary Fund (“IMF”) under the Extended Arrangement. Delays in approvals by the IMF in its periodic review of Jamaica’s progress in meeting the targets set out under the Extended Arrangement may result in delays in disbursements under the Extended Arrangement and may also lead other multilateral and official sector agencies to suspend disbursements. If economic assistance from multilateral and other official institutions is unavailable in the future, Jamaica may have difficulty in servicing its debts, including the 2021 Jamaica Notes.

Jamaica relies heavily on foreign oil supplies, which may be disrupted or increase in cost in the future.

Jamaica is dependent on oil imports to satisfy domestic energy consumption. Jamaica receives approximately 90% of its energy requirements from imported oil. In August 2005, Jamaica entered into the PetroCaribe Agreement under which the government of Venezuela has agreed to make available to Jamaica a portion of the value of Jamaica’s purchases of oil as a concessionary loan facility, the terms of which are determined by the prevailing price per barrel of oil internationally. Jamaica cannot guarantee that this agreement, or any future agreement with Venezuela or any other country, will not be terminated. Furthermore, any disruption of oil supplies or a significant increase in international oil prices may have a material adverse effect on the Jamaican economy and Jamaica’s ability to service its debts, including the 2021 Jamaica Notes.

Risks Related to the 2021 Jamaica Notes

It may be difficult or impossible to enforce judgments of courts of the United States and other jurisdictions against Jamaica.

Jamaica is a foreign sovereign government. Foreign sovereign governments and agencies and instrumentalities thereof are generally immune from lawsuits and from the enforcement of judgments under U.S. law, but may waive this immunity or may be subject to limited exceptions to this immunity, as set forth in the U.S. Foreign Sovereign Immunities Act of 1976, as amended, or the Foreign Sovereign Immunities Act.

Jamaica, except as provided below, irrevocably waives and agrees not to plead any immunity, including sovereign immunity, from the jurisdiction of any state or federal court in the Borough of Manhattan, the City of New York, to which it might otherwise be entitled in any action arising out of or based upon the 2021 Jamaica Notes to the fullest extent permitted by applicable law. However, Jamaica reserves the right to plead sovereign immunity under the Foreign Sovereign Immunities Act with respect to actions brought against us or it under U.S. federal securities laws or any state securities laws. In the absence of a waiver of immunity by Jamaica with respect to such actions, it would not be possible to obtain a U.S. judgment in such action unless a court were to determine that Jamaica is not entitled to sovereign immunity under the Foreign Sovereign Immunities Act with respect to that action. Moreover, it may not be possible to enforce a judgment obtained under the Foreign Sovereign Immunities Act against Jamaica’s property located in the United States except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

If an active trading market for the 2021 Jamaica Notes does not develop, the market price and liquidity of the 2021 Jamaica Notes may be adversely affected.

Currently there is no market for the 2021 Jamaica Notes. Application has been made to have the 2021 Jamaica Notes listed on the Official List of the Luxembourg Stock Exchange and traded on the Euro MTF Market of that exchange. Even if the 2021 Jamaica Notes become listed on this exchange, Jamaica may delist the 2021 Jamaica Notes. A trading market for the 2021 Jamaica Notes may not develop, or if a market for the 2021 Jamaica Notes were to develop, the 2021 Jamaica Notes may trade at a discount from their initial offering price, depending upon many factors, including prevailing interest rates, the market for similar securities, general economic conditions and Jamaica’s financial condition. Jamaica cannot assure you that trading markets will develop or be maintained. Accordingly, Jamaica cannot assure you as to the development or liquidity of any trading market for the 2021 Jamaica Notes. If an active market for the 2021 Jamaica Notes does not develop or is interrupted, the market price and liquidity of the 2021 Jamaica Notes may be adversely affected.

INCORPORATION BY REFERENCE

The SEC allows Jamaica to incorporate by reference some information that Jamaica files with the SEC. Jamaica can disclose important information to you by referring you to those documents. Jamaica’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov. Exhibit C and Exhibit D to Jamaica’s annual report on Form 18-K for the year ended March 31, 2012, as amended, filed with the SEC on December 19, 2012 and amended on July 5, 2013, is considered part of and incorporated by reference in this Invitation Statement and the accompanying prospectus. You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent specified on the inside back cover of this Invitation Statement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

ABOUT THIS INVITATION STATEMENT

Jamaica, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this Invitation Statement is, to the best of Jamaica’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Jamaica accepts responsibility accordingly.

You should rely on information provided or incorporated by reference in this Invitation Statement. Jamaica has not authorized anyone else to provide you with any other information. You should not rely on any other information in making your investment decision. You should not assume that the information in this Invitation Statement, or the information Jamaica has previously filed with the SEC and incorporated by reference in this Invitation Statement, is accurate as of any date other than their respective dates. Jamaica’s economic, fiscal or political circumstances may have changed since such dates.

Jamaica is not offering to sell or soliciting offers to buy any securities other than the 2021 Jamaica Notes offered under this Invitation Statement, nor is Jamaica offering to sell or soliciting offers to buy the 2021 Jamaica Notes in places where such offers are not permitted by applicable law.

The 2021 Jamaica Notes described in this Invitation Statement are debt securities of Jamaica being offered under Registration Statement No. 333-178979 filed with the SEC under the U.S. Securities Act of 1933, as amended; the accompanying prospectus is part of the registration statement. The accompanying prospectus provides you with a general description of the securities that Jamaica may offer, and this prospectus supplement contains specific information about the terms of the Exchange Offer, the Consent Solicitation and the 2021 Jamaica Notes. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents contain information regarding Jamaica, the 2021 Jamaica Notes and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto, and the documents incorporated therein by reference, contain additional information about Jamaica and the 2021 Jamaica Notes. All such documents may be inspected at the office of the SEC. Certain terms used but not defined in this Invitation Statement are defined in the prospectus.

References to “US$” or “$” in this Invitation Statement are to U.S. dollars.

References to the “Government” or “Jamaica” are to the Government of Jamaica.

The distribution of this Invitation Statement, the Exchange Offer, the Consent Solicitation and the offering of the 2021 Jamaica Notes in certain jurisdictions may be restricted by law. Persons who receive copies of this Invitation Statement and the accompanying prospectus should inform themselves about and observe any such restrictions. See “Information and Exchange Agent; Plan of Distribution” in this Invitation Statement.

Jamaica is a foreign sovereign state. Consequently, it may be difficult for Eligible Holders to obtain or realize upon judgments of courts in the United States against Jamaica. See “Enforcement of Claims” in the accompanying prospectus.

None of Jamaica or the Information and Exchange Agent has expressed any opinion as to whether the terms of the Invitation are fair. None of Jamaica or the Information and Exchange Agent makes any recommendation that you offer to exchange the CAP Notes pursuant to the Invitation or refrain from doing so, and no one has been authorized by Jamaica or the Information and Exchange Agent to make any such recommendation. You must make your own investment decision as to whether to offer to exchange the CAP Notes pursuant to the Invitation or refrain from doing so, and, if you elect to exchange the CAP Notes, the principal amount of the CAP Notes to offer to exchange.

Until 40 days after the Expiration Date, all dealers effecting transactions in the 2021 Jamaica Notes in the United States, whether or not participating in this distribution, may be required to deliver a copy of this Invitation Statement.

FORWARD-LOOKING STATEMENTS

Jamaica has made forward-looking statements in this Invitation Statement. Statements that are not historical facts are forward-looking statements. These statements are based on Jamaica’s current plans, estimates, assumptions and projections. If one or more estimates, assumptions or projections underlying these forward-looking statements proves to be incorrect, then actual results, levels of activity, performance and achievements could differ significantly from these expressed or implied in this Invitation Statement. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Jamaica undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. Jamaica cautions you that many factors could affect the future performance of the Jamaican economy and Jamaica’s ability to service its debt, including the 2021 Jamaica Notes. These factors include, but are not limited to:

•	adverse factors impacting emerging market entries, including Jamaica;

•	interest rates in the United States and financial markets outside Jamaica;

•	changes in economic or tax policies;

•	the imposition of trade barriers;

•	general economic and business conditions in Jamaica and the global economy;

•	the ability of Jamaica to effect key economic reforms and obtain Financing on satisfactory terms;

•	the impact of hostilities or political unrest in other countries that may affect international trade, commodity prices and the global economy;

•	the decisions of international financial institutions, including the IMF, regarding the terms of their financial assistance to Jamaica; and

•	the other factors described under “Risk Factors” and elsewhere in this Invitation Statement.

SOVEREIGN IMMUNITY

Jamaica is a foreign sovereign state. Consequently, your ability to sue Jamaica may be limited. For more information, see “Enforcement of Claims” in the accompanying prospectus.

CERTAIN LEGAL RESTRICTIONS

The distribution of materials relating to the Invitation, and the transactions contemplated by the Invitation, may be restricted by law in certain jurisdictions. If materials relating to the Invitation come into your possession, you are required by Jamaica to inform yourself of and to observe all of these restrictions. The materials relating to the Invitation do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. For more information, see “Jurisdictional Restrictions” in this Invitation Statement.

TERMS OF THE INVITATION

Terms and Purpose of the Invitation

Jamaica is inviting Eligible Holders of the CAP Notes to submit offers to exchange their CAP Notes for 2021 Jamaica Notes on the terms and conditions described in this Invitation Statement. In addition, CAP is seeking Consents from Eligible Holders of CAP Notes to the Proposed Amendments on the terms and conditions described in this Invitation Statement. Eligible Holders may not tender their CAP Notes without delivering their Consents pursuant to the Consent Solicitation and may not deliver Consents without tendering their CAP Notes pursuant to the Exchange Offer. The terms of the 2021 Jamaica Notes are described in “Description of the 2021 Jamaica Notes.” For certain summary information relating to the CAP Notes, see “The CAP Notes.” For a description of the Proposed Amendments, see “Proposed Amendments.”

Purpose

The principal purpose of the Exchange Offer is to acquire all of the outstanding CAP Notes. The principal purpose of the Consent Solicitation is to effect the Proposed Amendments.

Jamaica reserves the right, in its sole and absolute discretion, not to issue any 2021 Jamaica Notes pursuant to the Invitation.

Methodology Generally; No Recommendation

You should independently analyze the value of the CAP Notes and the 2021 Jamaica Notes, and the Consents and make your own assessment of the terms of the Invitation. None of Jamaica or the Information and Exchange Agent has expressed any opinion as to whether the terms and conditions of the Invitation are fair. None of Jamaica, CAP or the Information and Exchange Agent makes any recommendation that you offer to exchange the CAP Notes or refrain from offering to do so pursuant to the Invitation, and no one has been authorized by Jamaica or the Information and Exchange Agent to make any such recommendation.

Exchange Offers

You may submit an “offer to exchange CAP Notes,” which must specify the original aggregate principal amount of the CAP Notes that you offer for exchange into a principal amount of 2021 Jamaica Notes equivalent to the Total Consideration or the Purchase Price, as applicable, and deliver an accompanying Consent.

You may tender CAP Notes for exchange pursuant to the Exchange Offer only in authorized denominations of original principal amounts of US$100,000 and integral multiples of US$1,000 in excess thereof. However, if you are located in the European Economic Area, you must tender an outstanding principal amount of CAP Notes equal to at least US$140,000 (which, based on the current amortization factor of 0.809523810, will require such Eligible Holders to tender an original principal amount of CAP Notes equal to at least US$173,000) in order to participate in the Exchange Offer and the Consent Solicitation.

Eligible Holders may not tender their CAP Notes without delivering their Consents pursuant to the Consent Solicitation and may not deliver Consents without tendering their CAP Notes pursuant to the Exchange Offer.

Total Consideration; Purchase Price

Eligible Holders will be eligible to receive the Total Consideration only if they tender on or before the Early Tender Date, while Eligible Holders who tender after the Early Tender Date but on or prior to the Expiration Date will be eligible to receive the Purchase Price.

The “Total Consideration” for each US$1,000 outstanding principal amount of the CAP Notes is equal to US$1,000 of 2021 Jamaica Notes. The Total Consideration for each US$1,000 original principal amount of CAP Notes (as recorded in the clearing systems) will be US$809.523810 of 2021 Jamaica Notes, after the application of the current amortization factor described below.

The “Purchase Price” for each US$1,000 outstanding principal amount of the CAP Notes is equal to US$980 of 2021 Jamaica Notes. The Purchase Price for each US$1,000 original principal amount of CAP Notes (as recorded in the clearing systems) will be US$793.333334 of 2021 Jamaica Notes, after the application of the current amortization factor described below.

The “outstanding principal amount” of CAP Notes means the original principal amount of the CAP Notes as outstanding as of the date the CAP Notes were issued, and as currently recorded in the clearing systems, multiplied by the current amortization factor of 0.809523810.

The total amount of 2021 Jamaica Notes issued with respect to each tender of CAP Notes will be subject to rounding down to the nearest multiple of US$1.00, and no cash will be paid in lieu of 2021 Jamaica Notes not issued as a result of such rounding.

No accrued interest will be paid with respect to CAP Notes accepted for exchange pursuant to the Exchange Offer. Instead, the 2021 Jamaica Notes issued will bear interest beginning as of the most recent date on which interest was paid on such accepted CAP Notes. As a result, for CAP Notes tendered on or prior to the Early Tender Date, because the principal amount of 2021 Jamaica Notes to be issued in exchange will be equal to the outstanding principal amount of the CAP Notes tendered (except for rounding), the interest that accrues on the 2021 Jamaica Notes up to the Settlement Date will be approximately equal to the interest that accrued on the CAP Notes up to the Settlement Date. However, for CAP Notes tendered after the Early Tender Date, but at or prior to the Expiration Date, because the principal amount of 2021 Jamaica Notes to be issued in exchange will be equal to only 98% of the outstanding principal amount of CAP Notes tendered (except for rounding), the interest that accrues on the 2021 Jamaica Notes up to the Settlement Date will be less than the interest that accrued on the CAP Notes up to the Settlement Date. Jamaica will not make any additional payment to adjust for this difference. In either case, Eligible Holders of CAP Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from CAP in respect of interest accrued but not paid on the CAP Notes up to the Settlement Date.

Consent Solicitation

In order to approve the Proposed Amendments, CAP must receive the Requisite Consents, which means valid and unrevoked Consents of Eligible Holders of not less than a majority in outstanding aggregate principal amount of the CAP Notes.

On or promptly after the Settlement Date and following the receipt of the Requisite Consents and compliance with the conditions contained in the CAP Fiscal Agency Agreement, the Supplemental CAP Fiscal Agency Agreement will be executed, and the Proposed Amendments will become immediately effective.

If the Proposed Amendments are approved and the Supplemental CAP Fiscal Agency Agreement is executed, they will bind all holders of the CAP Notes, including those Eligible Holders that did not give their Consent. The Proposed Amendments constitute a single proposal with respect to the CAP Fiscal Agency Agreement and a consenting Eligible Holder must consent to the adoption of the Proposed Amendments to the CAP Fiscal Agency Agreement in their entirety and may not consent selectively with respect to certain Proposed Amendments. Accordingly, a Consent delivered by an Eligible Holder purporting to consent only to some of the Proposed Amendments to the CAP Fiscal Agency Agreement will be treated as a Consent by such Eligible Holder to all of the Proposed Amendments to the CAP Fiscal Agency Agreement.

Acceptance; Announcement of Results

Promptly following the Expiration Date, Jamaica, after reviewing the offers to exchange CAP Notes made in the Exchange Offer, will determine in its sole and absolute discretion whether to accept any such offers and CAP, after reviewing the Consents made in the Consent Solicitation, will determine in its sole and absolute discretion whether to accept accompanying Consents, in all cases subject to applicable law. Promptly following such determinations, Jamaica and CAP will announce the results of the Exchange Offer and Consent Solicitation.

Once Jamaica has publicly announced the acceptance of any tenders of CAP Notes and deliveries of accompanying Consents in accordance with the terms of the Invitation, except as provided below, the acceptance shall be irrevocable. Tenders of CAP Notes and deliveries of Consents, as so accepted, shall constitute binding obligations of the submitting Eligible Holders and Jamaica to consummate the exchange, in the manner described under “—Settlement” below.

Procedures for Tendering CAP Notes and Delivering Consents

If you wish to submit an offer pursuant to the Invitation, you must tender or arrange to have tendered your CAP Notes and delivered or arrange to have delivered accompanying Consents as described below under “—Invitation Procedures.”

The valid tender of CAP Notes pursuant to the Exchange Offer and in accordance with the procedures described below will constitute a valid delivery of the related Consents. Eligible Holders may not tender their CAP Notes without delivering their Consents pursuant to the Consent Solicitation and may not deliver Consents without tendering their CAP Notes pursuant to the Exchange Offer.

Invitation Procedures

General

If you wish to tender your CAP Notes and deliver accompanying Consents pursuant to the Invitation, the custodial entity or direct participant (as the case may be) through which you hold your CAP Notes must submit, prior to the Expiration Date for you to receive the Purchase Price or prior to the Early Tender Date for you to receive the Total Consideration your offer to exchange the CAP Notes in the applicable manner described below.

By tendering CAP Notes and delivering accompanying Consents, and thereby offering to exchange such CAP Notes pursuant to the Invitation, you are deemed to make certain acknowledgments, representations, warranties and undertakings to Jamaica and the Information and Exchange Agent as set forth under “Eligible Holders’ Representations, Warranties and Undertakings.”

Procedures for Tendering CAP Notes and Delivering Consents with Respect to the CAP Notes Held Through DTC

If you hold the CAP Notes through DTC, you must arrange for a direct participant in DTC to submit your offer to exchange CAP Notes to DTC through DTC’s Automated Tender Offer Program (“ATOP”) and follow the procedure for book-entry transfer set forth below. DTC has confirmed that the Invitation is eligible for ATOP. Accordingly, a DTC participant whose name appears on a security position listing as the Eligible Holder of the CAP Notes must electronically transmit its submission of an offer to exchange CAP Notes by causing DTC to transfer the CAP Notes in the participant’s account to the Information and Exchange Agent’s account at DTC in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Information and Exchange Agent.

The term “Agent’s Message” means a message, transmitted by DTC, received by the Information and Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the terms of the Invitation (as set forth in this Invitation Statement) and that Jamaica may enforce such agreement against such participant. Eligible Holders who intend to tender their CAP Notes on the Expiration Date should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Your offer must be submitted through DTC’s ATOP system in accordance with the deadlines and procedures established by DTC, and an Agent’s Message with respect to your offer to exchange CAP Notes must be received by the Information and Exchange Agent prior the Expiration Date for you to receive the Purchase Price or prior to the Early Tender Date for you to receive the Total Consideration.

If you hold your CAP Notes through a custodian, you should contact that custodian to submit an offer to exchange CAP Notes on your behalf.

Procedures for Tendering CAP Notes and Delivering Consents with Respect to the CAP Notes Held Through Euroclear or Clearstream, Luxembourg

If you desire to tender your CAP Notes and your CAP Notes are held through Euroclear or Clearstream, Luxembourg, you must arrange for a direct participant in Euroclear or Clearstream, Luxembourg to deliver your offer to exchange CAP Notes, which includes note instructions (as defined below), to Euroclear or Clearstream, Luxembourg in accordance with the deadlines specified by Euroclear or Clearstream, Luxembourg such that your offer to exchange CAP Notes is received by the Information and Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Only a direct participant in Euroclear or Clearstream, Luxembourg may submit an offer to exchange CAP Notes to Euroclear or Clearstream, Luxembourg.

“Note instructions” means, with respect to the CAP Notes held through Euroclear or Clearstream, Luxembourg, irrevocable instructions to:

•	block any attempt to transfer your CAP Notes on or prior to the Settlement Date;

•

debit your account on the Settlement Date in respect of all of the CAP Notes that you have tendered, or in respect of such lesser portion of your CAP Notes as are accepted for exchange by Jamaica, upon receipt of an instruction from the Information and Exchange Agent, subject in each case to the automatic withdrawal of the irrevocable instruction in the event that the Invitation is terminated by Jamaica, in each case as notified to Euroclear or Clearstream, Luxembourg by the Information and Exchange Agent; and

•	authorize the disclosure of the name of the direct participant about the foregoing instructions.

Note instructions can be delivered only by direct participants in Euroclear and Clearstream, Luxembourg.

Your offer to exchange CAP Notes, which includes your note instructions, must be delivered and received by Euroclear or Clearstream, Luxembourg in accordance with the procedures established by them and on or prior to the deadlines established by each of those clearing systems. You are responsible for informing yourself of these deadlines and for arranging the due and timely delivery of note instructions to Euroclear or Clearstream, Luxembourg.

If you hold your CAP Notes through a custodian, you may not submit an offer to exchange CAP Notes directly. You should contact that custodian to submit an offer to exchange CAP Notes on your behalf.

Deadlines; Fees

Jamaica reserves the right to waive any of the aforementioned conditions with respect to Invitation procedures.

None of Jamaica, CAP, the CAP Fiscal Agent, the Luxembourg Agent, the transfer agent, or the Information and Exchange Agent will be responsible for the communication of offers to exchange CAP Notes by:

•	Eligible Holders to the direct participant in DTC, Euroclear or Clearstream, Luxembourg through which they hold the CAP Notes; or

•	Eligible Holders or the direct participant to DTC, Euroclear or Clearstream, Luxembourg.

If you submit your offer to exchange CAP Notes and Consent directly through DTC, Euroclear or Clearstream, Luxembourg, you will not be obligated to pay brokerage commissions, solicitation fees or transfer taxes with respect to that offer to exchange CAP Notes. If you hold the CAP Notes through a broker, dealer, commercial bank or financial institution, you should consult with that institution as to whether it will charge any service fees.

Withdrawal Rights

CAP Notes tendered by Eligible Holders other than Committed Eligible Holders on or prior to the Withdrawal Date may be validly withdrawn and the related Consents revoked at any time up until the Withdrawal Date, but not thereafter, except as described below or otherwise required by law. CAP Notes tendered and related Consents delivered by Eligible Holders other than Committed Eligible Holders after the Withdrawal Date or by Committed Eligible Holders at any time may not be validly withdrawn or revoked, except, in either case, as described below or otherwise required by law. The withdrawal of CAP

Notes in accordance with the procedures set forth hereunder will effect a revocation of the related Consent. In order for an Eligible Holder of CAP Notes to revoke a Consent, such Eligible Holder must withdraw the related tendered CAP Notes. In the event of a termination of the Exchange Offer, the CAP Notes tendered pursuant to the Exchange Offer will be returned to the tendering Eligible Holders and Consents delivered pursuant to the Consent Solicitation will be of no further force and effect.

Subject to the terms of the Commitments to Participate, the Committed Eligible Holders have agreed to tender their CAP Notes in the Exchange Offer and deliver their Consents no later than the Early Tender Date and not to withdraw the tender of their CAP Notes or their Consents unless and until the earlier to occur of (i) the termination of the Invitation by Jamaica and CAP and (ii) the Settlement Date.

For a withdrawal of a tender of CAP Notes (and a concurrent revocation of Consents) to be effective, a withdrawal instruction must be submitted in the same form as the original exchange offer instruction in accordance with the procedures established at the relevant clearing system. Any CAP Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Exchange Offer, and the Consents related to such withdrawn CAP Notes will be of no further force or effect.

Any CAP Notes properly withdrawn will be deemed not validly tendered for purposes of the Exchange Offer. An Eligible Holder that validly withdraws (and does not redeliver) previously tendered CAP Notes will not receive the Total Consideration or the Purchase Price. Withdrawn CAP Notes may be retendered by following one of the procedures described under “—Procedures for Tendering CAP Notes and Delivering Consents” at any time prior to the Expiration Date.

In the event that Jamaica and/or CAP modify the terms of the Invitation in a manner adverse to the Eligible Holders of the CAP Notes or there is a material adverse change in or affecting the financial, economic, fiscal or political condition of Jamaica otherwise than as set forth in this Invitation Statement, in each case between the date of this Invitation Statement and the Settlement Date, Jamaica and/or CAP, as applicable, will amend or supplement the Exchange Offer and/or the Consent Solicitation, as applicable, and the Invitation Statement, and may grant withdrawal rights and/or revocation rights for a reasonable period of time, in all cases as required by applicable law.

Withdrawal of CAP Notes and revocation of Consents can be accomplished only in accordance with the foregoing procedures. All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by Jamaica and CAP in their sole discretion, and their determination shall be final and binding.

Irregularities

All questions regarding the validity, form and eligibility, including time of receipt, of any offers to exchange CAP Notes will be determined by Jamaica and of any Consent will be determined by CAP, in their sole discretion, which determination will be final and binding. Jamaica reserves the absolute right to reject any and all offers to exchange CAP Notes and CAP reserves the right to reject any and all Consents not in proper form or for which any corresponding agreement by Jamaica to exchange under the terms of the Invitation or by CAP to accept Consents under the terms of the Invitation may, in the opinion of Jamaica’s or CAP’s counsel, respectively, be unlawful. Jamaica and CAP reserve the absolute right to waive any of the conditions of the Invitation or defects, including, among other things, timeliness of submission or receipt, in offers to exchange CAP Notes and Consents. None of Jamaica, CAP, the fiscal agent, the paying agent, the transfer agent or the Information and Exchange Agent shall be under any duty to give notice to you, as an offering Eligible Holder, of any irregularities in offers to exchange CAP Notes or Consents, nor shall any of them incur any liability for the failure to give such notice.

Participation by Jamaica

As of the date hereof, Jamaica holds approximately 11.75%, or approximately US$19,018,952.32, in aggregate currently outstanding principal amount, of the CAP Notes and intends to tender its CAP Notes and deliver accompanying Consents.

Expiration Date

The Invitation will expire at 11:59 p.m., New York City time, on August 28 2013, unless extended or earlier terminated by Jamaica and CAP, in their sole and absolute discretion, subject to applicable law (such date and time, the “Expiration Date”).

Extension or Termination of the Invitation

Jamaica and CAP reserve the right, in their sole and absolute discretion, subject to applicable law, to extend, amend or terminate the Invitation. The duration of any such extension shall be within Jamaica’s and CAP’s sole and absolute discretion. If extended, the final day of such extension period shall be the Expiration Date.

Publication

Information and announcements regarding the Invitation will, to the extent provided in this Invitation Statement, be published by press release. In addition, Jamaica, subject to applicable law, will publish a notice on the website of the Luxembourg Stock Exchange (http://www.bourse.lu). These notices will, among other things, include the names of the Information and Exchange Agent.

Settlement

The Settlement Date for the Invitation will be on or about the third New York City business day following the Expiration Date, as such date may be extended, or as soon as practicable thereafter.

On the Settlement Date, subject to the conditions of the Invitation:

•

if Jamaica has accepted your offer to exchange CAP Notes, you must deliver to Jamaica good and marketable title to your CAP Notes, free and clear of all liens, charges, claims, encumbrances, interests, rights of third parties and restrictions of any kind; and

•

in return you will receive, as applicable and solely by credit to the DTC, Euroclear or Clearstream, Luxembourg account in which your CAP Notes submitted with respect to the Invitation were held, the 2021 Jamaica Notes.

The Settlement Date shall also be the issue date of the 2021 Jamaica Notes.

The determination by Jamaica of any calculation or quotation made with respect to the Invitation shall be conclusive and binding on you, absent manifest error.

Market for the CAP Notes and 2021 Jamaica Notes

Jamaica intends to cause all the CAP Notes acquired by it pursuant to the Invitation to be cancelled. Accordingly, the exchange of the CAP Notes pursuant to the Invitation will reduce the aggregate original principal amount of the CAP Notes that otherwise might trade in the public market, which could adversely affect the liquidity and market value of the remaining the CAP Notes not offered or accepted pursuant to the Invitation. The CAP Notes not exchanged pursuant to the Invitation will remain outstanding.

Application has been made to list the 2021 Jamaica Notes on the Official List of the Luxembourg Stock Exchange and to have the 2021 Jamaica Notes trade on the Euro MTF market. No assurance can be given as to the liquidity of the trading market for the 2021 Jamaica Notes. The price at which the 2021 Jamaica Notes will trade in the secondary market is uncertain.

Certain Other Matters

Jamaica reserves the right, following completion or cancellation of the Invitation, to offer to call, exchange or buy outstanding securities (including additional CAP Notes) or sell new securities (including additional 2021 Jamaica Notes), or to issue a new invitation to submit offers to exchange or sell the CAP Notes or purchase new securities, in each case on terms that may be the same as, or more or less favorable, than those contemplated by the Invitation. CAP reserves the right, following completion or cancellation of the Invitation, to solicit consents to adopt amendments to the CAP Fiscal Agency Agreement on terms that may be the same as, or more or less favorable, than those contemplated by the Invitation. The making of any such new offers and the making of any new invitation will depend on various factors, including interest rates prevailing at such time and the original principal amount of the CAP Notes retired pursuant to the Invitation.

THE CAP NOTES

The following chart sets forth certain summary information with respect to the outstanding the CAP Notes:

Original Principal Amount Outstanding	Current Principal Amount Outstanding		Annual Interest Rate	Interest Payment Dates	Maturity
US$200,000,000	US$	161,904,761	8.50%	May 16 and November 16	November 16, 2021

The CAP Notes constitute direct, unconditional, unsecured and general obligations of CAP. Jamaica’s payment obligations under the guarantee of the CAP Notes constitute direct, general, unconditional and unsecured obligations of Jamaica and the full faith and credit of Jamaica has been pledged for the performance thereof.

The CAP Notes are listed on the Official List of the Luxembourg Stock Exchange and trade on the Euro MTF Market of the Luxembourg Stock Exchange.

The foregoing description does not purport to be complete and is qualified in its entirety by the applicable documentation for the CAP Notes, copies of which are on file and available for inspection at the office of the fiscal agent and at the office of the paying agent in Luxembourg.

For your convenience, the clearing reference numbers for the CAP Notes are listed in the table below:

CAP Notes	CUSIP	ISIN	Common Code
CAP Notes (Rule 144A)	180351AA6	US180351AA60	027541119
CAP Notes (Reg S)	P28148AA5	USP28148AA54	027541038

For your reference, approximate aggregate holdings of the CAP Notes by Jamaica are listed in the table below:

CAP Notes	Approximate Holdings of Jamaica
CAP Notes	US$19,018,952.32

DESCRIPTION OF THE 2021 JAMAICA NOTES

Unless otherwise specified, references in this section to the “notes” mean the 2021 Jamaica Notes being offered herby.

The notes will be direct, general, unsecured and unconditional obligations and will rank at least pari passu, without any preference among themselves. The notes will be issued under a fiscal agency agreement, dated as of June 20, 2002, as may be supplemented or amended, among Jamaica, Deutsche Bank Trust Company Americas, as fiscal agent, principal paying agent and registrar, and Deutsche Bank Luxembourg S.A. as paying agent and a transfer agent (the “Jamaica Fiscal Agency Agreement”).

The notes are a series of debt securities more fully described in the accompanying prospectus, except to the extent indicated below. The following statements are subject to the provisions of the Jamaica Fiscal Agency Agreement and the notes. This summary does not purport to be complete and the description below may not contain all of the information that is important to you as a potential investor in the notes. Jamaica has filed the Jamaica Fiscal Agency Agreement, which includes a form of the notes, with the SEC as an exhibit to Jamaica’s annual report on Form 18-K for the fiscal year ended March 31, 2002. You should refer to the exhibit referenced above for more complete information concerning the Jamaica Fiscal Agency Agreement and the notes. Capitalized terms not defined below shall have the respective meanings given in the accompanying prospectus.

General Terms of the 2021 Jamaica Notes

The notes will:

•	bear interest at 8.50% per year on the outstanding principal amount beginning as of May 16, 2013;

•	pay interest on May 16 and November 16 of each year, commencing November 16, 2013;

•

pay principal in 17 equal semi-annual installments of 5.882353% of the original principal amount of the notes (with a final payment of 5.882352% of the original principal amount of the notes) on a pro rata basis on May 16 and November 16 of each year, commencing on November 16, 2013, with the final principal payment date of November 16, 2021;

•	mature on November 16, 2021; and

•

pay interest to the persons in whose names the notes are registered on the record date, which is the close of business on the preceding May 1 or November 1 (whether or not a business day), as the case may be.

Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

Jamaica has applied for the notes to be listed on the Official List of the Luxembourg Stock Exchange and traded on the Euro MTF Market of that exchange. In addition, Jamaica will maintain a paying agent and transfer agent in Luxembourg so long as any of the bonds are admitted to trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require.

Meetings and Amendments

Jamaica may call a meeting of the holders of the notes at any time regarding the notes or the Jamaica Fiscal Agency Agreement. Jamaica will determine the time and place of the meeting. Jamaica will notify the holders of the notes of the time, place and purpose of the meeting between 30 and 60 days before the meeting.

The fiscal agent will call a meeting of holders of the notes if:

•	an event of default has occurred and is continuing; and

•	the holders of at least 10% in principal amount of the notes then outstanding have delivered a written request to the fiscal agent setting forth the action they propose to take.

Only holders of the notes and their proxies are entitled to vote at a meeting of the holders. Holders or proxies representing a majority of the outstanding principal amount of the notes will normally constitute a quorum. However, if a meeting is adjourned for a lack of a quorum, then security holders of the notes or proxies representing 25% of the outstanding principal amount will constitute a quorum when the meeting is rescheduled. The fiscal agent will set the procedures governing the conduct of the meeting.

Jamaica, the fiscal agent and the holders of any series of the notes may generally modify or take action with respect to the Jamaica Fiscal Agency Agreement or the terms of the notes:

•	with the affirmative vote of the holders of not less than 66 2/3% of the outstanding principal amount of the notes that are represented at a meeting; or

•	with the written consent of the holders of 66 2/3% of the outstanding principal amount of the notes.

However, all holders of the notes must unanimously consent to any amendment, modification or change with respect to the notes that would:

•	change the due dates for the payment of principal or interest;

•	reduce any amounts payable on a note;

•	reduce the amount of principal payable upon acceleration of the maturity of the notes;

•	change the payment currency;

•	reduce the proportion of the holders of the principal amount of notes necessary to change the terms of the Jamaica Fiscal Agency Agreement or the notes; or

•	change Jamaica’s obligation to pay any additional amounts.

Jamaica and the fiscal agent may, without the vote or consent of any holder of the notes, amend the Jamaica Fiscal Agency Agreement or the notes to:

•	add to Jamaica’s covenants for the benefit of the holders;

•	surrender any of Jamaica’s rights or powers;

•	provide collateral for the notes;

•	cure any ambiguity or correct or supplement any defective provision; or

•	make any other change that does not adversely affect the interest of any holder of the notes in any material respect.

Notwithstanding “Description of the Debt Securities—Modifications; Collective Action Securities” in the accompanying prospectus, the notes will not contain the provisions commonly known as “collective action clauses” that are described therein.

Book Entry

The notes will be issued in fully registered form without interest coupons in minimum denominations of US$75,000 of original principal amount and integral multiples of US$1.00 in excess thereof. Jamaica will issue the notes in the form of one or more fully registered global notes. Jamaica will deposit the global notes with DTC and register the global notes in the name of Cede & Co. as DTC’s nominee. Beneficial interests in the global notes will be represented by, and transfers thereof will be effected only through, book-entry accounts maintained by DTC and its participants.

Certificated Securities

In circumstances detailed in the accompanying prospectus (see “Description of the Debt Securities—Global Securities—Registered Ownership of the Global Security”), Jamaica may issue certificated securities. In that event, Jamaica will issue certificated securities in denominations of US$75,000 of original principal amount and integral multiples of US$1.00 in excess thereof. The holders of certificated securities shall present directly at the corporate trust office of the fiscal agent, at the office of the Luxembourg paying and transfer agent or at the office of any other transfer agent as Jamaica may designate from time to time all requests for the registration of any transfer of such securities, for the exchange of such securities for one or more new certificated securities in a like aggregate principal amount and in authorized denominations and for the replacement of such securities in the cases of mutilation, destruction, loss or theft. Certificated securities issued as a result of any partial or whole transfer, exchange or replacement of the notes will be delivered to the holder at the corporate trust office of the fiscal agent, at the office of the Luxembourg paying and transfer agent or at the office of any other transfer agent, or (at the risk of the holder) sent by mail to such address as is specified by the holder in the holder’s request for transfer, exchange or replacement.

Registration and Payments

Jamaica will pay each installment amount of a note on the applicable payment date in immediately available funds in the City of New York upon presentation of the note at the office of the fiscal agent in the City of New York or, subject to applicable law and regulations, at the office outside the United States of any paying agent, including the Luxembourg paying agent (if the notes are admitted for trading on the Euro MTF Market, and the rules of the Luxembourg Stock Exchange so require).

Jamaica will appoint the fiscal agent as registrar, principal paying agent and transfer agent of the notes. In these capacities, the fiscal agent will, among other things:

•	maintain a record of the aggregate holdings of notes represented by the global notes and any certificated notes and accept notes for exchange and registration of transfer;

•

ensure that payments of principal and interest in respect of the notes received by the fiscal agent from Jamaica are duly paid to the depositaries for the securities or their respective nominees and any other holders of any notes; and

•	transmit to Jamaica any notices from holders of any of the notes.

If the notes are admitted for trading on the Euro MTF Market, and the rules of the Luxembourg Stock Exchange so require, Jamaica will appoint and maintain a paying agent and a transfer agent in Luxembourg, who shall initially be Deutsche Bank Luxembourg S.A. Eligible Holders of certificated securities will be able to receive payments thereon and effect transfers thereof at the offices of the Luxembourg paying and transfer agent. For so long as the notes are listed on the Luxembourg Stock Exchange, Jamaica will publish any change as to the identity of the Luxembourg paying and transfer agent in a leading newspaper in Luxembourg, which is expected to be the Luxemburger Wort, or on the website of the Luxembourg Stock Exchange (http://www.bourse.lu).

Redemption and Sinking Fund

Jamaica may not redeem the notes prior to maturity. Jamaica will not provide a sinking fund for the amortization and retirement of the notes.

Regarding the Fiscal Agent

The fiscal agent has its principal corporate trust office at Deutsche Bank Trust Company Americas, Trust & Securities Services, 60 Wall Street, 27th Floor-MS NYC60-2710, New York, NY 10005. Jamaica will at all times maintain a paying agent and a transfer agent in the City of New York or the State of New Jersey which will, unless otherwise provided, be the fiscal agent. Jamaica may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent. The fiscal agent will be the agent of Jamaica, not a trustee for holders of any notes. Accordingly, the fiscal agent will not have the same responsibilities or duties to act for such holders as would a trustee, except that monies held by the fiscal agent as payment of principal or interest on the notes shall be held by the fiscal agent in trust for the holders of the notes.

The Jamaica Fiscal Agency Agreement is not required to be qualified under the U.S. Trust Indenture Act of 1939. Accordingly, the Jamaica Fiscal Agency Agreement may not contain all of the provisions that could be beneficial to holders of the notes that would be contained in an indenture qualified under the Trust Indenture Act.

Notices

All notices will be published in London in the Financial Times, in the City of New York in The Wall Street Journal and, so long as the notes are admitted for trading on the Euro MTF, in Luxembourg in the Luxemburger Wort. If Jamaica cannot, for any reason, publish notice in any of these newspapers, it will choose an appropriate alternate English language newspaper of general circulation, and notice in that newspaper will be considered valid notice. Notice will be considered made as of the first date of its publication.

Further Issues

Jamaica may from time to time, without your consent, create and issue additional debt securities having the same terms and conditions as the notes offered by this prospectus supplement (or the same except for the amount of the first interest payment). Jamaica may consolidate the additional debt securities to form a single series with the outstanding notes.

GLOBAL CLEARANCE AND SETTLEMENT

DTC, Euroclear and Clearstream, Luxembourg have established links among themselves to facilitate the initial settlement of the 2021 Jamaica Notes and cross-market transfers of the 2021 Jamaica Notes in secondary market trading. DTC will be linked to JPMorgan Chase Bank, a New York banking corporation, as depositary of Euroclear, and Citibank, N.A. as depository for Clearstream, Luxembourg (the “Clearing System Depositories”).

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below to facilitate transfers of 2021 Jamaica Notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform such procedures. In addition, such procedures may be modified or discontinued at any time. Neither Jamaica nor the Fiscal Agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of the respective obligations under the rules and procedures governing their operations.

The Clearing Systems

Depository Trust Company. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the U.S. Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. In addition, unless a global security is exchanged in whole or in part for a definitive security, it may not be physically transferred, except as a whole among DTC, its nominees and their successors. Therefore, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Euroclear and Clearstream, Luxembourg. Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. The underwriters for the

2021 Jamaica Notes may be a participant in Euroclear or Clearstream, Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream, Luxembourg participant.

Secondary Market Trading

The purchaser of 2021 Jamaica Notes determines the place of delivery in secondary market trading. Therefore, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date (i.e., the date specified by the purchaser and seller on which the price of the securities is fixed).

Trading between DTC purchasers and sellers. DTC participants will transfer interests in the 2021 Jamaica Notes among themselves in the ordinary way according to the rules and operating procedures of DTC governing global security issues. Participants will pay for these transfers by wire transfer.

Trading between Euroclear and/or Clearstream, Luxembourg participants. Euroclear and Clearstream, Luxembourg participants will transfer interests in the 2021 Jamaica Notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds. Participants will pay for these transfers by wire transfer.

Trading between a DTC seller and a Euroclear or Clearstream, Luxembourg purchaser. When the 2021 Jamaica Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the 2021 Jamaica Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the 2021 Jamaica Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the 2021 Jamaica Notes to Euroclear or Clearstream, Luxembourg; Euroclear or Clearstream, Luxembourg will credit the 2021 Jamaica Notes, in accordance with its usual procedures, to the participant’s account; and the participant will then credit the purchaser’s account. These 2021 Jamaica Notes credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the 2021 Jamaica Notes by wire transfer on the value date. The most direct way of doing this is to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or from existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the 2021 Jamaica Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to preposition funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the 2021 Jamaica Notes. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the 2021 Jamaica Notes were credited to the participant’s account. However, interest on the 2021 Jamaica Notes would accrue from the value date. Therefore, in many cases the interest income on 2021 Jamaica Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the 2021 Jamaica Notes can use its usual procedures for transferring global securities to the Clearing System Depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear participants or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders that use Euroclear or Clearstream, Luxembourg and that purchase 2021 Jamaica Notes from DTC participants for credit to Euroclear participants or Clearstream, Luxembourg participants should note that these trades will automatically fail on the sale side unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream, Luxembourg for one day, until the purchase side of the day trade is reflected in their Euroclear account or Clearstream, Luxembourg account, in accordance with the clearing system’s customary procedures;

•

borrowing the 2021 Jamaica Notes in the United States from a DTC participant no later than one day prior to settlement, which would give the 2021 Jamaica Notes sufficient time to be reflected in the borrower’s Euroclear account or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date of the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear participant or Clearstream, Luxembourg participant.

Trading between a Euroclear or Clearstream, Luxembourg seller and a DTC purchaser. Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer securities through their Clearing System Depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the 2021 Jamaica Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream, Luxembourg participant selling the 2021 Jamaica Notes has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the 2021 Jamaica Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

PROPOSED AMENDMENTS

The following description is qualified in its entirety by reference to the CAP Fiscal Agency Agreement, copies of which may be obtained without charge from the Information and Exchange Agent. Capitalized terms used but not defined are used as defined in the CAP Fiscal Agency Agreement. (See “—Defined Terms” at the end of this section.)

Set forth below is a summary of the Proposed Amendments. This summary does not purport to be complete and is qualified in its entirety by reference to the form of Supplemental CAP Fiscal Agency Agreement for the full and complete terms of the Proposed Amendments. The Form of Supplemental CAP Fiscal Agency Agreement for the CAP Notes is attached hereto as Annex A and is also available upon request from CAP. Eligible Holders of CAP Notes should carefully review Annex A before delivering Consents to the Proposed Amendments.

Proposed Amendments to the Fiscal Agency Agreement

Change of Control. Section 8 of the Fiscal Agency Agreement would be deleted in its entirety and replaced with:

Section 8 [Intentionally omitted]

Negative Pledge. Section 10 of the Fiscal Agency Agreement would be deleted in its entirety and replaced with:

Section 10 [Intentionally omitted]

Event of Default. Section 11(a) and (b) of the Fiscal Agency Agreement would be modified to remove certain events of default and retain the definition of “subsidiary.” The proposed amendment is shown below:

Section 11 Events of Default; Acceleration of Maturity

(a) The occurrence and continuation of any of the following events will constitute an event of default (an “Event of Default”) under the Notes:

(i) a default in any payment of the principal of or interest on any of the Notes and, in the event of a default in payment of interest, such default shall not be cured by payment thereof within 30 days;

(ii) the Company or the Guarantor shall default in the performance of any other covenant in the Notes or the Guarantee, as applicable, and, if such default is capable of remedy, such default shall continue for a period of 60 days, and in each event after written notice thereof shall have been given to the Company, in respect of a default under a covenant in the Notes, or to the Guarantor, in the case of a default under a covenant in the Guarantee, at the corporate trust office of the Fiscal Agent in The City of New York by any Eligible Holder;

(iii) [intentionally omitted];

(iv) [intentionally omitted];

(v) the Company is (or is deemed by law or a court to be), or any of its subsidiaries is (or is deemed by law or a court to be), insolvent or bankrupt or generally unable to pay its debts;

(vi) [intentionally omitted];

(vii) [intentionally omitted];

(viii) [intentionally omitted];

(ix) the Guarantee is not (or is claimed by the Guarantor not to be) in full force and effect; or

(x) [intentionally omitted].

(b) A “subsidiary” means any corporation, association, partnership or other business entity of which 50% or more of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to any contingency until the occurrence of such contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company, by the Company and one or more of the Company’s subsidiaries or by one or more of the Company’s subsidiaries.

General

The Proposed Amendments constitute a single proposal with respect to the Fiscal Agency Agreement and a consenting Eligible Holder must consent to the adoption of the Proposed Amendments to the CAP Fiscal Agency Agreement in their entirety and may not consent selectively with respect to certain Proposed Amendments. Accordingly, a Consent delivered by an Eligible Holder purporting to consent only to some of the Proposed Amendments to the CAP Fiscal Agency Agreement will be treated as a Consent by such Eligible Holder to all of the Proposed Amendments to the CAP Fiscal Agency Agreement.

Defined Terms

Certain defined terms of the Fiscal Agency Agreement are set forth below:

“Company” means Clarendon Alumina Production Limited, a company limited by shares organized under the Companies Act of Jamaica.

“Guarantor” means the Government of Jamaica.

TAXATION

General

An exchange of the CAP Notes for 2021 Jamaica Notes pursuant to the Invitation may be a taxable transaction under the laws applicable to a bondholder. Also, Eligible Holders of 2021 Jamaica Notes may be subject to tax in respect of their 2021 Jamaica Notes. Each bondholder should consult its own tax advisor to determine the particular tax consequences for it in respect of the exchange of the CAP Notes for 2021 Jamaica Notes or the purchase, receipt, ownership or disposition of 2021 Jamaica Notes.

Jamaican Taxation

The following is a summary of certain aspects of the Jamaican income tax, transfer tax and stamp duty that may be relevant to the exchange of the CAP Notes for 2021 Jamaica Notes pursuant to the Invitation and/or to the receipt, purchase, ownership or disposition of 2021 Jamaica Notes. This summary is based on Jamaican laws, regulations and interpretative rulings in effect on the date of this Invitation Statement, all of which are subject to change possibly with retroactive effect. This summary is not intended to constitute a complete analysis of all Jamaican tax consequences of the exchange of the CAP Notes for 2021 Jamaica Notes or the receipt, purchase, ownership or disposition of the 2021 Jamaica Notes.

Persons considering exchanging the CAP Notes for 2021 Jamaica Notes should consult their own tax advisers in determining the Jamaican tax consequences to them of the exchange of the CAP Notes pursuant to the Invitation and/or the receipt, purchase, ownership and disposition of the 2021 Jamaica Notes.

Income Tax

Exchange of the CAP Notes for 2021 Jamaica Notes

Eligible Holders of the CAP Notes will not be subject to Jamaican income or withholding tax on any capital gain realized on an exchange of the CAP Notes for 2021 Jamaica Notes pursuant to the Invitation or on the payment of rounding amounts in respect of any the CAP Notes so exchanged, regardless of their place of residency or nationality.

Taxation of 2021 Jamaica Notes

Interest on the 2021 Jamaica Notes

Eligible Holders of 2021 Jamaica Notes will not be subject to Jamaican income tax, including any withholding tax, on payments or accrual of interest on the 2021 Jamaica Notes, regardless of their place of residency or nationality.

Disposition of the 2021 Jamaica Notes

Eligible Holders of the CAP Notes will not be subject to Jamaican income or withholding tax on any capital gain realized on the sale, exchange, transfer or other disposition of the 2021 Jamaica Notes, regardless of their place of residency or nationality.

Transfer Tax

Neither any gain realized on an exchange of the CAP Notes for 2021 Jamaica Notes pursuant to the Invitation, nor any payment of rounding amounts in respect of the CAP Notes so exchanged, will be subject to Jamaican transfer tax.

Neither the payments of interest and principal on the 2021 Jamaica Notes, nor any gain realized upon the sale, exchange, transfer or other disposition of 2021 Jamaica Notes, will be subject to Jamaican transfer tax.

Stamp Duty

Neither the exchange of the CAP Notes for 2021 Jamaica Notes pursuant to the Invitation, nor the issuance of the 2021 Jamaica Notes, will be subject to any Jamaican stamp duty.

Certain United States Federal Income Tax Consequences

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, NOTEHOLDERS ARE HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES CONTAINED OR REFERRED TO IN THIS INVITATION STATEMENT AND RELATED MATERIALS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A TAXPAYER UNDER THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) ANY SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) NOTEHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general discussion of certain U.S. federal income tax consequences to U.S. Eligible Holders and Non-U.S. Eligible Holders (each as defined below) with respect to the Invitation and the adoption of the Proposed Amendments. This discussion is based on current provisions of the Code, existing final, temporary and proposed U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as in effect or proposed on the date of this Invitation Statement and all of which are subject to change, possibly with retroactive effect, or different interpretations. The discussion only applies to holders that hold Notes (as defined below) as capital assets within the meaning of section 1221 of the Code (generally, property held for investment) and that acquire 2021 Jamaica Notes as part of the exchange described in this Invitation.

The discussion below assumes that the CAP Notes and the 2021 Jamaica Notes (collectively, “Notes”) are treated as indebtedness for U.S. federal income tax purposes. No rulings from the Internal Revenue Service (“IRS”) have been nor will be sought regarding the characterization of the Notes or any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the statements made and conclusions reached with respect to the tax aspects set forth herein.

This discussion is for general information purposes only and does not address all of the tax consequences that may be relevant to specific investors in Notes in light of their particular circumstances or to investors in Notes who are subject to special treatment under U.S. federal income tax laws including but not limited to: banks and certain other financial institutions; life insurance companies; pension funds; securities dealers or traders electing mark-to-market treatment; certain governmental entities; regulated investment companies; real estate investment trusts; partnerships or any entities or arrangements treated as partnerships for U.S. federal income tax purposes; tax-exempt organizations; persons that hold the notes as a position in a “straddle” or as part of a synthetic security or “hedge”, “conversion transaction” or other integrated investment; U.S. Eligible Holders (as defined below) that have a “functional currency” other than the U.S. dollar; certain United States expatriates; and investors in pass through entities that hold Notes.

This discussion does not address the effects of any U.S. state and local or non-U.S. tax laws. Moreover, it does not address non-income tax consequences (such as the U.S. federal estate and gift tax consequences) or alternative minimum tax consequences of the Invitation or the adoption of the Proposed Amendments or the indirect consequences of such events to holders of equity interests in partnerships (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that hold Notes.

As used in this discussion, the term “U.S. Eligible Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, one of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state or political subdivision thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of the source thereof, or

•

a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (as defined in Section 7701(a)(30) of the Code (a “U.S. person”)) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this discussion, the term “Non-U.S. Eligible Holder” means a beneficial owner of a Note that is not a U.S. Eligible Holder or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Partnerships holding Notes and the partners therein should consult their tax advisors regarding the tax consequences to them of the Invitation and the adoption of the Proposed Amendments.

THIS DISCUSSION IS NOT INTENDED AS LEGAL ADVICE. HOLDERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE INVITATION AND THE ADOPTION OF THE PROPOSED AMENDMENTS, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS OR NON-U.S. OR NON-INCOME TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Consequences of the Exchange

For U.S. federal income tax purposes, an exchange of CAP Notes for 2021 Jamaica Notes will be considered a modification of the CAP Notes. The tax consequences of such a modification will depend on whether the modification is considered “significant.” As discussed below, in general, if the modification is significant, the exchange will be a taxable transaction (“Taxable Exchange”). If it is not significant, the exchange will not be taxable to you.

Under the applicable Treasury Regulations, a modification will be considered significant if, based on all the facts and circumstances other than certain specified changes, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. In addition, a substitution of a new obligor on a recourse debt instrument is also generally treated as a significant modification. Because the obligor of the Notes will change as a result of the exchange of CAP Notes for 2021 Jamaica Notes, the exchange of the CAP Notes for the 2021 Jamaica Notes should constitute a significant modification of the CAP Notes for U.S. federal income tax purposes. By accepting the 2021 Jamaica Notes, you agree to the treatment of the exchange as described in this paragraph and you further agree to report for U.S. federal income tax purposes all income or loss with respect to the CAP Notes and the 2021 Jamaica Notes in accordance with this characterization. Except as otherwise indicated, the remainder of this summary assumes that the exchange will be treated as a significant modification.

A U.S. Eligible Holder will recognize gain or loss in connection with a Taxable Exchange in an amount equal to the difference, if any, between the holder’s adjusted tax basis in the CAP Notes and the amount realized by the holder on the exchange. The amount realized by a U.S. Eligible Holder on the exchange will be equal to the issue price (determined as described below) of the 2021 Jamaica Notes received in the exchange. Your tax basis in the 2021 Jamaica Notes received in the exchange will be equal to their issue price. The issue price of the 2021 Jamaica Notes, for the purposes of determining the amount you realize on the exchange, should be their fair market value on the Settlement Date, assuming that a substantial amount of 2021 Jamaica Notes will be traded on an established securities market at that time. A debt instrument is considered to be traded on an established securities market if, among other things, at any time during the 31-day period ending 15 days after the issue date of the debt instrument, the price of such debt instrument appears in a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments or persons that broker purchases or sales of debt instruments. It is anticipated that the price of the 2021 Jamaica Notes will appear on such a medium.

Except to the extent attributable to accrued but unpaid qualified stated interest or accrued market discount (which will be taxable as ordinary income), gain or loss recognized on the exchange of the CAP Notes will be capital gain or loss and will be long term capital gain or loss if you held the CAP Notes for more than one year at the time of the exchange. Certain U.S. Eligible Holders (including individuals) are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gain. The ability of a U.S. Eligible Holder to offset capital losses against ordinary income is subject to limitations. Gain or loss on the sale, exchange or other disposition of the CAP Notes generally will be treated as U.S. source gain or loss. Gain or loss attributable to accrued but unpaid stated interest and market discount (to the extent not previously included in income) will be taxed as ordinary income. If, contrary to the discussion above, the exchange of CAP Notes for 2021 Jamaica Notes is not deemed to result in a significant modification, you would not recognize gain or loss on the exchange. In addition, the 2021 Jamaica Notes exchanged for the CAP Notes would be treated as having an issue price equal to the adjusted issue price of the CAP Notes that you exchange.

You should consult your tax advisors with regard to the U.S. federal income tax consequences to you of exchanging CAP Notes for 2021 Jamaica Notes.

Consequences of Holding 2021 Jamaica Notes

Interest on 2021 Jamaica Notes.

Interest on the 2021 Jamaica Notes, other than interest on a “Discount Note” that is not “qualified stated interest” (each as defined below under “–Original Issue Discount”) will generally be subject to United States taxation as ordinary income at the time it accrues or is received in accordance with your method of accounting for tax purposes, other than interest accrued with respect to the period prior to the issuance of the 2021 Jamaica Notes, which will not be includible in income, but will reduce your tax basis in the 2021 Jamaica Notes. Interest income and any OID (as defined below) on the 2021 Jamaica Notes will be treated as foreign source income for the purposes of calculating a U.S. Eligible Holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and their timing are extremely complex. U.S. Eligible Holders are advised to consult their own tax advisors regarding the application of the foreign tax credit rules to their particular situation.

Original Issue Discount

A 2021 Jamaica Note will be treated as issued with OID (a “Discount Note”) if the excess of the 2021 Jamaica Note’s “stated redemption price at maturity” over its issue price (as described above under “—Consequences of the Exchange”) is at least a de minimis amount (which in the case of a 2021 Jamaica Note is 0.25% of the Note’s stated redemption price at maturity multiplied by the weighted average maturity of the Note). A Note’s weighted average maturity is the sum of the following amounts determined for each payment on a Note (other than a payment of qualified stated interest): (i) the number of complete years from the issue date until the payment is made multiplied by (ii) a fraction, the numerator of which is the amount of the payment and the denominator of which is the Note’s stated redemption price at maturity. The “stated redemption price at maturity” of a 2021 Jamaica Note is the total of all payments provided by the 2021 Jamaica Note that are not payments of “qualified stated interest.” A “qualified stated interest” payment is generally any one of a series of stated interest payments on a 2021 Jamaica Note that are unconditionally payable at least annually at a single fixed rate. If a 2021 Jamaica Note has de minimis OID, a U.S. Holder must include the de minimis amount in income as stated principal payments are made on the 2021 Jamaica Note, unless the holder makes the election described below under “—Election to Treat All Interest as Original Issue Discount.” A U.S. Holder can determine the includible amount with respect to each such payment by multiplying the total amount of the 2021 Jamaica Note’s de minimis OID by a fraction equal to the amount of the principal payment made divided by the stated principal amount of the 2021 Jamaica Note.

U.S. Holders of Discount Notes must generally include OID in income calculated on a constant-yield method before the receipt of cash attributable to the income, and will generally have to include in income increasingly greater amounts of OID over the life of the Discount Notes. The amount of OID includible in income by a U.S. Holder of a Discount Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds the Discount Note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a 2021 Jamaica Note may be of any length selected by the U.S. Holder and may vary in length over the term of the Discount Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the 2021 Jamaica Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount 2021 Jamaica Note’s adjusted issue price at the beginning of the accrual period and the Discount 2021 Jamaica Note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the Discount Note allocable to the accrual period. The “adjusted issue price” of a Discount Note at the beginning of any accrual period will be the issue price of the 2021 Jamaica Note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Note that were not qualified stated interest payments (other than the portion of any such interest payment attributable to interest accrued prior to the issuance of the 2021 Jamaica Notes).

Election to Treat All Interest as Original Issue Discount

A U.S. Holder may elect to include in gross income all interest that accrues on a 2021 Jamaica Note using the constant-yield method described above under “Original Issue Discount” with certain modifications. For purposes of this election, interest includes stated interest, OID, and de minimis OID. If a U.S. Holder makes this election for a 2021 Jamaica Note, then, when the constant-yield method is applied, no payments on the 2021 Jamaica Note will be treated as payments of qualified stated interest. This election will generally apply only to the 2021 Jamaica Note with respect to which it is made and may not be revoked without the consent of the IRS.

Premium

If the issue price of a 2021 Jamaica Note (determined as described above under “—Consequences of the Exchange”) exceeds its principal amount, a U.S. Holder may elect to treat the excess as “amortizable bond premium,” in which case the amount required to be included in the U.S. Holder’s income each year with respect to interest on the 2021 Jamaica Note will be reduced by the amount of amortizable bond premium allocable (based on the Note’s yield to maturity) to that year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludable from gross income for U.S. federal income tax purposes) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the IRS. A U.S. Holder that does not elect to take bond premium into account currently will recognize a capital loss when the 2021 Jamaica Note matures.

Disposition of 2021 Jamaica Notes.

You will generally recognize gain or loss on the sale, exchange or other taxable disposition of the 2021 Jamaica Notes in an amount equal to the difference between the amount you realize on such sale, exchange or other taxable disposition (less any accrued interest, which will be taxable as ordinary interest income) and your adjusted tax basis in the 2021 Jamaica Notes. In the case of 2021 Jamaica Notes acquired in the exchange, your adjusted tax basis in the 2021 Jamaica Notes will be equal to your initial basis in the 2021 Jamaica Notes determined as described above under “—Consequences of the Exchange” adjusted as described above.

Gain or loss recognized on sale, exchange or other taxable disposition of the 2021 Jamaica Notes received in the exchange will be capital gain or loss. Such gain or loss will generally be long-term capital gain or loss if your holding period for the 2021 Jamaica Notes is more than one year. Certain U.S. Eligible Holders (including individuals) are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gain. The ability of a U.S. Eligible Holder to offset capital losses against ordinary income is subject to limitations. Gain or loss on the sale, exchange or other taxable disposition of the 2021 Jamaica Notes generally will be treated as U.S. source gain or loss.

Consequences of Holding CAP Notes

If the Proposed Amendments are adopted, the U.S. federal income tax treatment of a U.S. Eligible Holder that does not submit an offer to exchange CAP Notes will depend on whether the modification to the holder’s CAP Note constitutes a significant modification that results in a “deemed exchange” of an “old” CAP Note for a “new” CAP Note for U.S. federal income tax purposes. The adoption of the Proposed Amendments would constitute a significant modification if it would result in a change in “payment expectations” (as defined under the applicable Treasury Regulations) with respect to the CAP Notes.

Based on the nature and terms of the Proposed Amendments, CAP believes that the adoption of the Proposed Amendments should not result in a change in “payment expectations.” CAP therefore intends to take the position that the adoption of the Proposed Amendments will not constitute a significant modification of the CAP Notes and will not result in a deemed exchange to U.S. Eligible Holders. Accordingly, upon adoption of the Proposed Amendments, a U.S. Eligible Holder of the CAP Notes (regardless of whether such U.S. Eligible Holder consents to the Proposed Amendments) would not recognize any gain or loss for U.S. federal income tax purposes, and such U.S. Eligible Holder would continue to have the same tax basis and holding period in its CAP Notes.

The IRS, however, may take the view that the adoption of the Proposed Amendments would result in a change in “payment expectations” and would therefore result in a Taxable Exchange.

If you do not submit an offer to exchange CAP Notes you should consult your tax advisors with regard to the U.S. federal income tax consequences to you of the adoption of the Proposed Amendments.

Non-U.S. Eligible Holders

Subject to the discussion of backup withholding below, if you are a Non-U.S. Eligible Holder, the interest income and gains that you derive in respect of the CAP Notes and the 2021 Jamaica Notes generally will be exempt from U.S. federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below in “—Backup Withholding and Information Reporting”) of the U.S. Internal Revenue Service to establish that you are a Non-U.S. Eligible Holder.

Even if you are a Non-U.S. Eligible Holder, you may still be subject to U.S. federal income taxes on any interest income you derive in respect of the 2021 Jamaica Notes if such interest is effectively connected with the conduct of your trade or business within the United States.

If you are a Non-U.S. Eligible Holder, any gain you realize on a sale or exchange of the CAP Notes or the 2021 Jamaica Notes generally will be exempt from U.S. federal income tax, including withholding tax, unless: (i) such gain is effectively connected with your conduct of a trade or business within the United States; or (ii) if you are an individual, you are present in the United States for a total of 183 days or more during the taxable year in which such gain is realized and either (a) such gain is attributable to your office or fixed place of business maintained in the United States; or (b) you have a tax home in the United States.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments in respect of the CAP Notes or 2021 Jamaica Notes within the United States, and backup withholding will apply to such payments if you (i) fail to provide an accurate taxpayer identification number, (ii) are notified by the U.S. Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax return, or (iii) otherwise fail to comply with applicable certification requirements.

Backup withholding and information reporting will not apply to payments made within the United States by Jamaica or any agent thereof (acting in such capacity) to you if you are a Non-U.S. Eligible Holder so long as either (i) if you are the beneficial owner, you certify to Jamaica or its agent, under penalties of perjury, that you are a Non-U.S. Eligible Holder and provide your name and address or (ii) you have otherwise established an exemption, and provided that neither Jamaica nor its agent has actual knowledge that you are not a Non-U.S. Eligible Holder or that the conditions of any exemption are not in fact satisfied.

Similar rules requiring information reporting and, in certain circumstances, backup withholding will apply with respect to sales of Notes through certain brokers.

Certain U.S. Eligible Holders may be required to report to the IRS certain information with respect to their beneficial ownership of the Notes not held through an account with a financial institution. Investors who fail to report required information could be subject to substantial penalties.

THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE INVIATION, AND THE ADOPTION OF THE PROPOSED AMENDMENTS. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATION.

Luxembourg Taxation

The following is a summary of certain material Luxembourg tax consequences of accepting the Invitation, purchasing, owning and disposing of the 2021 Jamaica Notes. It does not purport to be a complete analysis of all possible tax situations that may be relevant to a decision to accept the Invitation, purchase, own or deposit the 2021 Jamaica Notes. Prospective participants in the Invitation should consult their own tax advisers as to the applicable tax consequences of the Invitation and the ownership of the 2021 Jamaica Notes, based on their particular circumstances. This summary does not allow any conclusions to be drawn with respect to issues not specifically addressed. The following description of Luxembourg tax law is based upon the Luxembourg law and regulations as in effect and as interpreted by the Luxembourg tax authorities on the date of this Invitation Statement and is subject to any amendments in law (or in interpretation) later introduced, whether or not on a retroactive basis.

The residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only. Also, a reference to Luxembourg income tax encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds de chômage), as well as personal income tax (impôt sur le revenu) generally. Eligible Holders may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge invariably apply to most corporate tax residents of Luxembourg for tax purposes. Individual tax residents are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual tax resident acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Tax residency

A person will not become resident, nor be deemed to be resident, in Luxembourg by reason only of the acceptance of the Invitation, the holding of the 2021 Jamaica Notes, or the execution, performance, delivery and/or enforcement of the 2021 Jamaica Notes.

Exchange of the CAP Notes for the 2021 Jamaica Notes

Income taxation

Taxation of Luxembourg non-residents

Participants in the Invitation who are non-residents of Luxembourg and who do not hold the CAP Notes through a permanent establishment or a permanent representative in Luxembourg will not be subject to Luxembourg income tax on the realization of capital gains on the exchange of the CAP Notes for the 2021 Jamaica Notes.

Participants in the Invitation who are non-residents of Luxembourg and who hold the CAP Notes through a permanent establishment or a permanent representative in Luxembourg may have to include any capital gain realized on the exchange of the CAP Notes for 2021 Jamaica Notes, in their taxable income for Luxembourg income tax assessment purposes.

Taxation of Luxembourg residents

Luxembourg resident individuals

For Luxembourg resident individuals participating in the Invitation and acting in the course of the management of their private wealth, capital gains realized on the exchange of the CAP Notes for 2021 Jamaica Notes are not subject to income tax provided that the exchange of the CAP Notes for 2021 Jamaica Notes does not occur prior to at least six months after the acquisition of the CAP Notes. Upon the exchange of the CAP Notes for 2021 Jamaica Notes, individual Luxembourg resident Eligible Holders of 2021 Jamaica Notes acting in the course of the management of their private wealth must, however, include the portion of such gain corresponding to accrued but unpaid interest in their taxable income except if tax has been levied on such interest in accordance with the Relibi Law, as defined below. Should the exchange of the CAP Notes for 2021 Jamaica Notes precede the acquisition of the CAP Notes or take place within the six months following the acquisition of the CAP Notes, any realized capital gains qualify as “speculative gains” and are fully taxable as miscellaneous income at ordinary income tax rates. However, such speculative gains are not taxable if the total amount of such gains realized within the same tax year amounts to less than €500.00.

Luxembourg resident companies

Save where Luxembourg resident companies are exempt from taxation under Luxembourg law, Luxembourg resident companies participating in the Invitation who are corporate Eligible Holders are subject to Luxembourg income tax at ordinary tax rates on all capital gains recognized for tax purposes (including foreign exchange results) realized on the exchange of the CAP Notes for 2017 Jamaica Notes.

The same conclusion applies to individual Eligible Holders, acting in the course of the management of a professional or business undertaking to which the CAP Notes are attributable. If in such last case, tax has been levied in accordance with the Relibi Law, as defined below, it can be credited against the overall income tax liability.

Other taxes

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by the participants in the Invitation as a consequence of the acceptance of the Invitation.

There is no Luxembourg value added tax payable in respect of the acceptance of the Invitation.

Taxes in respect of the 2021 Jamaica Notes

Taxation of the Holders of the 2021 Jamaica Notes

Withholding Tax

Non-resident Eligible Holders of 2021 Jamaica Notes

Under Luxembourg general tax laws currently in force and subject to the laws of June 21, 2005, as amended (the “Savings Laws”), there is no withholding tax on payments of principal, premium or interest made to non-resident Eligible Holders of 2021 Jamaica Notes, nor on accrued but unpaid interest in respect of the 2021 Jamaica Notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the 2021 Jamaica Notes held by non-resident Eligible Holders of 2021 Jamaica Notes.

Under the Savings Laws implementing the Council Directive 2003/48/EC of June 3, 2003 (the “Savings Directive”) on taxation of savings income in the form of interest payments and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States (the “Territories”), payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner or a residual entity (within the meaning of the Savings Laws) resident in, or established in, an EU Member State (other than Luxembourg) or one of the Territories will be subject to a withholding tax unless the relevant recipient has adequately instructed the relevant paying agent to provide details of the relevant payments of interest or similar income to the competent Luxembourg fiscal authority in order for such information to be communicated to the competent tax authorities of the beneficiary’s country of residence or establishment, or, in the case of an individual beneficial owner, has provided a tax certificate issued by the fiscal authorities of his/her country of residence in the required format to the relevant paying agent. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the 2021 Jamaica Notes coming within the scope of the Savings Laws will be subject to a withholding tax at a rate of 35%.

In April 2013, the Luxembourg Government announced its intention to abolish the withholding system with effect from January 1, 2015, in favor of automatic information exchange under the Savings Directive.

Resident Eligible Holders of 2021 Jamaica Notes

Under Luxembourg general tax laws currently in force and subject to the law of 23 December 2005, as amended (the “Relibi Law”), there is no withholding tax on payments of principal, premium or interest made to Luxembourg resident Eligible Holders of 2021 Jamaica Notes, nor on accrued but unpaid interest in respect of 2021 Jamaica Notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of 2021 Jamaica Notes held by Luxembourg resident Eligible Holders of 2021 Jamaica Notes.

Under the Relibi Law, payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to an individual beneficial owner who is a resident of Luxembourg or to a residual entity (within the meaning of the Savings Laws) established in an EU Member State (other than Luxembourg) or one of the Territories and securing such payments for the benefit of such individual beneficial owner will be subject to a withholding tax of 10%. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payment of interest under the 2021 Jamaica Notes coming within the scope of the Relibi Law will be subject to a withholding tax at a rate of 10%.

Income Taxation

Non-resident Eligible Holders of 2021 Jamaica Notes

A non-resident Eligible Holder of 2021 Jamaica Notes, not having a permanent establishment or permanent representative in Luxembourg to which/whom such 2021 Jamaica Notes are attributable, is not subject to Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under the 2021 Jamaica Notes. A gain realized by such non-resident Eligible Holder of 2021 Jamaica Notes on the sale or disposal, in any form whatsoever, of the 2021 Jamaica Notes is further not subject to Luxembourg income tax.

A non-resident corporate Holder of 2021 Jamaica Notes or an individual Eligible Holder of 2021 Jamaica Notes acting in the course of the management of a professional or business undertaking, who has a permanent establishment or permanent representative in Luxembourg to which or to whom such 2021 Jamaica Notes are attributable, is subject to Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under the 2021 Jamaica Notes and on any gains realized upon the sale or disposal, in any form whatsoever, of the 2021 Jamaica Notes.

Resident Eligible Holders of 2021 Jamaica Notes

Eligible Holders of 2021 Jamaica Notes who are residents of Luxembourg will not be liable for any Luxembourg income tax on repayment of principal.

Luxembourg resident corporate Holder of 2021 Jamaica Notes

A corporate Holder of 2021 Jamaica Notes must include any interest accrued or received, any redemption premium or issue discount, as well as any gain realized on the sale or disposal, in any form whatsoever, of the 2021 Jamaica Notes, in its taxable income for Luxembourg income tax assessment purposes.

A corporate Holder of 2021 Jamaica Notes that is governed by the law of May 11, 2007 on family estate management companies, as amended, or by the law of December 17, 2010 on undertakings for collective investment, as amended, or by the law of February 13, 2007 on specialized investment funds, as amended, is neither subject to Luxembourg income tax in respect of interest accrued or received, any redemption premium or issue discount, nor on gains realized on the sale or disposal, in any form whatsoever, of the 2021 Jamaica Notes.

Luxembourg resident individual Eligible Holder of 2021 Jamaica Notes

An individual Eligible Holder of 2021 Jamaica Notes, acting in the course of the management of his/her private wealth, is subject to Luxembourg income tax at progressive rates in respect of interest received, redemption premiums or issue discounts, under the 2021 Jamaica Notes, except if (i) withholding tax has been levied on such payments in accordance with the Relibi Law, or (ii) the individual Eligible Holder of the 2021 Jamaica Notes has opted for the application of a 10% tax in full discharge of income tax in accordance with the Relibi Law, which applies if a payment of interest has been made or ascribed by a paying agent established in a EU Member State (other than Luxembourg), or in a Member State of the European Economic Area (other than a EU Member State), or in a state that has entered into a treaty with Luxembourg relating to the Savings Directive. A gain realized by an individual Eligible Holder of 2021 Jamaica Notes, acting in the course of the management of his/her private wealth, upon the sale or disposal, in any form whatsoever, of 2021 Jamaica Notes is not subject to Luxembourg income tax, provided this sale or disposal took place more than six months after the 2021 Jamaica Notes were acquired. However, any portion of such gain corresponding to accrued but unpaid interest income is subject to Luxembourg income tax, except if tax has been levied on such interest in accordance with the Relibi Law.

An individual Eligible Holder of 2021 Jamaica Notes acting in the course of the management of a professional or business undertaking must include this interest in its taxable basis. If applicable, the tax levied in accordance with the Relibi Law will be credited against his/her final tax liability.

Net Wealth Taxation

A corporate Holder of 2021 Jamaica Notes, whether it is a resident of Luxembourg for tax purposes or, if not, it maintains a permanent establishment or a permanent representative in Luxembourg to which/whom such 2021 Jamaica Notes are attributable, is subject to Luxembourg wealth tax on such 2021 Jamaica Notes, except if the Holder of 2021 Jamaica Notes is governed by the law of 11 May 2007 on family estate management companies, as amended, or by the law of 17 December 2010 on undertakings for collective investment, as amended, or by the law of 13 February 2007 on specialized investment funds, as amended, or is a securitization company governed by the law of 22 March 2004 on securitization, as amended, or is a capital company governed by the law of 15 June 2004 on venture capital vehicles, as amended.

An individual Eligible Holder of 2021 Jamaica Notes, whether he/she is a resident of Luxembourg or not, is not subject to Luxembourg wealth tax on such 2021 Jamaica Notes.

Other Taxes

In principle, neither the issuance nor the transfer, repurchase or redemption of 2021 Jamaica Notes will give rise to any Luxembourg registration tax or similar taxes.

However, a fixed or ad valorem registration duty may be due upon the registration of the 2021 Jamaica Notes in Luxembourg in the case of legal proceedings before Luxembourg courts or in case the 2021 Jamaica Notes must be produced before an official Luxembourg authority, or in the case of a registration of the 2021 Jamaica Notes on a voluntary basis.

Where a Eligible Holder of 2021 Jamaica Notes is a resident of Luxembourg for tax purposes at the time of his/her death, the 2021 Jamaica Notes are included in his/her taxable estate for inheritance tax assessment purposes.

Gift tax may be due on a gift or donation of 2021 Jamaica Notes if embodied in a Luxembourg deed passed in front of a Luxembourg notary or recorded in Luxembourg.

ELIGIBLE HOLDERS’ REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

By submitting an offer to exchange CAP Notes and delivering Consents and thereby offering to exchange such CAP Notes pursuant to the Invitation, the Eligible Holder of the CAP Notes is deemed to acknowledge, represent, warrant and undertake to Jamaica, CAP and the Information and Exchange Agent that, as of the time of submission of its offer to exchange CAP Notes and on the Settlement Date:

(1) it has received and reviewed this Invitation Statement;

(2) it understands that an offer to exchange the CAP Notes and a delivery of Consents pursuant to any of the procedures set forth in this Invitation Statement will constitute its acceptance of the terms of the Invitation;

(3) it is a person for whom it is lawful to participate in the Invitation under the applicable securities laws contained under the heading “Jurisdiction Restrictions” in this Invitation Statement;

(4) if it is located in the European Economic Area, it is offering to exchange an outstanding principal amount of CAP Notes equal to at least US$140,000 (which, based on the current amortization factor of 0.809523810, will require such Eligible Holders to tender an original principal amount of CAP Notes equal to at least US$173,000);

(5) upon the terms of the Invitation, it irrevocably accepts the Invitation in respect of the principal amount of the CAP Notes that it is offering to exchange and, subject to and effective upon exchange of the CAP Notes on the Settlement Date, it sells, assigns and transfers to, or to the order of, Jamaica all right, title and interest in and to all of the CAP Notes exchanged by such Eligible Holder, and thereafter it will have no contractual or other rights or claims in law or equity against CAP, Jamaica the Information and Exchange Agent or any fiduciary, trustee, fiscal agent or other person connected with the CAP Notes arising under, from or in connection with the CAP Notes, except for return of the CAP Notes if the Exchange Offer is not consummated;

(6) it waives any and all rights with respect to the CAP Notes tendered, including, without limitation, any and all rights to payment, any existing, past or continuing defaults and their consequences in respect of such CAP Notes;

(7) it releases and discharges CAP, its directors, officers, shareholders and affiliates and any trustee from any and all claims the holder of CAP Notes may have, now or in the future, arising out of or related to the CAP Notes tendered hereby, including, without limitation, any claim that a holder of CAP Notes is entitled to receive additional principal or interest payments (or additional amounts) with respect to the CAP Notes so tendered or to participate in any redemption or defeasance of the CAP Notes so tendered;

(8) it waives any rights that it may have pursuant to Jamaican law to challenge the validity of the transactions contemplated by the Exchange Offer and/or Consent Solicitation;

(9) it is an Eligible Holder and the owner of, or a duly authorized representative of one or more Eligible Holders of, the CAP Notes it offers to exchange, and it has full power and authority to offer to exchange such CAP Notes and deliver Consents pursuant to the Invitation, and exchange, sell, assign and transfer the CAP Notes offered, and that, if the CAP Notes are accepted for exchange by Jamaica on the Settlement Date, Jamaica will acquire good and marketable title thereto, free and clear of all liens, charges, claims, interests, rights of third parties, encumbrances and restrictions of any kind and the CAP Notes will not be subject to any adverse claim or right; and that it will, upon request, execute and deliver additional documents and/or do such other things deemed by the Information and Exchange Agent or by Jamaica to be necessary or desirable to complete the sale, assignment and transfer of the CAP Notes offered for exchange or to evidence such power and authority;

(10) it will not sell, pledge, hypothecate or otherwise encumber or transfer any CAP Notes tendered or any interest therein and will not grant to any person any proxy or other right to vote such CAP Notes from the date of such CAP Notes are tendered until the later of the Settlement Date or the termination of the Exchange Offer or the Consent Solicitation;

(11) it irrevocably appoints the Information and Exchange Agent as its true and lawful agent and attorney-in-fact (with full knowledge that the Information and Exchange Agent also acts as agent of Jamaica) with respect to the CAP Notes subject to the exchange, with full powers of substitution (such power of attorney being deemed to be an irrevocable power of attorney coupled with an interest) to (a) present the CAP Notes and all evidences of transfer and authenticity to, or transfer ownership of, the CAP Notes on the accounts maintained by DTC, Euroclear or Clearstream, Luxembourg, as the case may be, to, or to the order of Jamaica, (b) present the CAP Notes for transfer of ownership on the books of the fiscal agent for the CAP Notes, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of the CAP Notes, all in accordance with the terms of the Invitation as described in this Invitation Statement;

(12) all authority conferred or agreed to be conferred pursuant to the submission of its offer to exchange CAP Notes and Consents and every obligation of the Eligible Holder shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of such Eligible Holder and shall not be affected by, and shall survive, the death or incapacity of the Eligible Holder;

(13) it understands that Jamaica’s acceptance for exchange of the CAP Notes and CAP’s acceptance of Consents offered pursuant to any of the procedures described in this Invitation Statement will constitute a binding agreement between such Eligible Holder and Jamaica and CAP in accordance with the terms of the Invitation;

(14) it shall indemnify Jamaica, the fiscal agent, the transfer agent, the paying agent and the Information and Exchange Agent against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the representations, warranties and/or undertakings given pursuant to, the Invitation (including any acceptance thereof) by any such Eligible Holder;

(15) if such Eligible Holder is offering to exchange the CAP Notes held through Euroclear or Clearstream, Luxembourg:

(a) it has delivered note instructions with respect to those the CAP Notes to Euroclear or Clearstream, Luxembourg, as appropriate, by the deadline specified in this Invitation Statement;

(b) it has irrevocably authorized Euroclear or Clearstream, Luxembourg, as appropriate, in accordance with their procedures and deadlines, to:

(i) block any attempt to transfer the CAP Notes;

(ii) cancel the CAP Notes upon receipt of an instruction by the Information and Exchange Agent to have the CAP Notes cancelled, and debit the CAP Notes for exchange from such Eligible Holder’s account(s) with Euroclear or Clearstream, Luxembourg on the Settlement Date; and

(iii) disclose the name of the direct particpant and information about the foregoing instructions with respect to the CAP Notes; and

(c) it has instructed Euroclear or Clearstream, Luxembourg, as appropriate, that, if Jamaica accepts for exchange any of its the CAP Notes, Euroclear or Clearstream, Luxembourg, as appropriate, should credit the 2021 Jamaica Notes issued with respect to the exchange of those the CAP Notes to the account in which those the CAP Notes were held immediately before purchase;

(16) if such Eligible Holder is offering to exchange the CAP Notes held through DTC:

(a) the CAP Notes are, at the time the Exchange Offer is made, and will continue to be, until the time of settlement on the Settlement Date, held by it at DTC;

(b) it will submit its offer to exchange CAP Notes to DTC by the deadline specified in the Invitation, by causing DTC to irrevocably transfer such Eligible Holder’s CAP Notes to the Information and Exchange Agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program procedures for such a transfer; and

(c) it will ensure that the Information and Exchange Agent has received by the deadline specified in the Invitation an “Agent’s Message” from DTC acknowledging that such Eligible Holder has received and agrees to be bound by the terms of the Invitation (as set forth in this Invitation Statement) and that Jamaica may enforce such agreement against such Eligible Holder;

(17) it understands that in the event of a termination of the Invitation, the note instructions with respect to the CAP Notes will be released, and such CAP Notes will be returned to the Eligible Holder;

(18) it understands that valid offers to exchange CAP Notes and Consents (or defective offers to exchange CAP Notes and Consents with respect to which Jamaica has waived, or has caused to be waived, such defect) will be deemed to have been accepted by Jamaica if, as and when Jamaica gives oral or written notice thereof to the Information and Exchange Agent;

(19) it agrees that accrued but unpaid interest on the CAP Notes shall not be paid pursuant to the Invitation, notwithstanding any other provision of the CAP Notes, and it waves any right to such accrued interest;

(20) CAP, Jamaica and the Information and Exchange Agent may deliver any supplements to this Invitation Statement by means of electronic distribution and need not deliver a physical copy of such supplement;

(21) the tender of its CAP Notes will constitute its acceptance to receive the Total Consideration or Purchase Price, as applicable in accordance with the terms of the Exchange Offer, and its Consent to the Proposed Amendments; and

(22) it will, upon request, execute and deliver any additional documents deemed by the Information and Exchange Agent or Jamaica to be necessary or desirable to complete the sale, assignment and transfer of the CAP Notes offered for exchange thereby.

In addition, by tendering CAP Notes and delivering accompanying Consents, and thereby offering to exchange such CAP Notes pursuant to the Invitation, the Eligible Holder of the CAP Notes is deemed to acknowledge, represent, warrant and undertake to Jamaica, CAP and the Information and Exchange Agent, as of the time of submission of its offer to exchange CAP Notes and on the Settlement Date, the acknowledgments, representations, warranties and undertakings contained in the Holder Eligibility Letter.

CAP, Jamaica and the Information and Exchange Agent will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements, and if any of the acknowledgements, representations, warranties and agreements deemed to have been made by any Eligible Holder of CAP Notes are no longer accurate, it will promptly notify the Exchange Agent.

INFORMATION AND EXCHANGE AGENT; PLAN OF DISTRIBUTION

Jamaica has retained Bondholder Communications Group, LLC to act as the Information and Exchange Agent in connection with the Invitation.

Jamaica has agreed to:

•	pay the Information and Exchange Agent customary fees for their services;

•	reimburse the Information and Exchange Agent for certain of their out-of-pocket expenses in connection with the Invitation; and

•	indemnify the Information and Exchange Agent against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

Jamaica estimates that its share of the total expenses of the Invitation, excluding fees, will be approximately US$30,000.

JURISDICTIONAL RESTRICTIONS

The distribution of this Invitation Statement and any other documents or materials relating to the Exchange Offer or the Consent Solicitation are restricted by law in certain jurisdictions. Persons into whose possession this Invitation Statement or any other documents or materials relating to the Exchange Offer or the Consent Solicitation come are required by Jamaica to inform themselves of and to observe any of these restrictions. Persons accepting the Invitation shall be deemed to have represented, warranted and agreed that they are not (and any person for whom they are acting is not): (i) resident in any jurisdiction in which this Invitation, the Exchange Offer and the Consent Solicitation would be unlawful; or (ii) a person to whom this Invitation, the Exchange Offer and the Consent Solicitation may not lawfully be made.

This Invitation Statement any other documents or materials relating to the Exchange Offer or the Consent Solicitation do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation. Jamaica does not accept any responsibility for any violation by any person of any of the restrictions applicable in certain jurisdictions.

Jamaica

Section 26(4) of the Securities Act of Jamaica requires an issuer of securities to register a Prospectus with the Financial Services Commission before issuing any of the securities. The Companies Act, 2004 also requires a company which proposes to issue any securities to the public to file and register, with the Registrar of Companies, a prospectus containing certain prescribed information. Section 26(4) of the Securities Act expressly exempts the Government of Jamaica from the registration requirements of the Securities Act and since the Government is not a company, the requirements of the Companies Act pertaining to the filing of a Prospectus and other matters are also inapplicable to the issue or distribution of securities by the Government of Jamaica.

Accordingly, the Invitation Statement on behalf of the Government is not required to be registered with any regulatory agency in Jamaica and the securities, being Government securities, may be sold in Jamaica without restrictions.

With respect to CAP, the Exchange Offer and Consent Solicitation will not be registered or filed with the Registrar of Companies, the Financial Services Commission or any other regulatory agency in Jamaica. These documents and other material will accordingly not be distributed directly or indirectly to the public but instead will be privately sent to a select list of Accredited Investors who alone will be eligible to accept the offer.

United Kingdom

The communication of this Invitation Statement and any other documents or materials relating to the Exchange Offer and Consent Solicitation is not being made and such documents and/or materials have not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 (“FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, persons in the United Kingdom save in circumstances where section 21(1) of the FSMA does not apply. The communication of this Invitation Statement is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “‘Order”)) or within Article 43 of the Order, or to other persons to whom it may otherwise lawfully be communicated by virtue of an exemption to section 21(1) of the FSMA or otherwise in circumstances where it does not apply.

France

The Exchange Offer and Consent Solicitation are not being made, directly or indirectly, to the public in the Republic of France (“France”). Neither this Invitation Statement nor any other documents or offering materials relating to the Exchange Offer or the Consent Solicitation have been or shall be distributed to the public in France and only (a) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant service d’investissement de gestion de portefeuille pour compte de tiers) and/or (b) qualified investors (investisseurs qualifiés) acting on their own account, other than individuals, all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monétaire et financier are eligible to participate in the Exchange Offer. This Invitation Statement has not been and will not be submitted for clearance to nor approved by the Autorité des marches financiers.

Belgium

This Invitation Statement has not been submitted for approval to the Belgian Banking, Finance and Insurance Commission and, accordingly, the Exchange Offer may not be made in Belgium by way of a public offer, as defined for the purposes of the law of April 1, 2007 on public takeover bids or the law of June 16, 2006 on public offerings of investment instruments and the admission of investment instruments to trading on regulated markets. The Exchange Offer is addressed in Belgium exclusively to, and may only be accepted by, Eligible Holders who are qualifying investors within the meaning of Article 10 of the law of June 16, 2006 on public offerings of investment instruments and the admission of investment instruments to trading on regulated markets.

Italy

None of the Exchange Offer, the Consent Solicitation, this Invitation Statement or any other documents or materials relating to the Exchange Offer or the Consent Solicitation have been or will be submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (CONSOB).

Accordingly, the Exchange Offer may only be carried out in Italy pursuant to an exemption under article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of February 24, 1998, as amended (the “Financial Services Act”), article 35-bis, paragraph 3 and article 35-bis, paragraph 4, letter b) of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Eligible Holders of the CAP Notes can offer to exchange CAP Notes through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of October 29, 2007, as amended from time to time, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

Germany

The Exchange Offer, Consent Solicitation and this Invitation Statement are exclusively addressed in the Federal Republic of Germany to, and may only be accepted by, Eligible Holders who are both (i) qualified investors (qualifizierter Anleger) within the meaning of section 2 No. 6 of the German Securities Prospectus Act (Wertpapierprospektgesetz) and (ii) investment professionals falling within section 31a (2) of the German Securities Trading Act (Wertpapierhandelsgesetz).

The Netherlands

The Exchange Offer is addressed in the Netherlands exclusively to, and may only be accepted by, Eligible Holders who are qualifying investors within the meaning of Directive 2003/71/EC, as amended (the Prospectus Directive).

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in respect of the CAP Notes and/or the Exchange Offer.

VALIDITY OF THE 2021 JAMAICA NOTES

The validity of the 2021 Jamaica Notes will be passed upon for Jamaica as to Jamaican law by the Attorney General’s Chambers of Jamaica, and as to New York State law by Allen & Overy LLP, New York, New York, United States counsel to Jamaica.

As to all matters of Jamaican law, Allen & Overy LLP may rely on the opinion of the Attorney General’s Chambers of Jamaica. As to all matters of United States law, the Attorney General’s Chambers of Jamaica may rely on the opinion of Allen & Overy LLP.

OFFICIAL STATEMENTS AND DOCUMENTS

Information included herein is identified as being derived from a publication of, or supplied by, Jamaica or one of its agencies or instrumentalities and is included on the authority of that publication as a public official document of Jamaica. All other information is included as a public official statement made on the authority of the Minister of Finance and Planning of Jamaica.

GENERAL INFORMATION

Due Authorization

The Public Debt Management Act, 2012, also referred to as government authorizations, authorized the creation and issue of the 2021 Jamaica Notes.

Listing and Luxembourg Listing Agent

Application has been made to list the 2021 Jamaica Notes on the Official List of the Luxembourg Stock Exchange and to have the 2021 Jamaica Notes trade on the Euro MTF market. Deutsche Bank Luxembourg S.A. has been appointed as the Luxembourg paying agent. For so long as any of the notes are admitted for trading on the Euro MTF market and the rules of the Euro MTF so require, Jamaica will maintain a paying agent in Luxembourg.

Material Adverse Change

Except as disclosed in this Invitation Statement, there has been no material adverse change in the fiscal condition or affairs of Jamaica that is material in the context of the issue of the 2021 Jamaica Notes since July 5, 2013.

Documents Relating to the 2021 Jamaica Notes

Copies of the following documents will, so long as any notes are admitted for trading on the Euro MTF, be available for inspection during usual business hours at the specified office of Deutsche Bank Luxembourg S.A. in Luxembourg:

•	the Registration Statement, which includes the fiscal agency agreement and the form of the underwriting agreement as exhibits thereto; and

•	government authorizations.

Where You Can Find More Information

Jamaica has filed its annual report for 2012 on Form 18-K with the SEC electronically. Jamaica’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov.

Such Form 18-K, together with its exhibits and amendments filed with the SEC before the end of the offering of the 2021 Jamaica Notes, is considered part of and incorporated by reference in this Invitation Statement.

ANNEX A

FORM OF SUPPLEMENTAL CAP FISCAL AGENCY AGREEMENT NO. 1

THIS SUPPLEMENTAL FISCAL AGENCY AGREEMENT No. 1 (this “Supplemental Fiscal Agency Agreement”) is made as of [            ], 2013 among:

(1)	Clarendon Alumina Production Limited, a company limited by shares organized under the Companies Act of Jamaica (the “Company”),

(2)	The Government of Jamaica, as guarantor (the “Guarantor”),

(3)	The Bank of New York Mellon (as successor to The Bank of New York), not in its individual capacity but solely as fiscal agent, registrar, principal paying agent and transfer agent (the “Fiscal Agent”), and

(4)	The Bank of New York Mellon (Luxembourg) S.A., (as successor to The Bank of New York (Luxembourg) S.A.) not in its individual capacity but solely as paying agent and transfer agent (the “Luxembourg Agent” and, together with the Fiscal Agent, the “Agents”).

RECITALS OF THE COMPANIES

The Company desires to amend certain provisions of the fiscal agency agreement, dated as of November 16, 2006 (the “Fiscal Agency Agreement”) among the Company, the Guarantor and the Agents as hereinafter set forth.

Section 12(a) of the Fiscal Agency Agreement provides that the Company may modify any of the terms or provisions contained in the Notes in any way with the consent of the Holders of not less than a majority of the principal amount of the Notes then outstanding (the “Requisite Consents”) except as provided in Section 12(b). Section 7 of the terms of the Notes provides that, subject to certain exemptions, the Fiscal Agency Agreement and the Notes may be amended with the Requisite Consents.

All acts and things necessary to amend the Fiscal Agency Agreement and to make this Supplemental Fiscal Agency Agreement a valid agreement of the Company and the Fiscal Agent, in accordance with its terms, have been done.

NOW, THEREFORE, the Company hereby covenant and agree with the Fiscal Agent as follows:

ARTICLE I

Capitalized terms used but not defined in this Supplemental Fiscal Agency Agreement shall have the meanings ascribed to them in the Fiscal Agency Agreement. References in this Supplemental Fiscal Agency Agreement to Article or Section numbers shall be deemed references to Article or Section numbers in the Fiscal Agency Agreement.

ARTICLE II

Deliverables to the Fiscal Agent

Simultaneously with and as a condition to the execution of this Supplemental Fiscal Agency Agreement, the Company is delivering to the Fiscal Agent:

(a)	an Officers’ Certificate;

(b)	a New York law opinion of counsel.

ARTICLE III

Amendments

SECTION 3.01 Change of control.

Section 8 of the Fiscal Agency Agreement is deleted and replaced in its entirety by the following new Section 8:

“Section 8 [Intentionally omitted]”

SECTION 3.02 Negative Pledge.

Section 10 of the Fiscal Agency Agreement is deleted and replaced in its entirety by the following new Section 10:

“Section 10 [Intentionally omitted]”

SECTION 3.03 Events of Default.

Section 11(a) of the Fiscal Agency Agreement is amended by:

(1) deleting subparagraph (iii) in its entirety and replacing it by the following new subparagraph (iii):

“(iii) [intentionally omitted];”;

(2) deleting subparagraph (iv) in its entirety and replacing it by the following new subparagraph (iv):

“(iv) [intentionally omitted];”;

(3) deleting the word “(A)” in the first clause of subparagraph (v) and deleting the words “, (B)” up to the semicolon;

(4) deleting subparagraph (vi) in its entirety and replacing it by the following new subparagraph (vi):

“(vi) [intentionally omitted];”;

(5) deleting subparagraph (vii) and replacing it in its entirety by the following new subparagraph (vii):

“(vii) [intentionally omitted];”;

(6) deleting subparagraph (viii) in its entirety and replacing it by the following new subparagraph (viii):

“(viii) [intentionally omitted];”;

(7) deleting subparagraph (x) in its entirety and replacing it by the following new subparagraph (x):

“(x) [intentionally omitted].”

Section 11(b) of the Fiscal Agency Agreement is deleted and replaced in its entirety by the following new Section 11(b):

“(b) A “subsidiary” means any corporation, association, partnership or other business entity of which 50% or more of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to any contingency until the occurrence of such contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company, by the Company and one or more of the Company’s subsidiaries or by one or more of the Company’s subsidiaries.”

ARTICLE IV

Effective Time

SECTION 4.01 Effective Time of Amendments to Fiscal Agency Agreement.

The amendments to the Fiscal Agency Agreement set forth in Article III of this Supplemental Fiscal Agency Agreement shall only become effective upon the execution of this Supplemental Fiscal Agency Agreement by the Company, the Guarantor and the Agents following the receipt of the Requisite Consents and consummation of the Exchange Offer in accordance with the Invitation to Exchange and Consent Solicitation dated July 31, 2013 relating to the Notes.

ARTICLE V

SECTION 5.01 No New Notes.

The Company and the Guarantor shall not be required to prepare and execute, and the Fiscal Agent shall not be required to authenticate and deliver in exchange for outstanding Notes, any new notes or guarantees, respectively, to conform to this Supplemental Fiscal Agency Agreement.

SECTION 5.02 Guarantor’s Consent and Confirmation

The Guarantor hereby consents to the Fiscal Agency Agreement being amended and supplemented by the Supplemental Fiscal Agency Agreement as provided in Article 1V and confirms that its guaranty dated as of November 16, 2006 shall, notwithstanding the Supplemental Fiscal Agency Agreement, continue to be valid, binding and subsisting.

ARTICLE VI

Miscellaneous

SECTION 6.01 Execution as Supplemental Fiscal Agency Agreement.

This Supplemental Fiscal Agency Agreement is executed and, once executed, immediately effective, and shall be construed as a fiscal agency agreement supplemental to the Fiscal Agency Agreement and this Supplemental Fiscal Agency Agreement shall form a part of the Fiscal Agency Agreement. Except as herein expressly otherwise defined, the terms used herein shall have the same meaning as provided in the Fiscal Agency Agreement.

Except as specifically amended above, the Fiscal Agency Agreement shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 6.02 Responsibility for Recitals.

The recitals herein shall be taken as statements of the Company and the Agents assume no responsibility for the correctness thereof or for the validity or sufficiency of this Supplemental Fiscal Agency Agreement.

SECTION 6.03 Successors and Assigns.

All the covenants and agreements in this Supplemental Fiscal Agency Agreement by the parties hereto shall bind their respective successors and assigns whether so expressed or not.

SECTION 6.04 Governing Law.

This Supplemental Fiscal Agency Agreement and the Notes shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof that would require the application of the laws of a jurisdiction other than the State of New York, except that all matters governing the authorization, execution and delivery of this Supplemental Fiscal Agency Agreement and the Notes by the Company and this Supplemental Fiscal Agency Agreement and the Guarantee by the Guarantor will be governed by the laws of Jamaica.

SECTION 6.05 Conflicts.

In the event of a conflict between the terms and conditions of the Fiscal Agency Agreement and the terms and conditions of this Supplemental Fiscal Agency Agreement, the terms and conditions of this Supplemental Fiscal Agency Agreement shall prevail.

SECTION 6.06 Counterparts.

This Supplemental Fiscal Agency Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instruments.

PROSPECTUS

Government of Jamaica

$1,000,000,000

Debt Securities

Jamaica may offer up to $1,000,000,000 of its debt securities for sale, purchase or exchange from time to time based on information contained in this prospectus and various prospectus supplements. Such offers may include debt securities in exchange for other debt securities issued or guaranteed by Jamaica. The debt securities will be direct, general, unsecured and unconditional obligations of Jamaica and will rank at least pari passu, without any preference among themselves. The payment obligations of Jamaica under the debt securities will at all times rank at least equally with all other payment obligations of Jamaica related to unsecured External Indebtedness (as defined) of Jamaica. Jamaica has pledged its full faith and credit for the due and punctual payment of principal of and interest on the debt securities.

The fiscal agency agreement described in this prospectus contains provisions, commonly known as “collective action clauses,” regarding future modifications to the terms of, or other actions taken in respect of, the debt securities issued thereunder that are described herein beginning on page 9. Under these provisions, modifications or other actions affecting the reserved matters listed in the fiscal agency agreement, including, but not limited to, modifications to payment and other important terms, may be made to a single series of debt securities issued under the fiscal agency agreement with the consent of the holders of 75% in aggregate principal amount outstanding of that series, and to two or more series of debt securities issued under the fiscal agency agreement with the consent of the holders of 85% in aggregate principal amount outstanding of all affected series and 66 2/3% in aggregate principal amount outstanding of each affected series.

Jamaica will provide specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement. You should not assume the information contained in this prospectus is accurate as of any date other than the date on the front of this document. Information contained in this prospectus is subject to completion or amendment. We will update this prospectus as necessary while it is in use.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense

The date of this prospectus is July 11, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Jamaica filed with the United States Securities and Exchange Commission, or the SEC, under a “shelf” registration process. Under this shelf process, Jamaica may sell, from time to time, any of the debt securities described in this prospectus in one or more offerings up to a total US dollar equivalent amount of $1,000,000,000. This prospectus provides you with basic information about Jamaica and a general description of the debt securities Jamaica may offer. Each time Jamaica sells, purchases or exchanges securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Jamaica, if necessary, and specific information about the terms of that offering. Before you invest, you should read both this prospectus and any prospectus supplement.

Any information in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply.

WHERE YOU CAN FIND MORE INFORMATION

Jamaica files Annual Reports with the Securities and Exchange Commission (the “SEC”). These reports and any amendments to these reports include certain financial, statistical and other information about Jamaica and may be accompanied by exhibits. You may read and copy any document Jamaica files with the SEC at the SEC’s public reference room at 100 F Street NE, Washington, DC 20549. You may also obtain copies of the same documents from the public reference room in Washington by paying a fee. Please call the SEC at 1-202-942-8090 for further information on the public reference room.

The SEC allows Jamaica to “incorporate by reference” in this prospectus the information Jamaica files with it. This means that Jamaica can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Jamaica incorporates by reference the following documents:

•	Jamaica’s Annual Report on Form 18-K for the year ended March 31, 2012, file 001-04165; and

•	All amendments to Jamaica’s Annual report on Form 18-K for the year ended March 31, 2012 filed prior to the date of this prospectus.

Jamaica also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus. Each time Jamaica files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing or calling Jamaica at:

Pamella McLaren

30 National Heroes Circle

P.O Box 512

Kingston, Jamaica

Fax: (876) 9325975

Telephone (876) 9325400

You should rely only on the information incorporated by reference or contained in this prospectus or any prospectus supplement. Jamaica has not authorized anyone to provide you with different or additional information. Jamaica is not making an offer of the debt securities in any state where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

ENFORCEMENT OF CLAIMS

It may be difficult for investors to obtain or realize upon judgments of courts in the United States against Jamaica. The Government of Jamaica is a foreign sovereign government, which are generally immune from lawsuits and from the enforcement of judgments under United States law. Foreign sovereign governments, however, may waive this immunity and limited exceptions to this immunity are set forth in the US Foreign Sovereign Immunities Act of 1976, or the Immunities Act.

Except as provided below, Jamaica will irrevocably waive and agree not to plead any immunity (including sovereign immunity) from the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, to which it might otherwise be entitled in any action arising out of or based upon the debt securities, to the fullest extent permitted by applicable law. However, Jamaica reserves the right to plead sovereign immunity under the Immunities Act with respect to actions brought against it under United States federal securities laws or any state securities laws. In the absence of a waiver of immunity by Jamaica with respect to such actions, it would not be possible to obtain a US judgment in such action unless a court were to determine that Jamaica is not entitled to sovereign immunity under the Immunity Act with respect to that action. Even if you obtained a US judgment in any such suit, you may not be able to enforce the judgment in Jamaica. Moreover, you may not be able to enforce a judgment obtained under the Immunities Act against Jamaica’s property located in the United States except under the limited circumstances specified in the Immunities Act.

Jamaica will, in the Fiscal Agency Agreement (as defined in Description of the Debt Securities) and in the debt securities, irrevocably submit to the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, in respect of any claim or action arising out of or based upon the Fiscal Agency Agreement or the debt securities which may be instituted by any holder of a debt security, such as, for example, a claim for breach of any obligation under the Fiscal Agency Agreement or the debt securities. Any process or other legal summons in connection with any such action may be served upon Jamaica by delivery of letters rogatory to the Consul General of Jamaica in New York, New York or by any other means that may have become permissible under the laws of the State of New York and Jamaica at the time of such service. However, Jamaica has not consented to service for suits made under the US federal or state securities laws and, as explained above, Jamaica’s waiver of immunity does not extend to those actions.

A judgment obtained in New York against Jamaica can be sued upon in the courts of Jamaica as a valid cause of action. Furthermore, a Jamaican court, subject to certain conditions, will grant a judgment in Jamaica without any re-trial or reexamination of the merits of the original action. Jamaica is also subject to suit in competent courts in Jamaica. Section 20(4) of the Crown Proceedings Act provides that no execution or attachment shall be issued by any court in Jamaica for the purpose of enforcing payment by Jamaica of any money or costs. Execution or attachment means a legal process whereby the debtor property is taken under an order of the court and may be sold to satisfy the judgment debt. No such order can be made against Jamaica. Instead, the Crown Proceedings Act provides that where in any civil proceedings by or against Jamaica, any order (including an order for costs) is made by any court in Jamaica in favor of any person against Jamaica, the proper officer of the court shall, on an application and after taxing of costs, issue a certificate to such person which may be served upon the Attorney General of Jamaica. If the order provides for the payment of money or costs, the Ministry of Finance and Planning shall pay the amount due to such person. It is possible that the courts of Jamaica may not enforce the judgments of a foreign court against Jamaica on the grounds of public policy where Jamaica has not appeared in the relevant proceedings or has unsuccessfully claimed immunity in such proceedings and has not otherwise submitted to the jurisdiction of such foreign court.

FORWARD-LOOKING STATEMENTS

This prospectus may contain forward-looking statements.

Forward-looking statements are statements that are not about historical facts, including statements about Jamaica’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Jamaica undertakes no obligation to update publicly any of the forward-looking statements in light of new information or future events, including changes in Jamaica’s economic policy or budget, or to reflect the occurrence of unanticipated events.

Forward-looking statements involve inherent risks and uncertainties. Jamaica cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to:

•

adverse external factors, such as any continuing terrorist attacks in the United States or elsewhere, acts of war, any general slowdown in the US or global economies, low alumina and bauxite prices and a fall in tourism; and

•	adverse domestic factors, such as social and political unrest in Jamaica, high domestic interest rates, climatic events and exchange rate volatility.

GENERAL DESCRIPTION OF JAMAICA

The information set forth below is not complete and is qualified by the more detailed information contained in the Government of Jamaica’s Annual Report on Form 18-K for the fiscal year ended March 31, 2012, as amended from time to time, and the other documents incorporated by reference in this prospectus.

Jamaica, the third largest island in the Caribbean Sea, is located 558 miles (898 kilometers) southeast of Miami, Florida, 90 miles (144.8 kilometers) south of Cuba and 100 miles (160.9 kilometers) southwest of Haiti. The island has an area of 4,411 square miles (11,420 square kilometers). At December 31, 2011, Jamaica’s population was estimated at 2,709,300. Jamaica’s official language is English, and a majority of the population speaks a dialect.

Jamaica operates as a mixed, free market economy with state enterprises as well as private sector businesses. Major sectors of the Jamaican economy include agriculture, mining, manufacturing, tourism and financial and insurance services. Beginning in the second half of 2007, the short-term funding markets in the United States encountered several issues, leading to liquidity disruptions in various markets. In particular, subprime mortgage loans in the United States began to face increased rates of delinquency, foreclosure and loss. These and other related events have had a significant adverse impact on the international economic environment, which has also had an impact on Jamaica’s economy.

Gross domestic product, or GDP, declined by 0.1% in the first quarter of 2012 as compared to the first quarter of 2011, mainly as a result of decreases in the production of goods and services. GDP increased 1.3% in 2011 to J$732.4 billion as compared to J$723.2 billion in 2010. GDP declined by 1.5% to J$732.2 billion in 2010 from $734.3 billion in 2009.

At September 30, 2012, Jamaica’s domestic debt, which excludes government-guaranteed securities, was approximately J$976.1 billion. At December 31, 2011, domestic debt was J$883.4 billion, an increase of 10.43% when compared to the domestic debt level at December 31, 2010. In addition to this level of domestic debt, Jamaica has guaranteed certain financial obligations of public sector entities, which carry out major infrastructure projects from time to time. At September 31, 2012, the extent of these internal guarantees was approximately J$28.6 billion.

At September 30, 2012, the total of external debt was US$8,186.8 million, of which 89.31% was denominated in US dollars, 5.66% was denominated in Euro, 1.93% was denominated in Yen and 1.47% was denominated in Chinese Yuan. At December 31, 2011, public sector external debt was US$8,626.1 million, an increase of 2.82% from December 31, 2010. At December 31, 2011, the stock of external debt was US$8,626.1 million, of which 91.30% was denominated in US dollars, 5.15% was denominated in Euro, 1.58% denominated in Yen and 1.53% was denominated in Chinese Yuan. Bond issues of US$4,028.31 million represented the largest creditor category of Jamaica’s public sector external debt, and accounted for 46.7% of total public sector external debt at December 31, 2011 while bilateral and multilateral obligations of US$4,096.05 million accounted for 47.5%. Multilateral indebtedness was US$3,306.65 million, an increase of 7.65% over December 31, 2010.

Jamaica’s total public sector debt as a percentage of nominal GDP increased to 131.3% at December 31, 2011, from 129.6% at December 31, 2010. Public sector domestic debt and public sector external debt as a percentage of nominal GDP increased to

71.1% and decreased to 60.2%, at December 31, 2011, respectively, from 68.2% and 61.4% at December 31, 2010, respectively. External debt as a percentage of exports of goods and services decreased to 113.7% at December 31, 2011, from 131.8% at December 31, 2010. External debt service payments as a percentage of exports of goods and services increased to 7.1% during 2011 from 7.6% during 2010.

Jamaica has never defaulted on any of its external or domestic debt obligations, which under the Jamaican Constitution are paid without any requirement of Parliamentary approval, directly from revenue and assets of Jamaica, before funds are available to Jamaica for other policies and programs. Since 1993, Jamaica has been involved in only one debt restructuring, which occurred in January 2010.

Inflation for 2011 was 6.0% based on the Consumer Price Index. The 2011 inflation rate represented a decline of 5.7% over the 11.7% rate recorded in 2010, which in turn represented an increase of 1.5% over the 10.2% rate recorded in 2009.

Net international reserves of the Bank of Jamaica decreased to US$1,966.1 million at December 31, 2011, from US$2,171.4 million at December 31, 2010. Gross international reserves at December 31, 2011 were US$2,820.4 million, or approximately 19.2 weeks of goods and services imports. The decrease in the international reserves during 2011 was mainly attributable to a decrease in official capital inflows. At November 30, 2012, net international reserves of the Bank of Jamaica were US$1,078.2 million, with gross international reserves at US$1,932.2 million, or approximately 12.9 weeks of goods and services imports.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds from sales of securities will be used for the general budgetary purposes of Jamaica.

DESCRIPTION OF THE DEBT SECURITIES

Jamaica will issue the debt securities in separate series at various times. Each series of the debt securities will be issued pursuant to a fiscal agency agreement (the “Fiscal Agency Agreement”) between Jamaica and a selected fiscal agent. Jamaica has filed a copy of the form of Fiscal Agency Agreement and the form of debt securities with the SEC as exhibits to the registration statement of which this prospectus is a part.

The following description is only a summary of the material terms of the debt securities and the form of Fiscal Agency Agreement. Since it is only a summary, the description may not contain all of the information that may be important to you as a potential investor in the debt securities. Therefore, Jamaica urges you to read the form of the Fiscal Agency Agreement and the form of the debt security before deciding whether to invest in the debt securities.

Jamaica will describe the particular terms of any debt securities in the prospectus supplement relating to those debt securities, which may differ from the terms described herein. Those terms may include:

•	the principal amount of the debt securities;

•	the percentage of their principal amount at which the debt securities will be issued;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the stated maturity date on which Jamaica must repay the debt securities;

•	the dates when any interest payments will be due;

•	the currency in which Jamaica may pay the debt securities and any interest;

•	where and how Jamaica will pay principal and interest;

•	if the debt securities will be issued upon the exchange of other debt securities issued or guaranteed by Jamaica, the specific terms relating to this exchange;

•	whether and in what circumstances Jamaica may redeem the debt securities before maturity;

•	any sinking fund or similar provision;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated securities;

•	any terms allowing you to exchange debt securities issued or guaranteed by Jamaica; and

•	any other terms of the debt securities.

Status of the Debt Securities

The debt securities will be direct, general, unsecured and unconditional obligations of Jamaica and will rank at least pari passu, without any preference among themselves. The payment obligations of Jamaica under the debt securities will at all times rank at least equally with all other payment obligations of Jamaica related to unsecured External Indebtedness (as defined below) of Jamaica. Jamaica has pledged its full faith and credit for the due and punctual payment of principal of and interest on the debt securities.

“External Indebtedness” means any indebtedness that:

•	is payable, or may be paid, in a currency or by reference to a currency other than the currency of Jamaica; and

•	is payable, or may be paid, to a person resident or having their principal place of business outside of Jamaica.

“Indebtedness” means any obligation (whether present or future, actual or contingent) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and leasing).

Payments of Principal and Interest

Jamaica will make payments of principal and interest on the debt securities through the paying agent, which will receive the funds for distribution to the holders of the debt securities registered with the registrar at the close of business on the fifteenth day preceding the date of payment. Jamaica will make all payments at the place and in the currency set out in the prospectus supplement. Unless otherwise specified in the relevant prospectus supplement or the debt securities, Jamaica will make payments on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner of the debt securities, which will receive the funds for distribution to the holder. See “Global Securities” below.

Any moneys held by the fiscal agent in respect of the debt securities and remaining unclaimed for two years after such amount shall have become due and payable shall be returned to Jamaica, and the holder of such debt securities shall thereafter look only to Jamaica for any payment to which such holder may be entitled. The debt securities will become void unless presented for payment within five years after the maturity date thereof (or such earlier time period as may be prescribed by applicable law).

Additional Amounts

Jamaica will make all payments of principal and interest on the debt securities without withholding or deduction for any Jamaican taxes. If Jamaican law requires Jamaica to deduct or withhold taxes, Jamaica will pay the holders of the debt securities the additional amounts necessary to ensure that the holders of the debt securities receive the same amount as they would have received without such deduction or withholding.

Jamaica will not, however, pay a holder of the debt securities such additional amounts if such holder is liable for Jamaican taxes due to one of the following reasons:

•	the holder has some connection with Jamaica other than merely owning the debt securities or receiving principal and interest payments on the debt securities;

•

the holder has failed to comply with any reporting requirement concerning its nationality, residence, identity or connection with Jamaica, if compliance is required as a condition to exemption from such deduction or withholding; or

•	the holder fails to present its debt securities for payment within 30 days after Jamaica makes principal or interest available for payment to the holder.

Fiscal Agent

The Fiscal Agency Agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s limitation of liability for actions that it takes.

Paying Agents; Transfer Agents; Registrar

The fiscal agent may also act as paying agent, transfer agent, and registrar. Nevertheless, Jamaica may at any time appoint new paying agents, transfer agents and registrars. Jamaica will, however, at all times maintain:

•	a paying agent in New York City; and

•	a registrar in New York City or another office as designated by the fiscal agent.

If Jamaica lists a series of debt securities on the Luxembourg Stock Exchange, and the rules of that exchange so require, Jamaica will appoint and maintain a paying agent and transfer agent in Luxembourg. For so long as any such notes are listed on the Luxembourg Stock Exchange, Jamaica will publish any change as to the identity of the Luxembourg paying and transfer agent in the manner specified under “ Notices” below.

Replacement, Exchange and Transfer

Jamaica will replace any mutilated, destroyed, stolen or lost debt securities or coupon at your expense, upon delivery to the fiscal agent or the transfer agent of the debt securities or coupon or evidence of its destruction, loss or theft satisfactory to Jamaica and the fiscal agent, who may also require an indemnity at your expense and/or payment of any sums sufficient to cover any applicable tax or expenses related to the replacement. You will not be charged a fee for the registration of transfers or exchanges of debt securities.

Notices

All notices will be mailed to the registered holders of a series of debt securities. If a depositary is the registered holder of global securities, each beneficial holder must rely on the procedures of the depositary and its participants to receive notices, subject to any statutory or regulatory requirements.

If Jamaica lists a series of debt securities on the Luxembourg Stock Exchange, and the rules of that exchange so require, all notices to holders of that series of debt securities will be published in a daily newspaper of general circulation in Luxembourg, which Jamaica expects will be the Luxemburger Wort. If notice cannot be published in an appropriate newspaper, notice will be considered validly given if made pursuant to the rules of the Luxembourg Stock Exchange.

Purchase of the Debt Securities by Jamaica

Jamaica may at any time purchase any of the debt securities of a series in any manner through market or by tender and at any price in accordance with the rules of the stock exchanges on which such debt securities of a series may for the time being be listed, if any. If such purchases are made by tender, tenders must be available to all the holders of debt securities of a series alike. All debt securities which are purchased by or on behalf of Jamaica may be held or resold by Jamaica or surrendered to the fiscal agent for cancellation.

Negative Pledge

Jamaica has pledged that as long as any of the debt securities remain outstanding, it will not create or permit any security interest on its revenue, property or assets to secure its public external indebtedness, unless the debt securities are given an equivalent security interest or are given another security interest which is approved by the holders of the debt securities as provided under “— Modifications; Collective Action Securities” below.

A “security interest” is, with respect to any present or future revenue, assets or property, any mortgage or deed of trust, pledge, hypothecation, assignment by way of security, security interest, lien (other than any lien arising by operation of law), charge, encumbrance, preference, or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such present or future revenue, assets or property.

“Public external indebtedness” means any external indebtedness which is in the form of, or is represented by, bonds, notes or other securities which are, or are capable of, being quoted, listed on or ordinarily dealt in on any stock exchange, automated trading system, over-the-counter or other securities market.

However, Jamaica’s agreement to restrict security interests to secure its public external indebtedness does not apply to:

•	any security interest in existence as of the date of the Fiscal Agency Agreement;

•

any security interest upon property to secure its public external indebtedness which was incurred for the purpose of financing the acquisition of such property and any renewal or extension of that security interest which is limited to the original property covered and which secures any renewal or extension of the original secured financing;

•

any security interest existing upon property to secure public external indebtedness at the time of the acquisition of such property and any renewal or extension of that security interest which is limited to the original property covered and which secures any renewal or extension of the original secured financing;

•

any security interest securing public external indebtedness incurred for the purpose of financing all or any portion of the costs of the acquisition, construction, development or expansion of any project (including costs such as escalation, interest during construction and financing and refinancing costs), provided that such security interest applies only to (a) the property so acquired, constructed, developed or expanded and any property that is reasonably incidental to the use of such property (and any right or interest therein), (b) any inventories or any other products of or revenue or profit of or from such property (or right or interest therein), and (c) any shares or other ownership interest in, or any indebtedness of, any person, substantially all of the assets of which consist of such property; and

•

any security interest securing public external indebtedness not covered above, provided that the aggregate outstanding principal amount of public external indebtedness does not exceed US$20,000,000 or its equivalent in another currency.

Additional Covenant of Jamaica

Jamaica has pledged that so long as the debt securities are outstanding, it shall maintain its membership in the International Monetary Fund, or IMF, and continue to be eligible to use the general resources of the IMF under the IMF Articles of Agreement.

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to any series of debt securities:

•	Jamaica fails to pay principal or interest on that series of debt securities when due and such failure continues for a period of 30 days;

•

Jamaica fails to perform any of its obligations described under “— Negative Pledge” or “— Additional Covenant of Jamaica” above and such failure continues for more than 30 days in the case of the negative pledge and 60 days in the case of the additional covenant, after Jamaica receives written notice from any holder;

•

Jamaica fails to perform any of its other material obligations contained in any series of debt securities or the Fiscal Agency Agreement and such failure continues for more than 45 days after Jamaica receives written notice;

•

Jamaica fails to pay (a) any of its external indebtedness (other than guarantees by Jamaica) with an aggregate principal amount in excess of US$10,000,000 when such external indebtedness becomes due and payable or (b) any external indebtedness constituting guarantees by Jamaica with an aggregate principal amount in excess of US$10,000,000 when such external indebtedness becomes due and payable, and such failure continues until the earlier of (1) the expiration of the applicable grace period or 30 days, whichever is longer, or (2) the acceleration of any such public external indebtedness by any holder. For the purposes of the above only,

“Indebtedness” means any obligation (whether present or future, actual or contingent) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and leasing), and every Net Obligation under any Interest, Currency or Security Protection Agreement;

“Interest, Currency or Security Protection Agreement” of Jamaica means any forward contract, futures contract, swap, option, hedge or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), in any such case, relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices or a security or group or index of securities (including any interest therein or based on the value thereof); and

“Net Obligation” means, at any date of determination, the net amount, exclusive of any commissions or administrative fees that Jamaica would be obligated to pay upon the termination of an Interest, Currency or Security Protection Agreement as of such date;

•

the validity of any series of the debt securities or the Fiscal Agency Agreement is contested by Jamaica or any legislative, executive or judicial body or official of Jamaica authorized to do so, or Jamaica denies its obligations under any series of the debt securities or the Fiscal Agency Agreement or declares a suspension or moratorium on payment of its external indebtedness; or

•	any authority necessary for Jamaica to make or fulfill its obligations under any series of the debt securities becomes invalid, expires or otherwise ceases to remain in full force and effect.

If any of the events described above occurs, then the holders of at least 25% of the principal amount of any series of the debt securities outstanding may declare the principal and any accrued interest on all the debt securities of that series immediately due and payable. Holders of debt securities may exercise this right only by providing a written demand to the fiscal agent when the event of default is continuing unless prior to the receipt of that demand by the fiscal agent, all defaults have been cured.

Meetings

Jamaica may call a meeting of the holders of any series of the debt securities at any time regarding that series of debt securities or the Fiscal Agency Agreement. Jamaica will determine the time and place of the meeting. Jamaica will notify the holders of that series of debt securities of the time, place and purpose of the meeting between 30 and 60 days before the meeting.

•	The fiscal agent will call a meeting of holders of any series of the debt securities if:

•	an event of default has occurred and is continuing; and

•

the holders of at least 10% in aggregate principal amount of the debt securities of that series then outstanding have delivered a written request to the fiscal agent setting forth the action they propose to take.

Only holders of that series of the debt securities and their proxies are entitled to vote at a meeting of the holders. Holders or proxies representing a majority of the principal amount of the outstanding debt securities of that series will normally constitute a quorum. However, if a meeting is adjourned for a lack of a quorum, then security holders of that series of debt securities or proxies representing 25% in aggregate principal amount of the outstanding debt securities of that series will constitute a quorum when the meeting is rescheduled. The fiscal agent will set the procedures governing the conduct of the meeting.

Modifications; Collective Action Securities

The debt securities will contain provisions, commonly known as “collective action clauses,” regarding future modifications to the terms of, or other actions taken in respect of, the debt securities. These clauses are described below.

Jamaica, the fiscal agent and the holders of any series of the debt securities may generally modify or take action with respect to the Fiscal Agency Agreement or the terms of a series of debt securities:

•	with the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a meeting; or

•	with the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, special requirements apply with respect to any amendment, modification, change or waiver with respect to the debt securities that would:

•	change the due dates for the payment of principal or interest;

•	reduce any amounts payable on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security;

•	change the payment currency;

•	reduce the proportion of the holders of the principal amount of debt securities necessary to change the terms of the Fiscal Agency Agreement or the debt securities; or

•	change Jamaica’s obligation to pay any additional amounts.

We refer to the above subjects as “Reserved Matters.”

Jamaica, the fiscal agent and the holders of any series of the debt securities may generally modify or take action that constitutes a Reserved Matter with respect to the Fiscal Agency Agreement or the terms of the debt securities with the affirmative vote or written consent of the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series.

If Jamaica proposes any modification or other action that constitutes a Reserved Matter with respect to the terms and conditions of the debt securities of two or more series, or to the Fiscal Agency Agreement insofar as it affects the debt securities of two or more series, in either case as part of a single transaction, Jamaica may elect to proceed pursuant to provisions of the Fiscal Agency Agreement providing that Jamaica, the fiscal agent and the holders may make such modifications if made:

•

with the affirmative vote or written consent of the holders of not less than 85% in aggregate principal amount of the outstanding debt securities of all series that would be affected by that modification or action (taken in aggregate), and

•

with the affirmative vote or written consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each series that would be affected by that modification or action (taken individually).

Any modification or action consented to or approved by the holders as set forth above of the debt securities of one or more series pursuant to the modification or action provisions above will be conclusive and binding on all holders of the debt securities of that series, whether or not they have given such consent or were present at a meeting of holders at which such action was taken, and on all future holders of the debt securities of that series whether or not notation of such modification or action is made upon the debt securities of that series. Any instrument given by or on behalf of any holder of a debt security in connection with any consent to or approval of any such modification or action will be conclusive and binding on all subsequent holders of such debt security.

Notwithstanding the foregoing, Jamaica and the fiscal agent may, without the vote or consent of any holder of any series of the debt securities, amend the Fiscal Agency Agreement or the debt securities to:

•	add to Jamaica’s covenants for the benefit of the holders;

•	surrender any of Jamaica’s rights or powers;

•	provide collateral for the debt securities;

•	cure any ambiguity or correct or supplement any defective provision; or

•	make any other change that does not adversely affect the interest of any holder of any series of the debt securities in any material respect.

Enforcement of Claims

Jamaica has appointed its Consul General in New York City as its authorized agent for service of process in any action based on the debt securities or the Fiscal Agency Agreement which a holder may institute in any Federal or New York State court in the Borough of Manhattan, The City of New York.

It may be difficult for investors to obtain or realize upon judgments of courts in the United States against Jamaica. The Government of Jamaica is a foreign sovereign government, which are generally immune from lawsuits and from the enforcement of judgments under United States law. Foreign sovereign governments, however, may waive this immunity and limited exceptions to this immunity are set forth in the US Foreign Sovereign Immunities Act of 1976 (the “Immunities Act”).

Except as provided below, Jamaica will irrevocably waive and agree not to plead any immunity (including sovereign immunity) from the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, to which it might otherwise be entitled in any action arising out of or based upon the debt securities, to the fullest extent permitted by applicable law. However, Jamaica reserves the right to plead sovereign immunity under the Immunities Act with respect to actions brought against it under United States federal securities laws or any state securities laws. In the absence of a waiver of immunity by Jamaica with respect to such actions, it would not be possible to obtain a US judgment in such action unless a court were to determine that Jamaica is not entitled to sovereign immunity under the Immunities Act with respect to that action. Even if you obtained a US judgment in any such suit, you may not be able to enforce the judgment in Jamaica. Moreover, you may not be able to enforce a judgment obtained under the Immunities Act against Jamaica’s property located in the United States except under the limited circumstances specified in the Immunities Act.

Jamaica will, in the Fiscal Agency Agreement and in the debt securities, irrevocably submit to the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, in respect of any claim or action arising out of or based upon the Fiscal Agency Agreement or debt securities which may be instituted by any holder of a debt security, such as, for example, a claim for breach of any obligation under the Fiscal Agency Agreement or the debt securities. Any process or other legal summons in connection with any such action may be served upon Jamaica by delivery of letters rogatory to the Consul General of Jamaica in New York, New York or by any other means that may have become permissible under the laws of the State of New York and Jamaica at the time of such service. However, Jamaica has not consented to service for suits made under the US federal or state securities laws and, as explained above, Jamaica’s waiver of immunity does not extend to those actions.

A judgment obtained in New York against Jamaica can be sued upon in the courts of Jamaica as a valid cause of action. Furthermore, a Jamaican court, subject to certain conditions, will grant a judgment in Jamaica without any re-trial or re-examination of the merits of the original action. Jamaica is also subject to suit in competent courts in Jamaica. Section 20(4) of the Crown Proceedings Act provides that no execution or attachment shall be issued by any court in Jamaica for the purpose of enforcing payment by Jamaica of any money or costs. Execution or attachment means a legal process whereby the debtor property is taken under an order of the court and may be sold to satisfy the judgment debt. No such order can be made against Jamaica. Instead, the Crown Proceedings Act provides that where in any civil proceedings by or against Jamaica, any order (including an order for costs) is made by any court in Jamaica in favor of any person against Jamaica, the proper officer of the court shall, on an application and after taxing of costs, issue a certificate to such person which may be served upon the Attorney General of Jamaica. If the order provides for the payment of money or costs, the Ministry of Finance and Planning shall pay the amount due to such person. It is possible that the courts of Jamaica may not enforce the judgments of a foreign court against Jamaica on the grounds of public policy where Jamaica has not appeared in the relevant proceedings or has unsuccessfully claimed immunity in such proceedings and has not otherwise submitted to the jurisdiction of such foreign court.

Governing Law and Submission to Jurisdiction

The Fiscal Agency Agreement and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York, except that all matters governing Jamaica’s authorization and execution will be governed by the laws of Jamaica.

Further Issues

Jamaica may from time to time, without notice to or the consent of the registered holders of any series of debt securities, issue further debt securities which will form a single series with any series of debt securities. These further debt securities will have the same terms as to status, redemption or otherwise as the debt securities of the existing series and will rank equally with the debt securities of the existing series in all respects, except for the payment of interest accruing prior to the issue date of these further debt securities or except for the first payment of interest following the issue date of these further debt securities. Furthermore, Jamaica will only issue further debt securities that are fungible for US federal income tax purposes with the existing debt securities of the same series.

Global Securities

The prospectus supplement relating to a series of debt securities will indicate whether any of that series of debt securities will be represented by one or more global securities to be deposited with or on behalf of a depositary and its nominee. The prospectus supplement will also describe any unique specific terms of the depositary arrangement with respect to that series. Neither Jamaica nor the fiscal agent will be responsible for the depositary’s or its respective participants or indirect participants’, performance of their obligations under their rules and procedures. Unless otherwise specified in the prospectus supplement, Jamaica anticipates the following provisions will apply to depositary arrangements.

Registered Ownership of the Global Security

The global security will be registered in the name of a depositary identified in the prospectus supplement, or its nominee, and will be deposited with the depositary, its nominee or a custodian. The depositary, or its nominee, will therefore be considered the sole owner or holder of debt securities represented by the global security for all purposes under the Fiscal Agency Agreement. Except as specified below or in the applicable prospectus supplement, beneficial owners:

•	will not be entitled to have any of the debt securities represented by the global security registered in their names;

•	will not receive physical delivery of any debt securities in definitive form;

•	will not be considered the owners or holders of the debt securities;

•

must rely on the procedures of the depositary and, if applicable, any participants (institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers) to exercise any rights of a holder of the debt securities; and

•	will receive payments of principal and interest from the depositary or its participants rather then directly from Jamaica.

Jamaica understands that, under existing industry practice, the depositary and participants will allow beneficial owners to take all actions required of, and exercise all rights granted to, the registered holders of the debt securities.

Jamaica will register debt securities in the name of a person other than the depositary or its nominee only if:

•

the depositary for a series of debt securities is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and Jamaica does not appoint a successor depositary within 90 days;

•	Jamaica determines, in its sole discretion, not to have a series of debt securities represented by a global security; or

•	A default occurs that entitles the holders of the debt securities to accelerate the maturity date and such default has not been cured.

In these circumstances, an owner of a beneficial interest in a global security will be entitled to registration of a principal amount of debt securities equal to its beneficial interest in its name and to physical delivery of the debt securities in definitive form.

Beneficial Interests in and Payments on a Global Security

Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interest in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

All payments on a global security will be made to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, Jamaica expects the depositary to credit its participants’ accounts with amounts that correspond to their respective beneficial interests in the global security. Jamaica also expects that, after the participants’ accounts are credited, the participants will credit the accounts of the owners of beneficial interests in the global security with amounts that correspond to the owner’s respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures governing payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. Jamaica has no responsibility or liability for the records or ownership of beneficial interests in the global security, or for payments made or not made to owners of such beneficial interests. Jamaica also has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

TAXATION

The following is a summary discussion of certain Jamaican and United States federal income tax considerations that may be relevant to a holder of a debt security. This discussion is based on laws, regulations, administrative and judicial rulings and decisions in effect on the date of this Registration Statement. There can be no assurance that the taxing authorities of the United States or Jamaica will not take a contrary view, and no rulings from such authorities will be sought on the issues discussed herein. Further, the relevant legal provisions and interpretations are all subject to change, possibly with retroactive effect, and any such changes may affect the discussion set forth herein.

In addition, you may be subject to additional tax consequences in connection with gains or losses you obtain from the exchange of debt securities issued or guaranteed by Jamaica. Any such consequences may be further described in any prospectus supplement.

Investors are urged to consult their own tax advisors in determining the tax consequences of holding debt securities and exchanging debt securities issued or guaranteed by Jamaica, including the application to their particular circumstances of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Jamaican Tax Considerations

The taxation discussion set out below is intended only as a descriptive summary and does not purport to be a complete technical analysis or listing of all potential tax effects to holders of the debt securities. Prospective buyers of the debt securities should consult with their tax advisors concerning issues including: the application of Jamaican income tax laws to them arising from an investment in the debt securities; any consequences to them arising under the laws of any other taxing jurisdiction; the availability for income tax purposes of a credit or deduction for Jamaican taxes; and the consequences of buying the debt securities at a price other than the issue price.

Income Taxation of Interest on the Debt Securities and Gain from Sale or Retirement of the Debt Securities

Interest paid to a holder of the debt securities who is an individual is generally subject to Jamaican withholding income tax, at the rate of 25% or such other lower rate as is provided for in an applicable tax treaty between Jamaica and the country where the recipient of the payment is resident. Interest paid to a holder of the debt security which is a company, trust, organization or other entity is generally subject to Jamaican withholding income tax, at the rate of 33 1/3% or such other lower rate as is provided for in an applicable tax treaty between Jamaica and the country where the recipient of the payment is resident. Under the United States/Jamaica Double Taxation Agreement, or the Treaty, the rate of withholding income tax on interest is reduced to 12.5%. Section 12(m) of the Jamaica Income Tax Act provides that the interest on any borrowing charged to Jamaica’s consolidated fund may be exempt from income tax by order of the Minister responsible for finance. Interest payments on the debt securities will be charged to Jamaica’s consolidated fund, and, therefore, such payments will not be subject to income tax upon the issuance by the Minister responsible for finance of an exemption order under Section 12(m). The Minister responsible for finance intends to make an exemption order under Section 12(m) of the Jamaica Income Tax Act thereby relieving interest payments on the debt securities from income tax, but this exemption will not apply to Jamaican residents who own or hold, directly or indirectly, or have a beneficial interest in, the debt securities.

As a result of the foregoing, no Jamaican income tax would be payable on any gain arising on the disposal of the debt securities, unless the seller is engaged in the business of buying and selling investments. Even if the seller is engaged in the business of buying and selling investments, under the Treaty, if the seller is a United States resident within the meaning of the Treaty and does not have a permanent establishment in Jamaica, the seller would not be liable for Jamaican income tax on any such gain. Jamaica has similar provisions in other double taxation agreements, including those with the United Kingdom and Canada.

Transfer Tax and Stamp Duty

The Minister responsible for finance will remit any transfer tax which may become payable on transfers of the debt securities or interests in the debt securities, pursuant to his authority under Section 46 of the Transfer Tax Act. The Minister responsible for finance will remit any stamp duty which may become payable on the debt securities pursuant to his authority under Section 80B of the Stamp Duty Act.

United States Federal Income Taxation Considerations

The following is a general summary of certain principal US federal income tax consequences that may be relevant with respect to the ownership of the debt securities. This summary addresses only the US federal income tax considerations of holders that acquire the debt securities at their original issuance and that will hold the debt securities as capital assets.

This summary does not purport to address all US federal income tax matters that may be relevant to a particular holder of debt securities. This summary does not address tax considerations applicable to holders of debt securities that may be subject to special tax rules including, without limitation, the following: (i) financial institutions; (ii) insurance companies; (iii) dealers or traders in securities, currencies or notional principal contracts; (iv) tax-exempt entities; (v) regulated investment companies; (vi) real estate investment trusts; (vii) persons that will hold the debt securities as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for US federal income tax purposes; (viii) persons that have a “functional currency” other than the US dollar; (ix) persons who will hold the debt securities through partnerships or other pass-through entities; and (x) certain US expatriates and former long-term residents of the United States. Further, this summary does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests of a holder of debt securities.

This summary is based on the US Internal Revenue Code of 1986, as amended (the “Code”), US Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this prospectus. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

This summary does not cover every type of debt security that may be issued under this prospectus. If we intend to issue a debt security of a type not described in this summary, or if there are otherwise special tax consequences with respect to the debt security that are not covered herein, additional tax information will be provided in the prospectus supplement for the applicable debt security.

Prospective investors should consult their own tax advisors with respect to the US federal, state, local and foreign tax consequences of acquiring, owning or disposing of the debt securities.

For the purposes of this summary, a “US Holder” is a beneficial owner of debt securities that is, for US federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (iii) an estate the income of which is subject to US federal income taxation regardless of its source; or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over its administration and (y) one or more US persons have the authority to control all of the substantial decisions of such trust. A “Non-US Holder” is a beneficial owner of debt securities that is not a US Holder. If a partnership holds a debt security, the US federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding any debt securities should consult its tax advisors.

Payments of Interest

Interest paid on a debt security, other than interest on a “Discount Debt Security” that is not “qualified stated interest” (each as defined below under “Original Issue Discount — General”), will be taxable to a US Holder as ordinary interest income at the time it is received or accrued, depending on the US Holder’s method of accounting for US federal income tax purposes.

A US Holder utilizing the cash method of accounting for US federal income tax purposes that receives an interest payment denominated in a currency other than US dollars (a “foreign currency”) will be required to include in income the US dollar value of that interest payment, based on the spot exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into US dollars. No exchange gain or loss will be realized with respect to the receipt of such interest payment, other than exchange gain or loss that is attributable to the actual disposition of the foreign currency received.

If interest on a debt security is payable in a foreign currency, an accrual basis US Holder is required to include in income the US dollar value of the amount of interest income accrued on such a debt security during the accrual period. An accrual basis US Holder may determine the amount of the interest income to be recognized in accordance with either of two methods. Under the first accrual method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year. Under the second accrual method, the US Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. If the last day of the accrual period is within five business days of the date the interest payment is actually received, an electing accrual basis US Holder may instead translate that interest expense at the exchange rate in effect on the day of actual receipt. Any election to use the second accrual method will apply to all debt instruments held by the US Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the US Holder and will be irrevocable without the consent of the US Internal Revenue Service (the “IRS”).

A US Holder utilizing either of the foregoing two accrual methods will recognize ordinary income or loss with respect to accrued interest income on the date of receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a debt security). The amount of ordinary income or loss will equal the difference between the US dollar value of the interest payment received (determined on the date the payment is received) in respect of the accrual period and the US dollar value of interest income that has accrued during that accrual period (as determined under the accrual method utilized by the US Holder).

Foreign currency received as interest on the debt securities will have a tax basis equal to its US dollar value at the time the interest payment is received. Gain or loss, if any, realized by a US Holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.

In the event that any additional amounts are paid on the debt securities, a US Holder will be required to include in income such additional amounts and any tax withheld from interest payments notwithstanding that such withheld tax is not in fact received by such US Holder. A US Holder may be entitled to deduct or credit such tax, subject to applicable limitations. Investors are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances, including the possible adverse impact on creditability to the extent a US Holder is entitled to either a refund of any Jamaican tax withheld or a reduced rate of withholding.

Interest income (including additional amounts and any tax withheld) on the debt securities will be treated as foreign source income for US federal income tax purposes, which may be relevant in calculating a US Holder’s foreign tax credit limitation for US federal income tax purposes. The limitation on foreign taxes eligible for the US foreign tax credit is calculated separately with respect to specific classes of income. The foreign tax credit rules are complex, and US Holders should consult their own tax advisers regarding the availability of a foreign tax credit and the application of the limitation in their particular circumstances.

Original Issue Discount

General. A debt security, other than a debt security with a term of one year or less (a “Short-Term Debt Security”), will be treated as issued with original issue discount (“OID”), and a debt security issued with OID (a “Discount Debt Security”), for US federal income tax purposes if the excess of the sum of all payments provided under the debt security, other than “qualified stated interest payments” (as defined below), over the “Issue Price” of the debt security is more than a “de minimis amount” (as defined below). “Qualified stated interest” is generally interest paid on a debt security that is unconditionally payable at least annually at a single fixed rate. For US federal income tax purposes the “Issue Price” of the debt securities under the applicable prospectus supplement generally will be the first price at which a substantial amount of the debt securities are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers.

In general, if the excess of the sum of all payments provided under the debt security other than qualified stated interest payments (the debt security’s “stated redemption price at maturity”) over its Issue Price is less than 1/4 of one percent of the debt security’s stated redemption price at maturity multiplied by the number of complete years to its maturity, or the de minimis amount, then such excess, if any, constitutes “de minimis OID” and the debt security is not a Discount Debt Security. Unless the election described below under “Election to Treat All Interest as OID” is made, a US Holder of a debt security with de minimis OID must include such de minimis OID in income as stated principal payments on the debt security are made. The includible amount with respect to each such payment will equal the product of the total amount of the debt security’s de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the debt security.

A US Holder will be required to include OID on a Discount Debt Security in income for US federal income tax purposes as it accrues calculated on a constant-yield method (described below) before the actual receipt of cash attributable to that income, regardless of the US Holder’s method of accounting for US federal income tax purposes. Under this method, US Holders generally will be required to include in income increasingly greater amounts of OID over the life of Discount Debt Securities.

The amount of OID includible in income by a US Holder of a Discount Debt Security is the sum of the daily portions of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which the US Holder holds that debt security, or accrued OID. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a debt security may be of any length selected by the US Holder and may vary in length over the term of the debt security as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the debt security occurs on either the final or first day of an accrual period.

The amount of OID allocable to an accrual period equals the excess of (a) the product of the debt security’s “adjusted issue price” at the beginning of the accrual period and the debt security’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the debt security allocable to the accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is the Issue Price of the debt security increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the debt security that were not qualified stated interest payments.

For the purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the debt security contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval.

The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the debt security (other than any payment of qualified stated interest) and (y) the debt security’s adjusted issue price as of the beginning of the final accrual period.

OID for any accrual period on a debt security that is denominated in, or determined by reference to, a foreign currency will be determined in that foreign currency and then translated into US dollars in the same manner as interest payments accrued by an accrual basis US Holder, as described under “Payments of Interest” above. Upon receipt of an amount attributable to OID in these circumstances, a US Holder may recognize ordinary income or loss.

OID on a Discount Debt Security will be treated as foreign source income for the purposes of calculating a US Holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for the US foreign tax credit is calculated separately with respect to specific classes of income. The foreign tax credit rules are complex, and US Holders should consult their own tax advisers regarding the availability of a foreign tax credit and the application of the limitation in their particular circumstances.

Acquisition Premium. A US Holder that purchases a debt security for an amount less than or equal to the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (as determined above under “Original Issue Discount — General”) (any such excess being “acquisition premium”) and that does not make the election described below under “Election to Treat All Interest as OID” shall reduce the daily portions of OID by a fraction, the numerator of which is the excess of the US Holder’s adjusted basis in the debt security immediately after its purchase over the adjusted issue price of the debt security, and the denominator of which is the excess of the sum of all amounts payable on the debt security after the purchase date, other than payments of qualified stated interest, over the debt security’s adjusted issue price.

Market Discount. A debt security, other than a short-term debt security, will be treated as purchased at a market discount, or a Market Discount Debt Security, if the debt security’s stated redemption price at maturity or, in the case of a Discount Debt Security, the debt security’s “revised issue price”, exceeds the amount for which the US Holder purchased the debt security by at least 1/4 of one percent of such debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. If such excess is not sufficient to cause the debt security to be a Market Discount Debt Security, then such excess constitutes “de minimis market discount” and such debt security is not subject to the rules discussed in the following paragraphs. For these purposes, the “revised issue price” of a debt security generally equals its issue price, increased by the amount of any OID that has accrued on the debt security and decreased by any payments previously made on the debt security that were not payments of qualified stated interest.

Any gain recognized on the maturity or disposition of a Market Discount Debt Security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such debt security. Alternatively, a US Holder of a Market Discount Debt Security may elect to include market discount in income currently over the life of the debt security. Such an election shall apply to all debt instruments with market discount acquired by the electing US Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

Market discount on a Market Discount Debt Security will accrue on a straight-line basis unless the US Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the debt security with respect to which it is made and may not be revoked without the consent of the IRS. A US Holder of a Market Discount Debt Security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the maturity or disposition of such debt security.

Election to Treat All Interest as OID. A US Holder may elect to include in gross income all interest that accrues on a debt security using the constant-yield method described above under the heading “Original Issue Discount — General”, with the modifications described below. For the purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

In applying the constant-yield method to a debt security with respect to which this election has been made, the issue price of the debt security will equal its cost to the electing US Holder, the issue date of the debt security will be the date of its acquisition by the electing US Holder, and no payments on the debt security will be treated as payments of qualified stated interest. This election will generally apply only to the debt security with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a debt security with amortizable bond premium, then the electing US Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing US Holder as of the beginning of the taxable year in which the debt security with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

If the election to apply the constant-yield method to all interest on a debt security is made with respect to a Market Discount Debt Security, the electing US Holder will be treated as having made the election discussed above under “Original Issue Discount — Market Discount” to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such US Holder.

Short-Term Debt Securities. Short-Term Debt Securities will be treated as having been issued with OID. In general, an individual or other cash method US Holder is not required to accrue such OID unless the US Holder elects to do so. If such an election is not made, any gain recognized by the US Holder on the sale, exchange or maturity of the Short-Term Debt Security will be ordinary income to the extent of the OID accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the US Holder for interest on borrowings allocable to the Short-Term Debt Security will be deferred until a corresponding amount of income is realized. US Holders who report income for US federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue OID on a Short-Term Debt Security on a straight-line basis unless an election is made to accrue the OID under a constant yield method (based on daily compounding).

Certain Debt Securities Subject to Redemption.

Certain of the debt securities may be redeemable at the option of Jamaica prior to their maturity, or a call option. Debt securities containing such a call option may be subject to rules that are different from the general rules discussed above. Investors intending to purchase debt securities with a call option should consult their own tax advisors because the OID consequences will depend in part, on the particular terms and features of the purchased debt security.

Premium

A US Holder that purchases a debt security for an amount in excess of its principal amount, or for a Discount Debt Security, its stated redemption price at maturity, may elect to treat such excess as “amortizable bond premium”. If such election is made, the amount required to be included in the US Holder’s income each year with respect to interest on the debt security will be reduced by the amount of amortizable bond premium allocable (based on the debt security’s yield to maturity) to such year. In the case of a debt security that is denominated in, or determined by reference to, a foreign currency, amortizable bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of foreign currency. At the time amortizable bond premium offsets interest income, a US Holder realizes exchange gain or loss (taxable as ordinary income or loss) equal to the difference between exchange rates at that time and at the time of the acquisition of the debt securities. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest in which is excludible from gross income) held by the US Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the US Holder and is irrevocable without the consent of the IRS. A US Holder that does not elect to take amortizable bond premium into account currently will recognize a capital loss when the debt security matures.

Sale, Exchange and Retirement of Debt Securities

A US Holder’s tax basis in a debt security will generally equal its “US dollar cost”, increased by the amount of any OID or market discount included in the US Holder’s income with respect to the debt security and the amount, if any, of income attributable to de minimis OID and de minimis market discount included in the US Holder’s income with respect to the debt security (each as determined above), and reduced by the amount of any payments with respect to the debt security that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on the debt security. The “US dollar cost” of a debt security purchased with a foreign currency will generally be the US dollar value of the purchase price on the date of purchase or, in the case of debt securities traded on an established securities market (as defined in the applicable US Treasury Regulations) that are purchased by a cash basis US Holder (or an accrual basis US Holder that so elects), on the settlement date for the purchase.

A US Holder will generally recognize gain or loss on the sale, exchange or retirement of a debt security equal to the difference between the amount realized on the sale, exchange or retirement and the tax basis of the debt security. The amount realized on the sale, exchange or retirement of a debt security for an amount in foreign currency will be the US dollar value of that amount on (1) the date the payment is received in the case of a cash basis US Holder, (2) the date of disposition in the case of an accrual basis US Holder, or (3) in the case of debt securities traded on an established securities market (as defined in the applicable US Treasury Regulations), that are sold by a cash basis US Holder (or an accrual basis US Holder that so elects), on the settlement date for the sale.

Gain or loss recognized by a US Holder on the sale, exchange or retirement of a debt security that is attributable to changes in currency exchange rates will be ordinary income or loss and will consist of OID exchange gain or loss and principal exchange gain or loss. OID exchange gain or loss will equal the difference between the US dollar value of the amount received on the sale, exchange or retirement of a debt security that is attributable to accrued but unpaid OID as determined by using the exchange rate on the date of the sale, exchange or retirement and the US dollar value of accrued but unpaid OID as determined by the US Holder under the rules described above under “Original Issue Discount — General”. Principal exchange gain or loss will equal the difference between the US dollar value of the US Holder’s purchase price of the debt security in foreign currency determined on the date of the sale, exchange or retirement, and the US dollar value of the US Holder’s purchase price of the debt security in foreign currency determined on the date the US Holder acquired the debt security. The foregoing foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the US Holder on the sale, exchange or retirement of the debt security, and will generally be treated as from sources within the United States for US foreign tax credit limitation purposes.

Any gain or loss recognized by a US Holder on the sale, exchange or retirement of a debt security would generally be US source capital gain or loss (except to the extent they are attributable to accrued market discount, accrued but unpaid interest or to changes in currency exchange rates) which will be taxable as such. If a US Holder’s basis in a debt security includes accrued but unpaid OID and the US Holder recognizes a loss on the transaction with respect to such amounts that exceeds certain specified thresholds, the US Holder may be required to specifically disclose certain information with respect to the transaction on its tax return under tax disclosure regulations. US Holders should consult their own tax advisors as to the applicability of these disclosure regulations.

Prospective investors should consult their own tax advisors with respect to the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates that held the debt securities for more than one year) and capital losses (the deductibility of which is subject to limitations).

A US Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a debt security equal to the US dollar value of the foreign currency at the time of the sale, exchange or retirement. Gain or loss, if any, realized by a US Holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Taxation of Non-US Holders

Subject to the backup withholding tax discussion below, a Non-US Holder generally should not be subject to US federal income or withholding tax on any payments on the debt securities and gain from the sale, redemption or other disposition of the debt securities unless: (i) that payment and/or gain is effectively connected with the conduct by that Non-US Holder of a trade or business in the United States; (ii) in the case of any gain realized on the sale or exchange of a debt security by an individual Non-US Holder, that holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement and certain other conditions are met; or (iii) the Non-US Holder is subject to tax pursuant to provisions of the Code applicable to certain expatriates. Non-US Holders should consult their own tax advisors regarding the US federal income and other tax consequences of owning debt securities.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to certain payments and accrued OID on the debt securities, and of proceeds of the sale or other disposition of the debt securities, made to US Holders. Jamaica, its agent, a broker or any paying agent, as the case may be, may be required to backup withhold tax from any payment if a US Holder fails (i) to furnish its US taxpayer identification number, (ii) to certify that it is not subject to backup withholding or (iii) to otherwise comply with the applicable requirements of the backup withholding rules. Certain US Holders are not subject to the backup withholding and information reporting requirements. Non-US Holders may be required to comply with applicable certification procedures to establish that they are not US Holders in order to avoid the application of such information reporting requirements and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally may be claimed as a credit against such holder’s US federal income tax liability provided that the required information is timely furnished to the IRS.

Certain US Holders may be required to report to the IRS certain information with respect to their beneficial ownership of the debt securities not held in an account maintained by a financial institution. US Holders that fail to report the required information could be subject to substantial penalties. US Holders should consult their own tax advisors with respect to this and any other reporting requirement that may apply with respect to their acquisition of a debt security.

IRS Disclosure Reporting Requirements

Certain US Treasury Regulations, or the Disclosure Regulations, meant to require the reporting of certain tax shelter transactions, or Reportable Transactions, could be interpreted to cover transactions generally not regarded as tax shelters. Under the Disclosure Regulations, it may be possible that certain transactions with respect to the debt securities may be characterized as Reporting Transactions requiring a holder of debt securities who is required to file a tax return to disclose such transaction, such as a sale, exchange, retirement or other taxable disposition of a debt security that results in a loss that exceeds certain thresholds and other specified conditions are met. Prospective investors in the debt securities should consult their own tax advisors to determine the tax return obligations, if any, with respect to an investment in the debt securities, including any requirement to file IRS Form 8886 (Reportable Transaction Statement).

THE ABOVE SUMMARY DOES NOT DESCRIBE OTHER TAX CONSEQUENCES THAT WILL ARISE FROM PURCHASING, HOLDING AND DISPOSING OF THE DEBT SECURITIES BECAUSE THE PRECISE TERMS OF THE DEBT SECURITIES WILL VARY FROM ISSUE TO ISSUE. PERSONS WHO ARE UNSURE OF THEIR TAX POSITION ARE ADVISED TO CONSULT THEIR PROFESSIONAL ADVISORS.

European Union Withholding Tax

On June 3, 2003, the European Council of Economics and Finance Ministers adopted a Directive on the taxation of savings income under which Member States will be required, if a number of important conditions are met and from a date not earlier than January 1, 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State, except that, for a transitional period, Belgium, Luxembourg and Austria will instead be required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries).

PLAN OF DISTRIBUTION

•

Jamaica may offer the debt securities: (a) through underwriters or dealers; (b) through agents; or (c) directly to one or more institutional purchasers (each prospectus supplement will include the names of any underwriters, dealers or agents);

•	the purchase price of the debt securities of that series;

•	the purchase price of the debt securities of that series or the outstanding debt securities issued or guaranteed by Jamaica to be delivered in exchange for such securities;

•	the net proceeds to Jamaica from the sale of such debt securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Any underwriters or agents used in the same may sell the debt securities either on a “best efforts” or on a firm commitment basis. If the underwriters distribute debt securities on a firm commitment basis, the underwriters will acquire the debt securities for their own account and may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined by the underwriters at the time of sale. Jamaica may offer the debt securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters or agents. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the debt securities offered thereby if any are purchased. Jamaica may offer the securities of any series to present holder of debt securities issued or guaranteed by Jamaica as consideration for the purchase or exchange by Jamaica of these other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

In compliance with FINRA guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Jamaica may agree to indemnify underwriters, dealers or agents against certain liabilities, including liabilities under the US Securities Act of 1933, or to contribute to payments which the underwriters, dealers or agents may be required to make in respect of any such liabilities. Underwriters, dealers or agents may engage in transactions with or perform services for Jamaica.

OFFICIAL STATEMENTS

Information in this prospectus with a source identified as a publication of Jamaica or one of its agencies or instrumentalities relies on the authority of that publication as an official public document of Jamaica. All other information contained herein is included as an official public statement made on the authority of the Minister of Finance and Planning.

VALIDITY OF ANY SERIES OF DEBT SECURITIES

The validity of the debt securities will be passed upon on behalf of Jamaica by the Attorney General’s Department of Jamaica on matters relating to Jamaican law and by Allen & Overy LLP on matters related to United States law. The validity of any particular series of debt securities will be passed upon on behalf of Jamaica by the Attorney General’s Department of Jamaica on matters relating to Jamaican law and by United States counsel to Jamaica on matters related to United States law, and on behalf of any underwriters, dealers or agents by United States and Jamaican counsel identified in the related prospectus supplement.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The authorized agent of the Government of Jamaica in the United States is the Consul General, Consulate General of Jamaica, 767 Third Avenue, New York, New York 10017.

Government of Jamaica Ministry of Finance and the Public Service 30 National Heroes Circle Kingston 4 Jamaica	Clarendon Alumina Production Limited Hope Gardens P.O. Box # 355 Kingston 6 Jamaica

INFORMATION AND EXCHANGE AGENT

Bondholder Communications Group, LLC

Attention: Clarissa Allison

e-mail: callison@bondcom.com

Website: http://www.bondcom.com/CAP

In New York

30 Broad St., 46th floor

New York, NY 10004

Tel: +1 (212) 809-2663

Fax: +1 (212) 437 9827

In London

28 Throgmorton, 1st floor

London EC2N 2AN

Tel: +44 (0)20 7382 4580

FISCAL AGENT, PAYING AGENT AND TRANSFER AGENT Deutsche Bank Trust Company Americas Trust & Securities Services 60 Wall Street 27th Floor-MS NYC60-2710 New York, NY 10005 United States of America	LUXEMBOURG LISTING AGENT, PAYING AGENT AND TRANSFER AGENT Deutsche Bank Luxembourg S.A. 2, Boulevard Konrad Adenauer L - 1115 Luxembourg Telephone: + 352 42122 243 Fax: +352 42122 718

LEGAL ADVISORS

To Jamaica, as to U.S. law:

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York 10020

United States of America

To Jamaica, as to Jamaican law:

The Attorney General’s Chambers

NCB Towers

2nd Floor, North Tower, 2 Oxford Road

Kingston 5

Jamaica